                                                                     Exhibit 2.2

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

In re:                                       )  Chapter 11
                                             )
DIRECTV LATIN AMERICA, LLC,                  )  Case No. 03-10805 (PJW)
                                             )
Debtor.                                      )  Honorable Peter J. Walsh

                                   [PROPOSED]
                  DISCLOSURE STATEMENT PURSUANT TO SECTION 1125
                     OF THE BANKRUPTCY CODE WITH RESPECT TO
                            PLAN OF REORGANIZATION OF
                           DIRECTV LATIN AMERICA, LLC
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Dated:  [__________], 2004

                                        MAYER, BROWN, ROWE & MAW LLP
                                        190 South LaSalle Street
                                        Chicago, Illinois 60603
                                        (312) 782-0600

                                        YOUNG CONWAY STARGATT & TAYLOR
                                        LLP The Brandywine Building
                                        1000 West Street, 17/th/ Floor
                                        Wilmington, Delaware 19891
                                        (302) 571-6600

                                        ATTORNEYS FOR THE DEBTOR

       THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN.
        ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE
            STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS
        DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT
                     BEEN APPROVED BY THE BANKRUPTCY COURT.

I.    INTRODUCTION.............................................................1

II.   NOTICE TO HOLDERS OF CLAIMS..............................................1

      A.  General..............................................................1

      B.  The Debtor's Recommendation that Creditors Vote
          to Accept the Plan...................................................2

      C.  The Committee's Recommendation that Creditors Vote
          to Accept the Plan...................................................2

III.  EXPLANATION OF CHAPTER 11................................................3

      A.  Overview of Chapter 11...............................................3

      B.  Plan of Reorganization...............................................4

IV.   OVERVIEW OF THE PLAN.....................................................6

      A.  Introduction and Development of the Plan.............................6

      B.  Summary of Classification and Treatment of Claims and
          Interests under the Plan.............................................7

      C.  Distributions to Classes of Creditors Pursuant to
          the Plan............................................................12

      D.  The Effective Date of the Plan......................................13

V.    GENERAL INFORMATION.....................................................14

      A.  The Debtor and its Business.........................................14

      B.  Ownership and Governance............................................24

      C.  Circumstances Precipitating the Commencement of the
          Chapter 11 Case.....................................................28

      D.  The Chapter 11 Case.................................................32

VI.   PENDING TRANSACTION BETWEEN AND AMONG GENERAL MOTORS CORPORATION,
      HUGHES ELECTRONICS CORPORATION, AND THE NEWS CORPORATION LIMITED........37

VII.  BUSINESS PLAN...........................................................38

      A.  Financial Projections for Reorganized DTVLA.........................39

      B.  Subscriber Projections..............................................41

      C.  Summary of Key Assumptions..........................................42

VIII. VALUATION...............................................................48

      A.  Methodology & Summary of Valuation Results..........................48

      B.  Distribution of Value of the Debtor.................................50

IX.   AFFILIATE TRANSACTIONS..................................................52

      A.  Agreements between the Debtor and Affiliated Companies..............52

      B.  Agreements between Entities to be Contributed to Reorganized
          DTVLA and Affiliated Companies......................................54

X.    SUMMARY OF THE PLAN.....................................................56

      A.  Classification and Treatment of Claims and Old DTVLA
          Membership Interests................................................56

      B.  Conditions to Confirmation..........................................61

      C.  Conditions Precedent to the Effective Date under the Plan...........61

      D.  Executory Contracts and Unexpired Leases............................62

      E.  Means for Implementation of the Plan................................63

      F.  Indemnification of Directors, Officers and Employees................73

      G.  Provisions for Treatment of Disputed Claims.........................74

      H.  Subordination.......................................................74

      I.  Limited Releases by the Debtor......................................75

      J.  Preservation of Rights and Actions..................................75

      K.  Exculpation.........................................................76

      L.  Injunction..........................................................76

      M.  Retention of Jurisdiction...........................................76

      N.  Dissolution of Committee............................................78

      O.  Payment of Statutory Fees...........................................78

      P.  Discharge of the Debtor.............................................78

      Q.  Modification or Revocation of the Plan..............................78

      R.  Section 1146 Exemption..............................................79

      S.  Plan Supplements....................................................79

XI.   CERTAIN RISK FACTORS TO BE CONSIDERED...................................79

      A.  Country Risk........................................................79

      B.  Technological Infrastructure........................................81

      C.  Programming.........................................................82

      D.  Certain Considerations Regarding Financial Forecasts................83

      E.  Competition.........................................................84

      F.  Piracy in the Pay-Television Industry and the Gray Market...........84

      G.  Limited Number of Suppliers.........................................85

      H.  Effect of Financial Covenants.......................................86

      I.  Risk to Holders of Unsecured Claims and Interests in the
          Event of Subsequent Liquidation or Financial Reorganization.........86

XII.  CONFIRMATION AND CONSUMMATION PROCEDURE.................................86

      A.  Solicitation of Votes...............................................86

      B.  The Confirmation Hearing............................................88

      C.  Confirmation........................................................88

      D.  Consummation........................................................91

XIII. MANAGEMENT OF REORGANIZED DTVLA.........................................91

XIV.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN................92

      A.  U.S. Federal Income Tax Consequences to the Debtor..................93

      B.  Consequences to Holders of Certain Claims...........................93

      C.  Information Reporting and Withholding...............................95

XV.   ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN...............96

      A.  Liquidation under Chapter 7.........................................96

      B.  Alternative Plan of Reorganization..................................96

XVI.  RECOMMENDATION OF DEBTOR AND COMMITTEE THAT CREDITORS VOTE
      TO ACCEPT PLAN..........................................................96

                                    EXHIBITS
                                    --------

     Attached as Exhibits to this Disclosure Statement are the following documents:

..    The Plan (Exhibit A).

..    Order (1) Approving Disclosure Statement, (2) Approving Form of Notice, (3)
     Approving Solicitation Procedures, (4) Approving Form of Ballots, (5) Setting Date for Confirmation Hearing and (6) Granting Related Relief, dated [______], 2003 (the "Approval Order") (Exhibit B).

..    Financial Results (Exhibit C).

..    Macro-Economic Assumptions (Exhibit D).

..    Valuation Summary (Exhibit E).

..    Liquidation Analysis (Exhibit F).

..    Exit Funding Term Sheet (Exhibit G)

                                 I. INTRODUCTION
                                    ------------

     DIRECTV Latin America, LLC (the "Debtor"), as debtor and debtor-in-possession in the above-captioned chapter 11 case (the "Chapter 11 Case"), submits this disclosure statement ("Disclosure Statement") pursuant to section 1125 of title 11 of the United States Code (11 U.S.C. Sections 101 et seq., the "Bankruptcy Code") with respect to the Plan of Reorganization of DIRECTV Latin America, LLC under Chapter 11 of the Bankruptcy Code, dated [________], 2003 (the "Plan"). This Disclosure Statement is to be used in connection with the solicitation of acceptances of the Plan filed by the Debtor with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). A copy of the Plan is attached hereto as Exhibit A. UNLESS OTHERWISE DEFINED HEREIN, TERMS USED HEREIN HAVE THE RESPECTIVE MEANINGS ASCRIBED THERETO IN THE PLAN (SEE ARTICLE I OF THE PLAN ENTITLED "DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW"). IN THE EVENT OF ANY INCONSISTENCY BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN, THE PLAN SHALL GOVERN AND SUCH INCONSISTENCY SHALL BE RESOLVED IN FAVOR OF THE PLAN.

     In addition, the ballot (the "Ballot") for acceptance or rejection of the Plan is enclosed with this Disclosure Statement if you are entitled to vote to accept or reject the Plan.

                         II. NOTICE TO HOLDERS OF CLAIMS
                             ---------------------------

A.   General
     -------

     The purpose of this Disclosure Statement is to enable you, as a creditor whose Claim is Impaired under the Plan, to make an informed decision in exercising your right to vote to accept or reject the Plan. See "Confirmation and Consummation Procedure - Solicitation of Votes."

     THIS DISCLOSURE STATEMENT CONTAINS IMPORTANT INFORMATION THAT MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THE PLAN. PLEASE READ THIS DOCUMENT WITH CARE.

     On or about [______], 2003, after notice and a hearing, the Bankruptcy Court signed the Approval Order pursuant to section 1125 of the Bankruptcy Code, approving this Disclosure Statement as containing adequate information of a kind, and in sufficient detail, to enable a hypothetical, reasonable investor, typical of the solicited classes of Claims against the Debtor, to make an informed judgment with respect to the acceptance or rejection of the Plan. A true and correct copy of the Approval Order is attached hereto as Exhibit C and should be referred to for details regarding the procedures for the solicitation of votes on the Plan.

     APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT OF THE FAIRNESS OR MERITS OF THE PLAN OR THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT.

     Each Holder of a Claim entitled to vote to accept or reject the Plan should read this Disclosure Statement and the Plan in their entirety before voting. No solicitation of votes to accept or reject the Plan may be made except pursuant to this Disclosure Statement and section 1125 of the Bankruptcy Code. Except for the Debtor and its professionals, no person has been authorized to use or promulgate any information concerning the Debtor, its business or the Plan, other than the information contained in this Disclosure Statement. You should not rely on any information relating to the Debtor, its business or the Plan other than that contained in this Disclosure Statement, the Plan and the exhibits hereto and thereto or the summary of the Plan approved in the Approval Order (the "Plan Summary").

     After carefully reviewing this Disclosure Statement, including the attached exhibits, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot and returning the same to the address set forth on the Ballot, in the enclosed return envelope so that it will be actually received by the Debtor's tabulation agent, Bankruptcy Services, LLC (the "Tabulation Agent"), no later than 4:00 p.m., Prevailing Eastern Time, on [____], 2003 (the "Voting Deadline").

     You may be bound by the Plan if it is accepted by the requisite Holders of Claims, even if you do not vote to accept the Plan. See "Confirmation and Consummation Procedures - Solicitation of Votes; Confirmation; and Acceptance."

     TO BE SURE YOUR BALLOT IS COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THE TABULATION AGENT NO LATER THAN 4:00 P.M., PREVAILING EASTERN TIME, ON [______], 2003. For a general description of the voting instructions and the name, address and phone number of the person you may contact if you have questions regarding the voting procedures, see "Confirmation and Consummation Procedure - Solicitation of Votes."

     Pursuant to section 1128 of the Bankruptcy Code, the Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan (the "Confirmation Hearing") on [______], 2004 at [9:30 a.m.], Prevailing Eastern Time, in the United States Bankruptcy Court, District of Delaware, 824 Market Street, 6th Floor, Wilmington, Delaware. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed and served on or before [______], 2004 at 4:00 p.m., Prevailing Eastern Time, in the manner described under the caption, "Confirmation and Consummation Procedure - The Confirmation Hearing."

B.   The Debtor's Recommendation that Creditors Vote to Accept the Plan
     ------------------------------------------------------------------

     THE DEBTOR BELIEVES THAT THE PLAN MAXIMIZES CREDITOR RECOVERIES AND URGES ALL HOLDERS OF IMPAIRED CLAIMS TO VOTE TO ACCEPT THE PLAN.

C.   The Committee's Recommendation that Creditors Vote to Accept the Plan
     ---------------------------------------------------------------------

     THE COMMITTEE OF CREDITORS HOLDING UNSECURED CLAIMS ("COMMITTEE") HAS ACTIVELY PARTICIPATED IN THE NEGOTIATION OF THE TERMS OF THE PLAN AND HAS CONDUCTED AN INVESTIGATION OF THE DEBTOR'S BUSINESS AND REORGANIZATION ALTERNATIVES. THIS

INVESTIGATION INCLUDED A REVIEW OF CERTAIN OF THE DEBTOR'S DOCUMENTS AND RECORDS PROVIDED BY THE DEBTOR AND HUGHES PURSUANT TO THE COMMITTEE'S REQUESTS AND AN INITIAL ANALYSIS OF POTENTIAL CLAIMS AGAINST HUGHES ELECTRONICS CORPORATION ("HUGHES") AND ITS AFFILIATES. BASED UPON THE FOREGOING, THE COMMITTEE BELIEVES THAT THE TERMS OF THE PLAN ARE FAIR AND REPRESENT A REASONABLE RESOLUTION OF ALL DISPUTED OR POTENTIALLY DISPUTED ISSUES IN THIS CASE INCLUDING THE NATURE, SCOPE AND VALUE OF THE "ADDITIONAL HUGHES CONTRIBUTIONS" TO BE MADE BY HUGHES AS PROVIDED FOR THE PLAN. THE COMMITTEE HAS CONCLUDED THAT CONFIRMATION OF THE PLAN IS IN THE BEST INTEREST OF CREDITORS AND IS SUBSTANTIALLY BETTER THAN ANY POTENTIAL ALTERNATIVES TO THE PLAN. THEREFORE, THE COMMITTEE ENDORSES THE PLAN AND URGES ALL HOLDERS OF IMPAIRED CLAIMS TO VOTE TO ACCEPT THE PLAN.*

                         III. EXPLANATION OF CHAPTER 11
                              -------------------------

A.   Overview of Chapter 11
     ----------------------

     Chapter 11 is the principal reorganization chapter of the Bankruptcy Code. Pursuant to chapter 11, a debtor-in-possession attempts to reorganize its business for the benefit of the debtor, its creditors and other parties in interest. The Debtor commenced the Chapter 11 Case with the Bankruptcy Court by filing a voluntary petition for relief under chapter 11 of the Bankruptcy Code on March 18, 2003 (the "Petition Date"). The Chapter 11 Case for the Debtor has been assigned Case No. 03-10805(PJW). See "The Chapter 11 Case - Commencement of the Chapter 11 Case."

     The commencement of a chapter 11 case creates an estate comprised of all the legal and equitable interests of the debtor in property as of the date the petition is filed. Sections 1101, 1107 and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a "debtor-in-possession" unless the bankruptcy court orders the appointment of a trustee. See "The Chapter 11 Case - Continuation of Business After the Petition Date." Since the Debtor filed its Chapter 11 Case, it has operated its business in the ordinary course. The Debtor entered into a $300 million debtor-in-possession loan facility (the "DIP Facility") provided by Hughes, which, as amended following objection by and negotiation with the Committee, was approved by final order of the Bankruptcy Court dated June 3, 2003. The Debtor's cash on hand, cash generated from operations and the amounts available under its DIP Facility have been sufficient to enable the Debtor to pay its postpetition obligations in the ordinary course of business through the date hereof and are expected to be sufficient through the conclusion of the Chapter 11 Case.

----------
* The Committee's recommendation is subject to its agreement with the terms and provisions of the credit agreement to be entered into with respect to the Exit Funding to be provided by Hughes. The Credit Agreement in a form and substance acceptable to Hughes, the Debtor and the Committee is to be filed as a Plan Supplement prior to the date set for hearing with respect to the approval of this Disclosure Statement.

     The filing of a chapter 11 petition also triggers the automatic stay provisions of the Bankruptcy Code. Section 362 of the Bankruptcy Code provides, among other things, for an automatic stay of all attempts to collect or recover prepetition claims from the debtor or to otherwise interfere with, or exercise control over, the debtor's property or business. Except as otherwise ordered by the bankruptcy court, the automatic stay remains in full force and effect until the effective date of a confirmed plan of reorganization. See "The Chapter 11 Case - Significant Claims and Litigation."

     The formulation, confirmation, and consummation of a plan of reorganization is the principal purpose of a chapter 11 case. The plan sets forth the means for satisfying claims against and interests in the debtor. Unless a trustee is appointed, only the debtor may file a plan during the first 120 days of a chapter 11 case (the "Exclusive Filing Period"). In the present Chapter 11 Case, the Debtor's Exclusive Filing Period was extended by order of the Bankruptcy Court through and including December 15, 2003, the date on which the Debtor filed the Plan under the Bankruptcy Code. The Debtor now has through February 13, 2004 to solicit acceptances for the Plan, and during this period -- which may be extended by the Bankruptcy Court upon the Debtor's request -- no other party in interest is permitted to file a different plan of reorganization for the Debtor. The Debtor, Hughes and the Committee contemplate filing a further joint motion to extend the exclusive period through the contemplated hearing date with respect to confirmation of the Plan

B.   Plan of Reorganization
     ----------------------

     Although referred to as a plan of reorganization, a plan may provide for anything from a complex restructuring of a debtor's business and its related obligations to a simple liquidation of the debtor's assets. In either event, upon confirmation of a plan, it becomes binding on the debtor and all of its creditors and equity holders, and the obligations owed by the debtor to such parties are compromised and exchanged for the obligations specified in the plan.

     After a plan of reorganization has been filed, the holders of impaired claims against and interests in a debtor are permitted to vote to accept or reject the plan, provided such holders are to receive distributions under the plan. Before soliciting acceptances to the proposed plan, section 1125 of the Bankruptcy Code requires the debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. This Disclosure Statement is presented to Holders of Claims against the Debtor to satisfy the requirements of section 1125 of the Bankruptcy Code in connection with the Debtor's solicitation of votes on the Plan.

     If the requisite classes of claims and interests accept a plan of reorganization, the bankruptcy court may confirm the plan if the court independently determines that the requirements of section 1129(a) of the Bankruptcy Code have been satisfied. See "Confirmation and Consummation Procedure." Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a plan and, among other things, requires that a plan meet the "best interests" of creditors test and be "feasible." The "best interests" test generally requires that the value of the consideration to be distributed to the holders of allowed claims or equity interests under a plan is not less than those parties would receive if the debtor were liquidated pursuant to a hypothetical liquidation occurring under chapter 7 of the Bankruptcy Code. Under the "feasibility" requirement, the bankruptcy court generally must find that there is a reasonable probability that the debtor will be able to meet its obligations under its plan without the need for further financial reorganization. Section 1129(a) also requires that the plan be accepted by at least one class of impaired claims. Compliance with this requirement is determined without considering the vote of any insiders of the debtor. Provided that the Plan is accepted by one or more Impaired Classes, the Debtor believes that the Plan satisfies all the applicable requirements of section 1129(a) of the Bankruptcy Code, including, in particular, the best interests of creditors test and the feasibility requirement.

     Chapter 11 does not require that each holder of a claim or interest in a particular class vote in favor of a plan of reorganization in order for the bankruptcy court to determine that the class has accepted the plan. See "Confirmation and Consummation Procedure -- Solicitation of Votes." Rather, a class of claims will be determined to have accepted a plan if the court determines that the plan has been accepted by a majority in number and two-thirds in amount of those claims actually voting in such class. Only the Holders of Claims who actually vote will be counted as either accepting or rejecting the Plan.

     In addition, classes of claims or equity interests that are not "impaired" under a plan of reorganization are conclusively presumed to have accepted the plan and thus are not entitled to vote. See "Confirmation and Consummation Procedure -- Solicitation of Votes." Accordingly, acceptances of a plan will generally be solicited only from those Persons who hold claims or interests in an impaired class. A class is "Impaired" if the legal, equitable, or contractual rights associated with the claims or equity interests of that class are modified in any way under the plan. Modification for purposes of determining impairment, however, does not include curing defaults and reinstating maturity or payment in full in cash on the effective date of the plan. In this case, Claims in Class 1 (Priority Claims) and Class 2 (Secured Claims) will be paid in full, and thus are not impaired, and will be deemed to have accepted the Plan. Holders of Claims in Class 5 (Subsidiary Claims) and Class 6 (Put Agreement Claims and Interests) and Interests in Class 7 (Old DTVLA Membership Interests) will receive no distribution under the Plan and thus are deemed to have rejected the Plan. Claims in Class 3 (Hughes Claims) and Class 4 (General Unsecured Claims) will receive a distribution under the Plan, but are impaired, and thus, are entitled to vote on the Plan. However, the vote of Class 3 (Hughes Claims) will not be counted for purposes of the requirement of section 1129(a)(10) of the Bankruptcy Code that at least one Impaired Class has accepted the Plan.

     The bankruptcy court may also confirm a plan of reorganization even though fewer than all classes of impaired claims and equity interests accept it. For a plan of reorganization to be confirmed despite its rejection by a class of impaired claims or equity interests, the proponent of the plan must show, among other things, that the plan does not "discriminate unfairly" and that the plan is "fair and equitable" with respect to each impaired class of claims or equity interests that has not accepted the plan. See "Confirmation and Consummation Procedure."

     Under section 1129(b) of the Bankruptcy Code, a plan is "fair and equitable" as to a rejecting class of claims or equity interests if, among other things, the plan provides: (i) with respect to secured claims, that each such holder will receive or retain on account of its claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim or such other treatment as accepted by the holder of such claim; and
(ii) with respect to unsecured claims and equity interests, that the holder of any claim or equity interest that is junior to the claims or equity interests of such class will not receive or retain any property on account of such junior claim or equity interest unless the senior class or classes have been paid in full.

     A plan does not "discriminate unfairly" against a rejecting class of claims or equity interests if (i) the relative value of the recovery of such class under the plan does not differ materially from that of any class (or classes) of similarly situated claims or equity interests or (ii) any such difference is based upon a reasonable business purpose. The Debtor believes that the Plan has been structured so that it will satisfy the foregoing requirements as to any rejecting Class of Claims or Interests, and can therefore be confirmed despite the deemed rejection by Holders of Claims in Class 5 and Class 6 and Holders of Old DTVLA Membership Interests in Class 7.

                            IV. OVERVIEW OF THE PLAN
                                --------------------

A.   Introduction and Development of the Plan
     ----------------------------------------

     The Plan proposed by the Debtor is the product of the effort by the Debtor's management and its professional advisers to critically assess all facets of the Debtor's operations and structure. This process resulted in the development of a five (5) year business plan which is discussed in detail in
Article VII of this Disclosure Statement. The valuation of the Debtor and Reorganized DTVLA, upon which the distributions contemplated by the Plan are based, is derived in part from projections of the future performance of Reorganized DTVLA pursuant to this business plan. The valuation is discussed in detail in Article VIII of this Disclosure Statement.

     As discussed previously, the Committee has actively participated in the negotiation of the terms of the Plan. The Committee has also conducted an investigation of the Debtor's business, business plan, the valuation of the Debtor and Reorganized DTVLA and the Debtor's reorganization alternatives. This investigation included a review of the Debtor's applicable documents and records provided by the Debtor and Hughes pursuant to the Committee's requests and an analysis of potential claims against Hughes and its affiliates.

     The Debtor and the Committee have each concluded that the Debtor's ability to reorganize is dependant on the willingness of Hughes to make the Additional Hughes Contributions provided for in the Plan, including providing the Exit Funding. The Hughes' contributions and considerations include:

     . the willingness to accept equity in Reorganized DTVLA in satisfaction of its Allowed DIP Facility Claims, which claims are estimated to be at least $148 million on the Effective Date;

     . the agreement by Hughes to provide, or cause to be provided, Exit Funding, substantially on the terms provided in Exhibit G, to Reorganized DTVLA in an amount equal to $_________ million;

     . its willingness to accept equity in Reorganized DTVLA in satisfaction of its prepetition claims against the Debtor and to agree to a plan providing for cash distributions to other unsecured creditors of the Debtor from the proceeds of its financing;

     . the agreement by Hughes to contribute or cause to be contributed its interest in the Transferred Companies to Reorganized DTVLA as part of the Roll-Up Transaction and to waive or cause to be waived all of its and its Affiliates' claims against the Transferred Companies;

     . the agreement by Hughes to waive its claims against SurFin and CBC and to cause SurFin to waive its claims against the Debtor.

     Hughes' willingness to make the Additional Hughes Contribution is dependent upon the allowance of the Hughes Claims as non-subordinated unsecured claims and its receiving the releases provided for under the Plan. Based upon its review of the Debtors, its business plan and its investigation of Hughes, the Committee has concluded that the Plan, as proposed, provides a fair and reasonable resolution of all potential claims held by the Debtor's estate against Hughes and provides a distribution to unsecured creditors that exceeds the amounts such creditors would likely receive under any attainable alternative to the Plan.

     Based upon the foregoing, in broad terms, the Plan contemplates that, following the Effective Date, the Debtor will continue to exist as a Delaware limited liability company whose members will be: (i) Hughes (and/or one or more of its designees) which will receive distributions of Reorganized DTVLA LLC Member Units first on account of its Allowed DIP Facility Claim, then in consideration for other contributions to be made by Hughes or its subsidiaries to Reorganized DTVLA and, thereafter, in respect of its Class 3 Claims and (ii) Darlene Investments LLC ("Darlene") - which will receive distributions of Reorganized DTVLA LLC Member Units in consideration of certain contributions to be made by Darlene to Reorganized DTVLA, in each case, subject to adjustments between Hughes and Darlene as provided in the Contribution Agreement. Reorganized DTVLA will own 100% of the equity of the principal Operating Companies. The equity in those Operating Companies currently owned by Hughes (or its indirect wholly owned subsidiary, DIRECTV Latin America Holdings, Inc.) and Darlene will be contributed to Reorganized DTVLA by Hughes (or such subsidiary) and Darlene pursuant to the terms of the Contribution Agreement as generally described in Section X.E.3. of this Disclosure Statement in exchange for Reorganized DTVLA LLC Member Units (the "Roll-Up Transaction"). In addition, Reorganized DTVLA will have a $1 option under the Contribution Agreement to purchase any or all of Darlene's interests in Galaxy Ecuador, S.A., Direct Vision, S.A., Servicios Directos de Satelites, S.A. and Galaxy Nicaragua, S.A. (collectively, the "Tier II Operating Companies"). The details of the Roll-Up Transaction by which such contributions will be made are described in Section X.E.3. of this Disclosure Statement.

     The Cash distributions to be made pursuant to the Plan will be funded by Reorganized DTVLA from the proceeds of the DIP Facility and/or Exit Funding. The Exit Funding, which is described in greater detail in Section X.E.4. of this Disclosure Statement, will be provided by

Hughes or an affiliate of Hughes and will also be used by Reorganized DTVLA to fund its ongoing business expenses following the Effective Date of the Plan.

B.   Summary of Classification and Treatment of Claims and Interests under the
     -------------------------------------------------------------------------
     Plan
     ----

     The Plan designates seven (7) Classes of Claims against and Interests in the Debtor as follows:

Class                                               Status      Entitled to Vote
--------                                          ----------    ----------------
Class 1:    Priority Claims                       Unimpaired         No
Class 2:    Secured Claim                         Unimpaired         No
Class 3:    Hughes Claims                         Impaired           Yes
Class 4:    General Unsecured Claims              Impaired           Yes
Class 5:    Subsidiary Claims                     Impaired           No
Class 6:    Put Agreement Claims and Interests    Impaired           No
Class 7:    Old DTVLA Membership Interests        Impaired           No

     The following table provides a summary of the classification and treatment under the Plan of all Claims and Interests and is intended only to highlight information contained elsewhere in this Disclosure Statement. The summary is qualified in its entirety by the more detailed information in the Plan, and the projections of certain financial data and the assumptions thereto, and the pro forma information appearing elsewhere in this Disclosure Statement, the Exhibits hereto, and the other documents referenced herein. The total amount of Allowed Claims shown below reflects the Debtor's current estimate, based upon Claims filed in the Chapter 11 Case, the Debtor's schedules, books and records, and the informed opinion of the Debtor's advisors and other professionals of the likely amount of such Claims after the resolution by settlement or litigation of Claims that the Debtor believes are subject to disallowance or reduction. However, because no assurances can be provided regarding the amount of Claims that will ultimately be disallowed or reduced, distributions under the Plan to certain classes of Claims may differ substantially from the projected recoveries reflected below. Reference should be made to the entire Disclosure Statement and to the Plan for a complete description of the classification and treatment of Claims and Interests.

    Classified Claims Against and Interests in the Debtor/1/

----------------------------------------------------------------------------------------------------
..   Class 1: Priority Claims                    .   Unimpaired

..   Includes all Priority Claims other than     .   At the election of the Debtor, each Holder of
    Administrative Expense Claims, Priority         a Class 1 Priority Claim will receive one of
    Tax Claims and DIP Facility Claims              the following alternative treatments: (i) to
                                                    the extent then due and owing on the Effective
..   Estimated Claims: $63,000                       Date, such Claim will be paid in full in Cash
                                                    by Reorganized DTVLA on the Effective Date;
                                                    (ii) to the extent not due and owing on the
                                                    Effective Date, such Claim will be paid in
                                                    full in Cash by Reorganized DTVLA when and as
                                                    such Claim becomes due and owing in the
                                                    ordinary course of business; or (iii) such
                                                    Claim will be otherwise treated in any other
                                                    manner so that such Claims will otherwise be
                                                    rendered Unimpaired pursuant to section 1124
                                                    of the Bankruptcy Code.

                                                .   Estimated Recovery: 100%
----------------------------------------------------------------------------------------------------

----------

<F1>
/1/ This table is only a summary of the classification and treatment of Claims and Interests under the Plan. Reference should be made to the entire Disclosure Statement and the Plan for a complete description of such classification and treatment.

----------------------------------------------------------------------------------------------------
..   Class 2: Secured Claims                     .   Unimpaired

..   Includes all Secured Claims, other          .   At the election of the Debtor, each Holder of
    than the DIP Facility Claims and that           a Class 2 Secured Claim will receive one of
    portion of any Claims with respect              the following alternative treatments:
    to the SurFin Guaranties that                   (i) the legal, equitable and contractual rights
    is secured                                      to which such Claim entitles the Holder thereof
                                                    will be reinstated and the Holder paid in
..   Estimated Claims: $2,300                        accordance with such rights; (ii) the Debtor
                                                    will surrender all collateral securing such
                                                    Claim to the Holder thereof, in full
                                                    satisfaction of such Holder's Allowed Class 2
                                                    Claim; or (iii) such Claim will be otherwise
                                                    treated so that such Claim will be rendered
                                                    unimpaired pursuant to section 1124 of the
                                                    Bankruptcy Code.

                                                .   Estimated Recovery: 100%
----------------------------------------------------------------------------------------------------
..   Class 3: Hughes Claims                      .   Impaired

..   Includes all Claims held by Hughes or       .   Hughes (or its designee) will receive, on or
    DirecTV Latin America Holdings, other           as soon as practicable after the Effective
    than DIP Facility Claims                        Date, the Class 3 Share (i) first, in full and
                                                    final satisfaction of the Allowed DIP Facility
..   Estimated Claims:  $1,394,000,000               Claims; (ii) second, in consideration of the
                                                    Additional Hughes Contributions; and (iii)
..   In conjunction with the settlement and          third, to the extent there is any remaining
    compromise of the Hughes Claims provided        value attributable to the Class 3 Share, in
    for in the Plan, the Hughes Claims are          full and final satisfaction of the Allowed
    deemed allowed.                                 Class 3 Hughes Claims.
----------------------------------------------------------------------------------------------------
..   Class 4: General Unsecured Claims           .   Impaired

..   Includes all Unsecured Claims against the   .   Each Holder of an Allowed Class 4 General
    Debtor, including Rejected Programmer           Unsecured Claim shall receive, in full and
    Claims, but excluding Claims classified         final satisfaction of such Allowed Class 4
    in Class 1, 3, 5 or 6                           General Unsecured Claim, on or before the
                                                    first Distribution Date after the date on
..   Estimated Claims: $603,500,000                  which such General Unsecured Claim becomes an
                                                    Allowed Claim, Cash payments in an aggregate
                                                    amount equal to
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
                                                    twenty percent (20%) of such Holder's
                                                    Allowed Class 4 General Unsecured Claim.

                                                .   Estimated Recovery: 20%
----------------------------------------------------------------------------------------------------
..   Class 5: Subsidiary Claims                  .   Impaired

..   Includes all Claims against the Debtor      .   Holders of Class 5 Subsidiary Claims shall not
    held by any Operating Company or any            receive any distributions or retain any
    Non-Operating Company                           property under the Plan. On the Effective
                                                    Date, Reorganized DTVLA shall retain its
..   Estimated Claims: $37,500,000                   interest in each of the Debtor Subsidiaries.

                                                .   Estimated Recovery: None
----------------------------------------------------------------------------------------------------
..   Class 6: Put Agreement Claims and           .   Impaired
    Interests
                                                .   The Put Agreement Claims and Interests shall
..   Includes the Claims and Old DTVLA               be treated in all respects like Old DTVLA
    Membership Interests now or hereafter           Membership Interests. As a result, the
    held by any Person or Entity under or           Holders of the Class 6 Put Agreement Claims
    with respect to the Put Agreement or with       and Interests will receive no distributions on
    respect to the breach (including, but not       account of their respective Put Agreement
    limited to, a breach resulting from the         Claims and Interests and all rights with
    rejection under section 365 of the              respect thereto will be cancelled and fully
    Bankruptcy Code) by DTVLA or the Debtor         extinguished pursuant to, and on the Effective
    of any obligation under the Put Agreement       Date of, the Plan.

..   Estimated Claims: $189,500,000              .   Estimated Recovery: None
----------------------------------------------------------------------------------------------------
..   Class 7: Old DTVLA Membership Interests     .   Impaired

..   Includes membership interests in DTVLA      .   Holders of Class 7 Old DTVLA Membership
    held by any Person or Entity immediately        Interests will receive no distributions on
    prior to the distribution to Hughes of          account of their respective Old DTVLA
    the Class 3 Share of Reorganized DTVLA          Membership Interests and each Old DTVLA
    LLC Member Units                                Membership Interest will be cancelled and
                                                    fully extinguished pursuant to the Plan, and
                                                    immediately following the initial issuance of
                                                    the Class 3 Share.

                                                .   Estimated Recovery: None
----------------------------------------------------------------------------------------------------

    1.  Unclassified Claims against the Debtor

----------------------------------------------------------------------------------------------------
..   Administrative Expense Claims               .   Unimpaired

..   Includes all Claims entitled to priority    .   Paid in Cash in the ordinary course of
    under Section 507(a)(1) of the Bankruptcy       business (to the extent incurred in the
    Code including (i) the Claims of                ordinary course of business) or on the later
    professionals retained by the Debtor or         of (i) the Effective Date and (ii) the date
    the Committee with respect to                   such Claim becomes an Allowed Claim
    professional services rendered during the
    chapter 11 case, and (ii) Claims incurred   .   Estimated Recovery: 100%
    by the Debtor after the Petition Date in,
    or arising from, the ordinary course of
    business of the Debtor
----------------------------------------------------------------------------------------------------
..   Priority Tax Claims                         .   Unimpaired

..   Includes the Claims of governmental units   .   Paid in Cash on the later of (i) the Effective
    of the kind specified in Section                Date and (ii) the date such Claim becomes an
    507(a)(8) of the Bankruptcy Code                Allowed Claim.

..   Estimated Claims: $0                        .   Estimated Recovery: 100%
----------------------------------------------------------------------------------------------------
..   DIP Facility Claims                         .   Unimpaired

..   Includes all Claims arising from or         .   Shall receive a portion of the Class 3 Share
    relating to the DIP Loan Documents              of the Reorganized DTVLA LLC Member Units in
                                                    full satisfaction of the Allowed DIP Facility
..   Estimated Claims: $148,000,000                  Claims.

                                                .   Estimated Recovery: 100%
----------------------------------------------------------------------------------------------------

C.  Distributions to Classes of Creditors Pursuant to the Plan
    ----------------------------------------------------------

     Distributions to be made on the Effective Date on account of Claims that are Allowed as of the Effective Date and are entitled to receive distributions under the Plan shall be made on, or as soon as practicable after, the Effective Date and on each Distribution Date occurring thereafter, if any.

     On the Effective Date, Reorganized DTVLA shall be deemed to distribute the Class 3 Share to Hughes (and/or its designee) and the Darlene Share to Darlene. All other distributions provided for in the Plan on account of Allowed Claims will be made by Reorganized DTVLA.

     When any Cash payment pursuant to the Plan would otherwise result in the payment of an amount of Cash that is not a whole number of cents, the actual payment of Cash shall be rounded as follows: (1) fractions of cents that are 1/2 or greater shall be rounded to the next higher whole number, and (2) fractions of cents that are less than 1/2 shall be rounded to the next lower whole number. The aggregate amount of Cash to be paid pursuant to the Plan shall be adjusted as necessary to account for such rounding.

     All payments under the Plan will be sent to the latest mailing address Filed for the party entitled thereto. If no such mailing address has been so Filed, the mailing address reflected in DTVLA's books and records will be used. If any payment to a Holder is returned as undeliverable, no further payments will be made to such Holder unless and until Reorganized DTVLA is notified in writing of such Holder's then-current address. Undeliverable payments will be returned to Reorganized DTVLA and will remain in the possession of Reorganized DTVLA until such time as a payment becomes deliverable. Undeliverable payments will not be entitled to any interest or other accruals of any kind. Within 20 days after the end of each calendar quarter following the Effective Date, Reorganized DTVLA will make all payments, as provided herein or in the Confirmation Order, that become deliverable during the preceding calendar quarter. Reorganized DTVLA will File, six months following the Effective Date, a listing of the Holders of unclaimed payments. This list will be maintained until the entry of an order and/or final decree concluding the Chapter 11 Case. Any Holder of an Allowed Claim that does not assert a Claim pursuant to the Plan for an undeliverable payment within eighteen (18) months after the Effective Date will have its Claim for such undeliverable payment discharged and will be forever barred from asserting any such Claim against or in Reorganized DTVLA, or its property. In such cases any Cash held for payment on account of such Claims will become property of Reorganized DTVLA free of any restrictions thereon. Reorganized DTVLA shall make reasonable efforts to locate any Holder of an Allowed Claim equal to or greater than $10,000.

     Reorganized DTVLA will comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. Each Person or Entity that has received any distribution pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligation imposed by any governmental unit, including income, withholding and tax obligations, on account of such distribution.

     Reorganized DTVLA may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Debtor or Reorganized DTVLA may hold against the original holder of such Allowed Claim. However, neither the failure to effect such a setoff nor the allowance of any Claim will constitute a waiver or release by the Debtor or Reorganized DTVLA of any such claims, rights and causes of action that the Debtor or Reorganized DTVLA may possess against such holder. Notwithstanding the foregoing, all

Avoidance Actions (and associated right under Section 502(d) of the Bankruptcy
Code) are deemed by the Plan to be waived as of the Effective Date.

     To the extent that any Allowed Claim is comprised of indebtedness and accrued but unpaid interest thereon, any distribution with respect to such Allowed Claim shall be allocated first to the principal amount outstanding (as determined for federal income tax purposes) and only the residual amount of distributions, if any, shall be allocated to the accrued but unpaid interest.

D.   The Effective Date of the Plan
     ------------------------------

     Following Confirmation of the Plan, the Plan will become effective (as such term is used in section 1129 of the Bankruptcy Code) on the date selected by the Debtor which is a Business Day not later than five (5) Business Days after the Confirmation Date and all conditions specified in Article X.C. have been satisfied. For purposes of this Disclosure Statement, the Debtor has assumed that the Effective Date will be February 23, 2004. There can be no certainty that the Effective Date will occur by such date and the satisfaction of certain of the conditions to the occurrence of the Effective Date is beyond the control of the Debtor.

                             V. GENERAL INFORMATION
                                -------------------

     The discussion below briefly describes the Debtor and its business, as it exists prior to the implementation of the Plan.

A.   The Debtor and its Business
     ---------------------------

     The Debtor is a leading provider of digital direct-to-home satellite television entertainment in Latin America, which includes South America, Central America, Mexico, and the Caribbean. The Debtor is a Delaware limited liability company that owns, directly or indirectly and along with certain affiliates, sixteen subsidiaries organized in eight Latin American countries and the United States. The Debtor was founded in 1995 by a predecessor of DIRECTV Latin America Holdings, Inc. ("Holdings"), a wholly-owned indirect subsidiary of Hughes; Darlene, an affiliate of The Cisneros Group of Companies; and other minority partners.

     Today, as its core business, the Debtor provides a wide selection of high quality local and international programming under the DIRECTV(TM) brand to approximately 1.5 million subscribers in 28 countries. The content provided by the Debtor includes original programming, motion pictures, news, music, special events, sports programming, and Pay-Per-View offerings (the "Programming"). The Programming is provided to subscribers through local operating companies (the "Operating Companies") located in the various countries. Approximately 92% of the Latin American DIRECTV subscribers are in Argentina, Brazil, Colombia, Mexico, Puerto Rico, and Venezuela. In addition to its core business, the Debtor has developed and introduced innovative interactive television, e-mail, and other applications to enhance the subscriber experience and differentiate DIRECTV from competitors.

     The Debtor and the Operating Companies offer direct-to-home ("DTH") satellite television that competes as part of the pay-television market. In a DTH system, a medium or high-power satellite delivers signals to an antenna or satellite dish located on a subscriber's premises. An integrated receiver decoder ("IRD") equipped with a conditional access module ("smartcard") then decodes the broadcast signal, allowing the subscribers to view those programs which they are authorized to receive. The Debtor estimates that the current size of the entire pay-television market in Latin America is approximately 16 million subscribers./2/ For a more detailed description of the pay-television industry, see "General Information - The Competitive Market."

     The primary functions of the Debtor include: (i) securing Programming content; (ii) gathering, processing, packaging, and transmitting such Programming content to a satellite which in turn transmits the signal directly to the homes of subscribers; and (iii) other ancillary functions such as maintenance of the company's technical infrastructure, signal security, brand management, and new product development. The Operating Companies, which are licensees of a subsidiary of the Debtor, assume responsibility for subscriber acquisition, installation, and customer service. The Debtor's business model is explained in further detail below.

     1.   The Debtor's Business Model
          ---------------------------

     The following chart depicts the Debtor's business model. The business conducted between each of these parties will be discussed below.

                             [FLOW CHART APPEARS HERE]

     a)   Programming
          -----------

     The Debtor secures Programming content from programmers and, in conjunction with the Operating Companies, develops packages containing portions of the Programming, which the Operating Companies sell to subscribers. In the ordinary course of business, the Debtor

----------
/2/  Regional pay-television market data was obtained from Informa Media
Group's "TV International Latin American TV" (7th Edition), published in 2003 by Simon Murray.

negotiates contracts with various programmers, including leading network and motion picture studios, for Programming content that is made available either in selected countries or throughout Latin America. Programming is available in English, Spanish, or Portuguese and includes a wide variety of entertainment, including popular sports, special events (e.g. music concerts and sport events), family programs and other offerings. The Debtor also has local Programming affiliations in many larger markets, including longstanding local alliances with affiliates of The Cisneros Group in Argentina and Venezuela, Grupo Clarin in Argentina and MVS Multivision in Mexico. In some cases, certain Operating Companies also acquire channels directly, in coordination with the Debtor, for their respective markets.

     The Operating Companies seek to address specific segments of their target markets by offering subscribers a range of packages. Operating Companies generally offer (i) a basic package, (ii) one or more extended packages, and
(iii) a variety of premium packages. The extended package generally contains all channels included in the basic package, as well as a selection of additional channels. The premium package typically includes premium movie and adult channels. In addition, single a la carte channels are offered on a stand-alone basis in monthly subscriptions, enabling subscribers to further customize their packages. Movies and special events are also available to subscribers on a pay-per-view basis.

     The content offered in the basic package is generally consistent across markets, with the exception of local channels. The content of extended and premium packages differs from market to market to more effectively address the different tastes and purchasing power of subscribers. Certain Operating Companies also offer subscribers access to an interactive television offering developed by the Debtor, which enriches certain Programming with interactive content and provides self-contained interactive channels with services such as e-mail, home banking, electronic customer service, sports with features such as camera selection and statistics, a weather service, games, and other interactive products. This interactive product generates certain advertising and fee revenues for the Operating Companies from third parties. Additionally, certain of the Operating Companies have begun to offer subscribers a DIRECTV Prepaid package, providing a low-risk opportunity to expand the subscriber base by offering DIRECTV to lower demographic customers. DIRECTV Prepaid provides an affordable alternative to customers so that they may enjoy certain Programming with no annual contract, no monthly commitment, no rental fee, and no invoice. In the Prepaid model, the Operating Companies sell the IRDs to customers who then activate the Programming through the monthly purchase of a Personal Identification Number ("PIN") from a distributor, whereas customers of traditional packages lease their IRDs and pay for Programming on a monthly basis. By offering a variety of packages and services tailored to the local market, the Operating Companies are able to more specifically meet the preferences of their subscribers.

     b)   Satellite Communications
          ------------------------

     The Debtor delivers Programming via satellite transmission directly to the homes of subscribers. In order to deliver this Programming to subscribers, (i) the Programming signal is gathered, processed, and transmitted, or "uplinked", to various satellite transponders by one of five regional broadcast centers,
(ii) after receiving the signal, each satellite transponder converts and amplifies the signals and then combines these signals for retransmission to Earth; (iii) the signal is retransmitted from the satellite to an antenna located on the subscriber's premises, and

(iv) the signal is received and descrambled by the subscriber's equipment. This process shall generally be referred to herein as "Satellite Communications".

     Regional Broadcast Centers. Five regional broadcast centers serve as the means to transmit, or "uplink", the Programming to the satellite. The broadcast centers receive Programming from the Programming originator or distributor via fiber, third-party satellites, and videotapes. After receiving the content, the broadcast centers process, digitize, compress, encrypt, and multiplex (i.e., combine with other channels) the content. The broadcast centers then modulate the content and convert to satellite transponder RF frequencies for transmission to the satellite.

     The primary broadcast center is owned and operated by California Broadcasting Center, LLC ("CBC"), a wholly-owned subsidiary of Hughes. CBC provides Satellite Communications to the Debtor pursuant to a Satellite Communications Agreement, dated as of April 11, 1997, between the Debtor and CBC (the "Communications Agreement"). In addition to the services provided by all of the broadcast centers and discussed above, CBC originates Pay-Per-View ("PPV") movies and special events by managing a playback and record system and maintaining a Programming library and database for the stored content. See "Affiliate Transactions - Agreements between the Debtor and Affiliated Companies -Satellite Communications Agreement between the Debtor and CBC" section for more information on the Satellite Communications Agreement between the Debtor and CBC.

     The other four regional broadcast centers are operated by certain Operating Companies in Argentina, Brazil, Mexico, and Venezuela. See "General Information
- Ownership and Governance - Properties" section for more information on the other regional broadcast centers.

     Satellite Capacity. The regional broadcast centers transmit the Programming signals to transponders physically located on the satellite. After receiving the signal, each satellite transponder converts the frequency and amplifies the signal. Signals from all transponders are combined and re-transmitted back to Earth, where they are captured by an antenna located on the subscriber's premises. DTVLA currently uses 28 Ku-band transponders (the "Satellite Capacity") on one satellite, Galaxy IIIC, which provides coverage of substantially all of South America, Central America, Mexico, and the Caribbean. An additional three transponders on the Galaxy IIIC satellite are used exclusively to provide certain U.S programming in Puerto Rico. If the transponder capacity were dedicated solely to video channels (excluding music and interactive data channels), each transponder could support up to 12 video channels or a total capacity of up to 372 video channels.

     CBC provides the Satellite Capacity and certain related functions to the Debtor under the Satellite Communications Agreement. These related functions include the monitoring of satellite telemetry data and thereby the electric power, propellant, and other functions on the satellite. CBC leases the Satellite Capacity that it provides to the Debtor and obtains related services from PanAmSat Corporation ("PanAmSat"), a Hughes affiliate. See "Affiliate Transactions - Agreements between Entities to be Contributed to Reorganized DTVLA and Affiliated Companies - Satellite Lease Agreement between CBC and PanAmSat" for further detail.

     Subscriber Equipment. Each subscriber's home is equipped with an antenna, which receives the digital Programming signal from the satellite and then transmits the signal to the IRD, which is a set-top box inside the home. The IRD establishes an interface between the subscriber's satellite reception equipment and the subscriber's video and audio equipment (i.e., a television and/or stereo). Each IRD is equipped with a smartcard that decrypts and unscrambles the signal according to a subscriber's Programming authorization. In addition to receiving the signal from the satellite, the IRD also communicates with the network via telephone modem, enabling the provision of interactive television and the collection of customer data.

     c)   Other Functions of the Debtor
          -----------------------------

     In addition to obtaining the Programming and securing the Satellite Communications, the Debtor provides a number of functions to facilitate the provision of Programming to DIRECTV subscribers in Latin America. For example, the Debtor oversees information technology systems development and enhancements for the Debtor's systems and for the Operating Companies' systems; designs and maintains the network used to control conditional access; manages region-wide signal security and anti-piracy efforts; defines and prepares the detailed daily scheduling and description of channels and Programming which go into the Electronic Programming Guide; and produces promotional barker channels to market the services to subscribers. The Debtor is also responsible for new product development (e.g., advertising and interactive television development and implementation). While the Operating Companies are responsible for purchasing and obtaining financing for IRDs, the Debtor negotiates IRD specifications and requirements with vendors and assists the Operating Companies with inventory logistics and planning efforts.

     The Debtor (i) maintains a management role with responsibility for strategic planning and overall business performance of the Operating Companies that it controls and (ii) manages the Mexican, Venezuelan and Puerto Rican Operating Companies under the terms of management agreements or arrangements with Holdings and/or Darlene. See "Affiliate Transactions - Agreements between the Debtor and Affiliated Companies - Management Agreement between the Debtor and Grupo Galaxy Mexicana, S.R.L. de C.V." section for additional information.

     d)   The Operating Companies
          -----------------------

     The Operating Companies fall into one of two categories: (i) Operating Companies in which the Debtor currently owns or controls a majority equity interest ("DTVLA Operating Companies", together with certain non-operating subsidiaries the "Debtor Subsidiaries"); and (ii) Operating Companies in which the Debtor currently has no equity interest ("Non-Debtor Operating Companies"). Either Holdings, Darlene or an independent third party own or control a majority interest in each of the Non-Debtor Operating Companies. For further detail, see "Ownership and Governance: Ownership of the Operating Companies and Other Affiliates".

     Each of the Operating Companies is granted the exclusive right to commercialize the DIRECTV Programming and brand in its respective territory by means of a Local Operating Agreement between the Debtor and each such Operating Company. Under each Local Operating Agreement, the Debtor charges each Operating Company a royalty according to a formula that allocates to each Operating Company (i) a portion of the Debtor's costs for Satellite

Communications, (ii) a portion of the Debtor's costs to obtain and provide the Programming and (iii) a portion of each Operating Company's Programming margin after subtracting its payments for amounts corresponding to items (i) and (ii) above. The Debtor derives substantially all of its revenues from the royalties paid to it by the Operating Companies.

     In order to facilitate the delivery of Programming to subscribers, each Operating Company performs functions such as advertising and promotion of Programming packages and service offerings; acquiring, monitoring, and maintaining subscriber bases; purchasing, distributing, and installing of IRDs and other equipment; inventory management of this equipment, including recovery, refurbishment, and redeployment; billing and collecting from subscribers; and customer service.

     The Operating Companies' revenues generally consist of (i) one-time upfront or "hook-up" fees paid by subscribers at the beginning of their subscription to partially cover the costs of acquiring and connecting the subscriber, (ii) monthly Programming fees which differ based on the package and a la carte options requested by the subscriber, and (iii) monthly equipment rental fees. The Operating Companies' primary costs include (i) royalties to the Debtor, (ii) subscriber acquisition costs such as advertising and promotions, (iii) customer service costs (e.g. billing, call centers, loyalty programs), (iv) capital expenditures for equipment purchases, recycling, and refurbishment, (v) interest on debt, and (vi) taxes.

     The Debtor's business strategy is to be the leading provider of digital direct-to-home satellite entertainment across Latin America. In order to achieve this goal, the Debtor believes that the Debtor and the Operating Companies must work in close cooperation to build recognition of the DIRECTV brand, increasing profitable subscriber growth with a targeted sales strategy, continually enhancing Programming so that it meets the needs and desires of subscribers, maximizing customer retention through a strong value proposition and superior customer service, providing interactive television applications, and maximizing the benefits of economies of scale and best practices across the region.

     e)   Funding of DTVLA
          ----------------

     Since its inception, the original members of the Debtor have contributed total invested capital of $1.2 billion. When these funds were fully drawn, the Debtor secured a $450 million revolving credit facility from a syndicate of lenders led by Deutsche Bank. When this $450 million facility was exhausted, Hughes and Holdings provided additional funding to the Debtor, evidenced by promissory notes. As of the Petition Date, the Debtor had borrowed $910 million from Hughes and Holdings under the promissory notes.

     After the Petition Date, Hughes agreed to provide up to $300 million in funding to the Debtor under the terms of the DIP Facility. As of November 30, 2003, the Debtor was indebted to Hughes in the aggregate amount of $60.0 million under the DIP Facility and the outstanding balance under the DIP Facility is projected to be $148 million on the Effective Date. The Plan contemplates that prior to the Effective Date, the Debtor may use proceeds of the DIP Facility and/or the Exit Funding to make distributions and other payments required to be made under or in conjunction with the Plan. The Debtor believes that the DIP Facility is sufficient to meet its funding requirements through the anticipated Effective Date, which is within the term of the DIP

Facility. The Exit Funding will be structured as a loan and, subject to the terms and conditions of the governing agreements, will provide additional availability to Reorganized DTVLA of $____ million.

     f)   SurFin
          ------

     The large majority of DIRECTV subscribers in Latin America lease their set-top boxes, or IRDs, from the Operating Companies. Certain Operating Companies have historically financed the purchase of IRDs and other working capital needs through loans from SurFin, Ltd., a Bahamian company, or one of its wholly-owned subsidiaries (collectively "SurFin")./3/ The SurFin loans are contractually secured by a combination of pledges of the IRDs and antennae, the Operating Companies' receivables from subscribers, the Operating Companies' shares, and other assets of such Operating Companies. In addition, the majority of the SurFin loans to the Operating Companies are guaranteed partially by Holdings and Darlene and partially by the Debtor. As of October 31, 2003, total Operating Company indebtedness to SurFin was approximately $587.5 million. The indebtedness as of October 31, 2003 of each Operating Company to SurFin is summarized in the following table:

                                                          Indebtedness
       Operating Company                                   ($Millions)
-------------------------------------------               ------------

DTVLA Operating Companies
   Galaxy Entertainment Argentina, S.A.                   $      247.0
   Galaxy Brasil Ltda.                                           143.1
Non-Debtor Operating Companies
   Grupo Galaxy Mexicana, S.R.L. de C.V.                          70.0
   Satelites de Puerto Rico, Ltd.                                 39.1
   Galaxy Entertainment de Venezuela, C.A.                        83.1
   Galaxy Ecuador S.A.                                             1.8
   Direct Vision, S.A. (Panama)                                    3.4
   TOTAL                                                         587.5

SurFin was initially capitalized by the original members of the Debtor. Holdings and Darlene currently hold 75.049% and 24.951% of the equity in SurFin, respectively. Once its initial funds were exhausted, SurFin obtained additional funding in the form of loans from a group of third party banks led by Citibank. As of December 2001, SurFin had approximately $574 million in outstanding debt to the banks. In February 2002, Hughes acquired all of SurFin's debt to the banks and assumed its current role as SurFin's lender. As of October 31, 2003, SurFin had $533.6 million in outstanding debt to Hughes.

     2.   The Competitive Market
          ----------------------

----------
/3/ SurFin Ltd has three wholly-owned subsidiaries, White Holding Mexico S. de R.L. de C.V., White Holding, B.V. and Dish Placement Services Limited. See "General Information - Ownership and Governance - Ownership of the Operating Companies and Other Affiliates" for additional information.

     The Debtor and the Operating Companies compete as part of the pay-television market in Latin America. Pay-television services in Latin America are typically delivered to customers through one of three technology platforms.

     . DTH - a system in which a medium or high-power satellite delivers signals to an antenna or satellite dish located on a subscriber's premises. An IRD equipped with a smartcard then decodes the broadcast signal, allowing the subscribers to view those programs which they are authorized to receive. DTH can reach an entire country or even continent from a single satellite, and so it effectively "passes" a very large number of homes. Due to satellite capacity constraints, DTH, like any other transmission system, has limitations in bandwidth but also has a more challenging time accessing and distributing local channels;

     . Cable - a television distribution method in which signals from distant stations are received, amplified, and then transmitted by coaxial or fiber cable to users. Because it relies on a cable for distribution, cable systems require installation of a relatively expensive cable infrastructure in order to pass as many homes as possible. Cable originated in areas where good reception of over-the-air broadcast television was not possible but evolved into distribution systems in large metropolitan areas in direct competition with broadcast television. Distribution is limited to metropolitan areas, although these areas could encompass a very large population. The cable infrastructure offers the possibility of sending unique information to homes in a given area and the possibility of relatively broad-bandwidth two-way communications; or

     . Multi-Channel Multi-Point Distribution Services ("MMDS") - a microwave transmission system in which the signal is received by a terrestrial receptor, generally a satellite dish, and transmitted from an antenna located on a tower or high building to a subscriber's smaller receiving antenna. The microwave signals are then converted to frequencies that can be decoded and then viewed on the subscriber's television set. MMDS relies on distribution of a radio frequency/microwave signal from one or more ground-based towers. This limits distribution to metropolitan areas. However, an MMDS system is much cheaper to install than a cable system. As a practical matter, all homes in a given area generally receive the same content.

     The pay-television industry in Latin America is characterized by intense, dynamic, and highly fragmented competition, based on local market conditions varying, often in dramatic fashion, from one geographic area to another even within the same country. In each market, the Operating Companies compete primarily with other DTH satellite providers and local cable television companies. They compete on the basis of available programming, programming price and quality, customer service and technical support, brand recognition and reputation.

     In many of the markets, cable services have been in commercial operation longer than other pay-television platforms. They have established large subscriber bases and widespread brand recognition. Generally, analog cable operators are also able to offer their customers lower upfront installation and connection fees than DTH providers. Usually, households subscribing to satellite television pay higher inception fees, given the more advanced equipment with digital technology, and higher monthly programming fees, due to a greater number of channels and variety of programming, quality of image and sound, Pay-Per-View and premium programming packages, and the Electronic Program Guide.

     The principal DTH competitors in Latin America are Innova SRL de CV in Mexico, SKY Brasil LTDA in Brasil, and SKY Multicountry Partners in Chile and Colombia (collectively, "SKY Latin America"), and DISH Network in Puerto Rico.

     The following table shows the number of DIRECTV subscribers in the Latin American countries to each of the primary Operating Companies as of October 31, 2003:

  Country                    Subscribers
------------                 -----------
                             (thousands)
                             -----------
Argentina                            250
Brazil                               403
Colombia                              43
Mexico                               257
Puerto Rico                          157
Venezuela                            236
Other                                113
Total                              1,457

     The following charts depict the market share of each of the Operating Companies in their respective pay-television markets:/4/

[CHART APPEARS HERE]                    [CHART APPEARS HERE]


----------
/4/ Market share information was obtained from a variety of locally available sources.

[CHART APPEARS HERE]                    [CHART APPEARS HERE]


[CHART APPEARS HERE]                    [CHART APPEARS HERE]


     The Debtor and Operating Companies also compete indirectly with national over-the-air broadcast networks and regional and local over-the-air broadcast stations, movie theaters, video rental stores and other entertainment and leisure activities. The development of new technologies to deliver entertainment content has increased over the past several years, and the Debtor expects the industry to continue to undergo significant changes, including continued consolidation in the cable market, the growth of digital cable systems and the introduction and expansion of digital terrestrial broadcasting. The introduction of new telecommunications technologies and the expansion of interactive television applications will bring further competition from new providers, including telecommunications companies, that may deliver competing video and data applications to televisions, personal computers or wireless devices.

     3.   Employees
          ---------

     As of November 2003, the Debtor's workforce consisted of 118 full-time and part-time employees, 6 seconded employees, and 28 contractors, none of whom is covered by a collective bargaining agreement./5/ In addition, the total headcount of the Operating Companies, including contractors, is approximately 3,000.

     4.   Financial Results
          -----------------

     For the ten months ending October 31, 2003, the Debtor and the DTVLA Subsidiaries ("DTVLA Consolidated")/6/ had net revenues (unaudited) of approximately $397 million and operating losses of $165 million. For the comparable ten month period in 2002, DTVLA Consolidated's net revenues were approximately $506 million and operating loss was $340 million./7/

     As of October 31, 2003, DTVLA Consolidated's books and records (unaudited) reflected assets totaling approximately $864 million and liabilities totaling approximately $2.2 billion.

     More detailed financial results for DTVLA Consolidated as of October 31, 2003 can be found in Exhibit C.

B.   Ownership and Governance
     ------------------------

     1.   The Debtor's Ownership Structure
          --------------------------------

     The Debtor is a Delaware limited liability company. A limited liability company is a hybrid entity between a partnership and a corporation, in that it combines the "pass-through" tax treatment of a partnership with the limited liability accorded to corporate shareholders. The owners of a limited liability company do not receive capital stock for their investment in the entity; rather they receive a membership interest. For additional information on limited liability companies, see "Certain U.S. Federal Income Tax Consequences of the Plan".

     On the Petition Date, Hughes, through its indirect wholly-owned subsidiary, Holdings, and Darlene owned membership interests in the Debtor of 74.6872% and 21.2187%,

----------
/5/ See "Affiliate Transactions - Agreements between the Debtor and Affiliated Companies - Seconded Employees Agreement between the Debtor and Hughes" section for additional information on the seconded employees.

/6/ The DTVLA Subsidiaries include (i) certain Debtor-owned non-operating subsidiaries and (ii) the DTVLA Operating Companies. The DTVLA Operating Companies include Galaxy Entertainment Argentina, S.A., Galaxy Brasil Ltda., Galaxy de Colombia Ltda., DIRECTV Trinidad Limited, DIRECTV de Uruguay, Ltda., and DIRECTV Carribean LLC. See "General Information - Ownership and Governance - Ownership of the Operating Companies and Other Affiliates" for further detail.

/7/ The decrease in revenues in 2003 is primarily attributable to $55 million of revenues in 2002 from the World Cup event, a smaller subscriber base in 2003, and the devaluation of several Latin American currencies during 2003. The decrease in Operating Loss in 2003 is primarily attributable to the $75 million loss in 2002 for the World Cup event, lower foreign currency translation losses in 2003, and lower overall expenses in 2003 resulting from cost saving initiatives including programming cost reductions resulting from the rejection of certain contracts in connection with the Chapter 11 Reorganization.

respectively. Additionally, Raven Media Investments, LLC owned membership interests of 3.9765%, and Navidad Overseas Corporation owns membership interests of 0.1176%.

     2.  Ownership of the Operating Companies and other Affiliates
         ---------------------------------------------------------

     Each of the Debtor, Hughes, Darlene, and other independent third parties owns approximate equity interests in the Operating Companies, directly or indirectly, as follows:

                                                   Debtor       Hughes       Darlene      Other
                                                 Equity (%)   Equity (%)   Equity (%)   Equity (%)
                                                        ---          ---          ---          ---
DTVLA Operating Companies
----------------------------------------------
Galaxy Entertainment Argentina, S.A./8/                51.0%        20.0%        29.0%         0.0%
Galaxy Brasil Ltda.                                   100.0%         0.0%         0.0%         0.0%
Galaxy de Colombia Ltda.                               90.9%         3.9%         5.2%         0.0%
DIRECTV Trinidad Limited                              100.0%         0.0%         0.0%         0.0%
DIRECTV de Uruguay, Ltda./9/                          100.0%         0.0%         0.0%         0.0%
DIRECTV Carribean LLC                                 100.0%         0.0%         0.0%         0.0%

Non-Debtor Operating Companies
----------------------------------------------
Grupo Galaxy Mexicana, S.R.L. de C.V./10/               0.0%        92.0%         0.0%         8.0%
Satelites de Puerto Rico, Ltd.                          0.0%        40.0%        60.0%         0.0%
Galaxy Entertainment de Venezuela, C.A.                 0.0%        19.5%        80.5%         0.0%
Galaxy Ecuador S.A.                                     0.0%         0.0%        33.5%        66.5%
Galaxy Nicaragua, S.A.                                  0.0%         0.0%        40.0%        60.0%
Galaxy Directos de Satelite, S.A. (Costa Rica)          0.0%         0.0%        40.0%        60.0%
Direct Vision, S.A. (Panama)                            0.0%         0.0%        40.0%        60.0%
VTR Cable Express, S.A (Chile)                          0.0%         0.0%         0.0%       100.0%
Comtech, S.A. (Guatemala)                               0.0%         0.0%         0.0%       100.0%
Telecosmos, S.A. (Honduras)                             0.0%         0.0%         0.0%       100.0%
Telecosmos, S.A. (El Salvador)                          0.0%         0.0%         0.0%       100.0%

     Each of the Debtor, Hughes, Darlene, and other independent third parties directly or indirectly owns approximate equity interests in the following affiliated companies that provide services to the Debtor:

----------

<F1>
/8/   The Debtor is the legal holder of 80% of the equity of Galaxy
Entertainment Argentina, S.A., but holds 29% of the beneficial ownership for Darlene.
<F2>
/9/   Due to local regulations, the "social quotas" of DIRECTV de Uruguay SRL are held on the Debtor's behalf by local fiduciary holders. The Debtor has beneficial ownership of all shares.
<F3>
/10/ The 92% represents the approximate percentage of the total equity indirectly owned by Hughes, through its wholly-owned subsidiary, Holdings. Hughes indirectly owns 100% of the non-voting series N partnership interests and 49% of the full voting series B partnership interests, and other equity holders retain the remaining series B partnership interests.

                                       25

                                                 Debtor       Hughes       Darlene      Other
                                                 Equity (%)   Equity (%)   Equity (%)   Equity (%)
                                                        ---          ---          ---          ---
DTVLA Non-Operating Companies
-------------------------------------------
Galaxy Latin America Investments, LLC                 100.0%         0.0%         0.0%         0.0%
Galaxy Latin America Investments & Company,
S. en. C.                                             100.0%         0.0%         0.0%         0.0%

Non-Debtor Non-Operating Companies
-------------------------------------------
Servicios Galaxy SAT III R, C.A.                        0.0%        19.5%        80.5%         0.0%
California Broadcast Center LLC                         0.0%       100.0%         0.0%         0.0%
SurFin Ltd.                                             0.0%        75.0%        25.0%         0.0%
White Holding Mexico S. de R.L. de C.V.                 0.0%        75.0%        25.0%         0.0%
White Holding, B.V.                                     0.0%        75.0%        25.0%         0.0%
Dish Placement Services Limited                         0.0%        75.0%        25.0%         0.0%

     3.  Properties
         ----------

     A description of the location and use of the Debtor's and Operating Companies' and affiliates' principal offices and facilities is set forth below.

Location                      Use                                   Lease/Own
---------------------------   -----------------------------------   ---------

Debtor's Property
-----------------

Fort Lauderdale, Florida      Administrative offices                Lease

Operating Company Property
--------------------------

Buenos Aires, Argentina       Broadcast center and administrative   Lease
                              offices
Sao Paulo, Brazil             Broadcast center and administrative   Own/11/
                              offices
Cali, Colombia                Administrative offices                Lease
Mexico City, Mexico           Broadcast center and administrative   Lease
                              offices
San Jose, Puerto Rico         Administrative offices                Lease
Caracas, Venezuela            Broadcast center                      Own/12/
Caracas, Venezuela            Administrative offices                Lease

----------
/11/ The Brazilian Operating Company holds the property occupied by the broadcast center in Tambore, Brazil, as a beneficial owner, in perpetuity. Since the property is located in an area controlled by the indigenous population, the Brazilian state retains absolute ownership. The beneficial owner must pay approximately U.S. $350 in annual rent to the Brazilian state, and, if beneficial ownership is ever transferred, a tax equal to 5% of the property value must be paid at the time of such transfer.

/12/ Owned not by the Venezuelan Operating Company but by Servicios Galaxy SAT III R, C.A, which is owned 80.5% by Darlene and 19.5% by Hughes, through its wholly-owned subsidiary, Holdings.

Location                      Use                                   Lease/Own
---------------------------   -----------------------------------   ---------


Affiliates' Property
--------------------
California Broadcast Center   Broadcast center                      Own

     4.  Executive Committee
         -------------------

     The Executive Committee of the Debtor (the "Executive Committee") was established under the Debtor's existing Amended and Restated Limited Liability Company Agreement and By-Laws. The Executive Committee may consist of up to five members, and currently has four members as set forth below. Each member of the Executive Committee votes as directed by the Managing Member that designated such member. Consistent with Delaware law, the Executive Committee has broad power to manage the property and business of the Debtor.

        Name             Member Since     Managing Member
--------------------     ------------     ---------------

Jack A. Shaw                 2001            Holdings

Eddy W. Hartenstein          2001            Holdings

Lawrence N. Chapman          2003            Holdings

Gustavo A. Cisneros          1995            Cisneros

     Jack A. Shaw has been a member of the Executive Committee since 2001. Mr. Shaw has been the President and Chief Executive Officer of Hughes since 2001. Hughes has announced that Mr. Shaw will retire following the consummation of the proposed Hughes transaction with The News Corporation. Upon his retirement from Hughes, Mr. Shaw will be replaced on the Executive Committee by another designee of Holdings.

     Eddy W. Hartenstein has been a member of the Executive Committee since 2001. Mr. Hartenstein has been the Corporate Senior Executive Vice President of Hughes since 2000 and the Chairman of the Debtor since March 2003. Hughes has announced that, following the consummation of the proposed Hughes transaction with News Corporation, Mr. Hartenstein will continue to serve as the Vice Chairman of Hughes.

     Lawrence N. Chapman has been a member of the Executive Committee since March 2003. Mr. Chapman has been the Debtor's President and Chief Operating Officer since March 2003 and has served in various roles at Hughes since 1980, most recently as a Hughes corporate senior vice president.

     Gustavo A. Cisneros has been a member of the Debtor's Executive Committee since 1995. Mr. Cisneros has been the Chairman and CEO of the Cisneros Group of Companies since 1968.

     The Debtor anticipates that there will be changes to the composition of the Executive Committee following Reorganized DTVLA's emergence from bankruptcy ("Emergence").

C.   Circumstances Precipitating the Commencement of the Chapter 11 Case
     -------------------------------------------------------------------

     When DIRECTV was launched in Latin America in 1996, the Operating Companies, with the Debtor's support, embarked on a period of rapid subscriber acquisition in order to establish market share in each country and a pan-regional presence for the DIRECTV brand. The Debtor believed that the royalties that would result from the establishment of this large subscriber base would allow the Debtor to cover the high fixed costs associated with the pan-regional satellite broadcast system. While subscriber growth was dramatic in the early years, it was lower than forecasted, and the resulting royalties from the Operating Companies were insufficient to achieve the Debtor's revenue objectives. In addition, economic and market related factors impaired the Operating Companies' ability to sustain the investment required to rapidly grow the subscriber base. As of the Petition Date, the number of subscribers in Latin America was far lower than the initial projections of the Debtor and Operating Companies.

     In 2001 and 2002, the macro-economic conditions in certain markets deteriorated, with significant devaluations in Argentina, Brazil and Venezuela. Local economic conditions, including inflation and currency devaluation, further impacted subscriber growth and led to an increase in the number of subscribers who discontinued purchase of DIRECTV. In addition, a large portion of the Operating Companies' costs were denominated in U.S. dollars, and the resulting currency mismatch between these costs and the Operating Companies' local currency revenues exacerbated the difficulties presented by the devaluations. Since the Operating Companies' local currency revenues were generally insufficient to cover local operating costs, subscriber acquisition costs, and full royalty payments to the Debtor, the Debtor deferred certain royalties and accumulated large uncollected receivables balances from the Operating Companies. By March 2003, the Debtor's uncollected receivables from the Operating Companies had grown to approximately $628 million. The receivables due, as of March 2003, from each Operating Company are summarized as follows:

                                             Accounts
                                             Receivable
                                              as of
                                             March 2003
Operating Company                           ($millions)
---------------------------------------     -----------
Galaxy Entertainment Argentina, S.A.        $     115.0
Galaxy Brasil Ltda.                               140.4
Galaxy de Colombia Ltda.                            2.9
Grupo Galaxy Mexicana, S.R.L. de C.V.             161.7
Satelites de Puerto Rico, Ltd.                     43.1
Galaxy Entertainment de Venezuela, C.A.           137.0
Other Operating Companies                          27.5
TOTAL                                       $     627.5

     The Debtor's costs, as discussed below (and prior to the renegotiations currently taking place), were largely fixed and denominated in US dollars. The inability of the Operating Companies to make their royalty payments to the Debtor led to an increase in the Debtor's funding requirement beyond the level originally projected by the Debtor and its equity investors.

While the Committee believes that a material amount of funds was used by the Operating Companies to pay their outstanding obligations to SurFin rather than to pay their outstanding royalty obligations to the Debtor, thereby increasing the amount of the receivables owing to the Debtor by the Operating Companies, the Debtor believes such payments were properly made in light of SurFin's status as a secured creditor of certain Operating Companies and for other business reasons. The Debtor also believes that the amounts that SurFin received were not materially greater than what it would have received had the amounts been allocated between SurFin and the Debtor.

     Additionally, because the Operating Companies were owned by various parties, the Debtor was limited in its ability to efficiently allocate capital across the region and thereby maximize profitable growth in the appropriate markets. The increase in funding requirements occurred despite significant efforts made by the Debtor and the Operating Companies to reduce costs during this time period. These actions included, but were not limited to, the reduction in the Debtor's headcount by approximately 55% and the reduction in region-wide headcount by approximately 35% from peak staffing levels reached in 2001; reductions in subscriber acquisition costs; negotiations with programmers for significant devaluation relief; better inventory management; and equipment cost reductions.

     After considering other options available to the Debtor and the advice of its professional advisors, the Executive Committee instructed the Debtor's management to determine how to restructure the Debtor and its operations in such a manner as to enable the Debtor to effectively address the problems inherent in its cost structure. On January 2, 2003, the Executive Committee authorized the Debtor to attempt an out-of-court restructuring involving eight of the Debtor's principal creditors. While each of these creditors worked with the Debtor to restructure its respective obligations, the Debtor came to the conclusion that the concessions that were being offered by these creditors through the out-of-court process would not be adequate to support a viable business. After reaching this conclusion, the Debtor determined that utilization of the powers afforded a debtor under Chapter 11 of the Bankruptcy Code was necessary in order to achieve the changes required to achieve profitability within a reasonable time. As a result, on March 17, 2003, the Executive Committee authorized the Debtor to commence the Chapter 11 Case.

     The four most significant contributors to the Debtor's decision to file for bankruptcy are discussed in further detail below:

     1.  Currency Related Issues
         -----------------------

     More than three-quarters of the region-wide subscriber revenues are denominated in currencies other than the U.S. dollar. Many of the Operating Companies' costs are in U.S. dollars, including royalties, debt service, IRDs and other consumer equipment. This presented a potential, but manageable, problem when currencies were relatively stable, but recent devaluations of certain Latin American currencies were financially very damaging to the Operating Companies due to this currency mismatch. Additionally, the Operating Companies were severely negatively impacted by the reduced consumer buying power, increased unemployment, and other economic dislocations that occurred concurrently with the recent devaluations. The Operating Companies were unable to fully mitigate the impact of these economic dislocations by raising prices, given the magnitude of the devaluations and the fact that price increases were often not a viable option due to legal restrictions and the weak economy in certain of the Latin American countries.

     For these reasons and others, the recent economic crises in certain Latin American markets greatly hindered the ability of the Operating Companies to pay their full royalties due to the Debtor under the Local Operating Agreements. The Debtor's revenue shortfall from the Operating Companies contributed to the Debtor's inability to cover its fixed costs and programming obligations without borrowing funds to do so. The Debtor's borrowings to cover these costs resulted in the heavy debt burden borne by the Debtor as of the Petition Date. See "General Information - Indebtedness" section for more information on the Debtor's indebtedness as of the Petition Date.

     In February 2003, Venezuelan authorities imposed foreign exchange and price controls, which have made the remittance of money from the Venezuelan Operating Company to the Debtor more difficult and costly. For further discussion, see "Risk Factors - Country Risk - Exchange Rate Risk" section.

     The substantial decrease in value of certain Latin American currencies, as compared to the U.S. dollar, are evidenced by the following chart:

[GRAPHIC APPEARS HERE]

     2.  Satellite Capacity Costs
         ------------------------

     The Debtor's costs for the Satellite Capacity were denominated in U.S. dollars and were independent of revenues from subscribers./13/ Because, as noted above, (i) the royalties due from the Operating Companies to the debtor were lower than expected due to lower than projected subscriber growth, and (ii) the Operating Companies were unable to pay their full royalties to the Debtor due to the economic dislocations in certain markets, these costs represented a substantial burden for the Debtor.

     3.   Programming
          -----------

     Programming costs represent the Debtor's single largest expense, amounting to 65 percent of total revenues in the year ending December 31, 2002./14/ During its early years, the Debtor entered into several significant contracts that anticipated significant and steady subscriber growth. When the projected subscriber levels failed to materialize, the contracts were clearly uneconomic and a major burden to the Debtor. Prior to the Petition Date, despite nearly continuous efforts to renegotiate contracts with most Programming providers, the Debtor was unable to align them sufficiently with subscriber revenues. The Debtor's uneconomic Programming Agreements each fell into one or more of four general categories:

          a)   Agreements that were denominated in U.S. dollars and which either
               (i) did not contemplate price adjustments for devaluations to local currencies, (ii) required a negotiation with the program provider to determine whether and how much devaluation relief was available, or (iii) contained price adjustment provisions that did not adequately reflect the realities of the Latin American marketplace.

          b) Agreements with minimum guaranteed payments based on projected subscriber numbers that had not been achieved prior to and as of the Petition Date, resulting in the Debtor paying more for the Programming than the Operating Companies could competitively charge for such Programming.

          c) Agreements that had a high fixed cost that could not be amortized given the size of the subscriber base and/or the market conditions.

          d) Agreements that required payment with a withholding tax gross-up, requiring the Debtor to bear the full burden of the significant withholding taxes imposed on cash transfers across borders by the various countries in which the Programming was offered.

     Because of these factors, the Operating Companies were unable to maintain an adequate margin based on their subscriber revenues and the high cost of Programming. This low

----------
/13/ See the "General Information - The Debtor and Its Business - The Debtor's Business Model - Satellite Communications" section for additional information on the agreement between the Debtor from the CBC.

/14/ The percentage of programming costs referred herein excludes amounts incurred in connection with the rights associated with the broadcast of the 2002 World Cup.

profitability was a direct contributor to the inability of the Operating Companies to make their royalty payments to the Debtor. The Debtor is using the powers afforded to it under Chapter 11 of the Bankruptcy Code to renegotiate contracts with the Programming providers, and it is anticipated that the renegotiated contracts will address the fundamental business model issues related to Programming discussed above.

     4.   Excessive Debt Burden
          ---------------------

     Prior to the Petition Date, and considering the problems discussed above, the Debtor incurred significant losses and had negative cash flow before funding. As a result, the Debtor required significant financial support beyond its invested capital of approximately $1.2 billion. The Debtor received this additional funding in the form of unsecured loans totaling approximately $1.4 billion. These loans generated significant interest costs, amounting to approximately $108 million in 2002 alone, further hampering the Debtor's ability to achieve a positive cash flow. The Debtor's long-term operating cash flow projections, based on the pre-petition cost structure, demonstrated an inability to fully service this debt.

D.   The Chapter 11 Case
     -------------------

     1.   Commencement of the Chapter 11 Case
          -----------------------------------

     On March 18, 2003, the Petition Date, the Debtor commenced the Chapter 11 Case by filing a voluntary petition for protection under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The Chapter 11 Case is being administered under Case No. 03-10805.

     2.   Continuation of Business After the Petition Date
          ------------------------------------------------

     From the Petition Date, the Debtor has continued to operate its business and manage its property as debtor-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

     a)   DIP Facility
          ------------

     Prior to the Petition Date, the Debtor determined it would require debtor-in-possession financing to obtain necessary goods and services in connection with its operations, to pay its employees, to maintain support from its vendors, suppliers, customers and employees, and to facilitate its ability to operate its business in the event it commenced a case under chapter 11 of the Bankruptcy Code.

     In that regard, prior to commencing the Chapter 11 Case, the Debtor solicited post-petition financing proposals from a number of third parties, but Hughes was the only party willing to provide such financing. Consequently, the Debtor negotiated with Hughes to provide the DIP Facility to the Debtor in the form of a revolving credit facility in a principal amount not to exceed $300 million in the aggregate. By final order dated June 3, 2003, following objections by and negotiations with the Committee with respect to the terms of the DIP Facility, the Bankruptcy Court approved post-petition secured loans to the Debtor by Hughes in the aggregate principal amount of $300 million, plus interest, fees, costs and other charges in accordance with the terms of the Secured Super-Priority Debtor in Possession Credit Agreement, dated as of

March 19, 2003, as amended. The loans advanced by Hughes under the DIP Facility are secured by first and senior liens with super-priority status pursuant to sections 364(c)(1) and 364(d)(1) of the Bankruptcy Code on substantially all of the Debtor's assets. As of November 30, 2003, the Debtor was indebted to Hughes in the aggregate amount of $60.0 million under the DIP Facility. The DIP Facility was originally scheduled to expire on February 29, 2004. Hughes has now agreed to extend the maturity date under the DIP Facility to March 31, 2004. The Plan contemplates that the Debtor may use proceeds of the DIP Facility and/or the Exit Funding to make distributions and other payments required to be made under the Plan. The Debtor believes that the DIP Facility is sufficient to meet its financing needs through the term of the Effective Date.

     b)   Retention of Professionals
          --------------------------

     In April, 2003, the Debtor obtained approval from the Bankruptcy Court for the retention of the following professionals pursuant to section 327 of the Bankruptcy Code: (i) the law firm of Mayer, Brown, Rowe & Maw LLP, as counsel representing the Debtor in the Chapter 11 Case; (ii) the law firm of Young, Conway, Stargatt & Taylor, LLP, as local counsel in Wilmington, Delaware; and
(iii) Protiviti, as auditing consultant. The Bankruptcy Court approved the retention of AP Services, LLC as crisis manager and Chief Restructuring Officer pursuant to section 363 of the Bankruptcy Code. Also in April, 2003, the Bankruptcy Court approved the Debtor's retention of Bankruptcy Services, LLC as claims and noticing agent and the retention and compensation of a number of ordinary course professionals. These ordinary course professionals are to provide services to the Debtor unrelated to the Chapter 11 Case. These ordinary course professionals are not required to file a fee application with the court but may not be paid more than $25,000 in any month or $150,000 over the pendency of the case without further authorization from the Bankruptcy Court. The large majority of these ordinary course professionals are retained to provide the Debtor assistance in one of the following areas: tax, audit, legal, communications, and government relations.

     3.   Formation and Representation of the Official Unsecured Creditors'
          -----------------------------------------------------------------
          Committee
          ---------

     On March 27, 2003, the United States Trustee appointed the Committee. The Committee retained the law firm of Pachulski, Stang, Ziehl, Young, Jones & Weintraub, P.C., as its counsel and Huron Consulting Group as its financial advisors.

     The Committee is comprised of the following members:

          Buena Vista International, Inc.
          HBO Latin America Media Services, Inc.
          Music Choice
          Thomson Inc.
          In-Front Sports & Media, Wm AG

     4.   Case Administration
          -------------------

     a)   The Debtor's Schedules; Establishing a Bar Date and Claims Objection
          -------------------------------------------------------------------
          Procedures
          ----------

     On April 17, 2003, the Debtor filed its schedules of assets and liabilities (the "Schedules") on a non-consolidated basis. In the aggregate, the Debtor scheduled unsecured Claims totaling $1,531,181,348, including Claims that were scheduled as disputed or contingent.

     By final order dated June 13, 2003 (the "Bar Date Order"), the Bankruptcy Court fixed September 2, 2003, as the deadline for all non-governmental units to file all proofs of claim against the Debtor (the "General Bar Date") and September 18, 2003, as the deadline for all governmental units to file all proofs of claim against the Debtor (the "Governmental Bar Date"), except those Claims that may arise with respect to an executory contract that is rejected after the Bar Date. As provided in the Bar Date Order and to the extent required therein, all Holders of alleged Claims against the Debtor, except those excluded above, were required to file a proof of claim form by the General Bar Date or Governmental Bar Date, as applicable. The Bar Date Order also approved the form of the proof of claim, which was to be served on all known Creditors and the form of publication notice with respect to unknown Creditors.

     The Debtor is currently examining all of the Claims that have been asserted against the Debtor. Upon completion of this examination, the Debtor expects that it will be filing objections to certain Claims.

     b)   Continuation of Cash Management System
          --------------------------------------

     By order dated March 19, 2003, the Bankruptcy Court authorized the Debtor to continue to use its existing bank accounts and cash management system.

     c)   Payment of Prepetition Employee Compensation and Benefits
          ---------------------------------------------------------

     The Debtor believes that its employees are a valuable asset and that any delay in paying prepetition or postpetition compensation or benefits to its employees would damage its relationship with its employees and irreparably harm employee morale at a time when the dedication, confidence and cooperation of its employees is most critical. By order dated March 19, 2003, the Bankruptcy Court authorized the Debtor to honor all employee-related obligations owed by it as of the Petition Date by (i) paying in the ordinary course of business all such obligations, (ii) continuing in the ordinary course of business all employment policies, and (iii) taking necessary actions to insure that its employees' rights with respect to such employee-related obligations are not prejudiced by the filing of the Chapter 11 Case.

     d)   Employee Retention Plan
          -----------------------

     The Debtor believes that the continued employment, motivation, and dedication of employees who possess knowledge, experience, operating expertise, country relationships, and critical foreign language skills are necessary for the Debtor to continue its business operations in a cost-efficient manner, and, therefore, to preserve value for the estate. During the two years prior to the Petition Date, the Debtor underwent significant workforce reductions as part of various cost-reduction initiatives. As a result, its employees have been asked to assume much greater workloads and have done so during a period of great financial uncertainty for the Debtor. In light of the already sharply reduced staffing levels and the Debtor's need to assign significant additional responsibilities in connection with the Chapter 11 Case to a large majority of its employees, the Debtor believes that any employee resignation will have a disproportionately high negative impact, necessarily make business operations more difficult, and impede speedy progress towards a resolution of the Chapter 11 Case that maximizes value for the estate and its creditors. Therefore, the Debtor sought approval to continue an employee retention program (the "Retention Plan") developed and implemented by the Debtor prior to the Petition Date. By order dated May 13, 2003, the Bankruptcy Court authorized the Debtor to continue to honor the terms of the Retention Plan.

     e)   Rejection of Certain Programming Contracts
          ------------------------------------------

     As discussed previously, one of the main causes of the Debtor's financial difficulties is uneconomic agreements between the Debtor and its Programming providers./15/ At the time of the commencement of the Chapter 11 Case, the Debtor believed it necessary to reject certain uneconomic Programming Agreements to avoid incurring post-petition Administrative Expense Claims for contracts that did not benefit the Debtor, its estate, its creditors or other parties in interest. The rejected agreements include certain Programming Agreements with Music Choice, KirchMedia WM GmbH now know as Infront WM GmBH ("Infront"), and Buena Vista International, Inc. The Debtor continues to evaluate its Programming Agreements in the context of its continuing negotiations with its Programmers with respect to revised and improved terms. To the extent negotiations with respect to amended Programming Agreements are not successful, the Debtor anticipates that it will reject additional Programming Agreements pursuant to the mechanisms set forth in the Plan.

     f)   Rejection of Put Agreement and Subordination of Claims Arising
          --------------------------------------------------------------
          Therefrom
          ---------

     Additionally, the Debtor determined that it was in the best interests of the Debtor, its estate, its creditors and other parties-in-interest to reject an agreement with Raven Media Investments, LLC ("Raven") whereby Raven had the right to require the Debtor to purchase from Raven certain membership interests in the Debtor (the "Put Agreement"). Pursuant to an order of the Bankruptcy Court dated August 22, 2003, the Bankruptcy Court authorized the rejection of the Put Agreement effective as of the Petition Date and subordinated Raven's Claims arising from such rejection pursuant to section 510(b) of the Bankruptcy Code to the same level as the membership interest (the "Put Subordination Order"). An appeal by Raven of the Put Subordination Order is pending.

     5.   Significant Claims
          ------------------

     a)   Hughes Claims
          -------------

     Prior to the Petition Date, the Debtor entered into a $450 million credit facility with Deutsche Bank. The facility was acquired by Hughes in February 2002. When this $450 million facility was exhausted, Hughes and Holdings provided additional funding to the Debtor, on the terms set forth in various promissory notes delivered by the Debtor to Hughes and Holdings. As of the Petition Date, the Debtor had borrowed $910 million from Hughes and Holdings under the

----------
/15/ See the "General Information - Circumstances Precipitating the Commencement of the Chapter 11 Case - Programming" section for additional information.

promissory notes. Hughes has filed a Claim in the amount of $1.4 billion on account of the foregoing loans, plus additional contingent amounts payable pursuant to the Debtor's guaranties of certain indebtedness owed by certain Operating Companies to SurFin. Pursuant to the Final DIP Order, the Committee, through its professionals, has been authorized to use up to $2 million out of the DIP loan proceeds or collateral to investigate and prosecute any Claims and Defenses (as defined in the Final DIP Order), which include, but are not limited to, challenging the amount, validity, perfection (to the extent applicable), priority or enforceability of, or asserting any defense, counterclaim or offset to the Hughes Claims. The Committee has been conducting an investigation of potential Claims and Defenses. On December 1, 2003, Raven commenced an adversary proceeding pursuant to which it is allegedly seeking to equitably subordinate the Hughes Claims (the "Raven Proceeding"). For the reasons discussed in Section X.E.1. of the Disclosure Statement, the Plan, as negotiated among the Debtor, Hughes and the Committee, is intended to constitute a settlement and compromise of any such Claims and Defenses, including those asserted in the Raven Proceeding. Upon the Effective Date, any such Claims and Defenses will be released.

     b)   Rejected Programmer Claims
          --------------------------

     As discussed previously, at the time of the commencement of the Chapter 11 Case, the Debtor rejected certain uneconomic Programming Agreements, including certain Programming Agreements with Music Choice, Infront, and Buena Vista International, Inc. These programmers have filed Claims in the following amounts:

               Music Choice                             $28 million

               Infront                                  $272.5 million

               Buena Vista International, Inc.          $633 million

     These Claims include (i) any amounts due under such Programming Agreements on the Petition Date, plus (ii) any damages alleged to be suffered by each programmer as a result of the Debtor's decision to reject, and, therefore, to not perform, its remaining contractual obligations under the rejected Programming contract. The Debtor believes these Claims, as filed, are significantly in excess of the allowable damages suffered as a result of the rejections. The Debtor has agreed to settle the claims asserted by both Infront and Buena Vista International, Inc. on terms that will substantially reduce the claims of both entities as asserted in their respective proofs of claim. As part of its settlement, Infront has agreed to a new license agreement with the Debtor which will permit the Debtor to broadcast the 2006 World Cup Soccer tournament on terms far more favorable than the terms provided in the rejected agreement and has agreed to reduce its claim resulting from the rejection of its prior agreement to $185 million. This agreement is conditioned upon the confirmation and ultimate consummation of the Plan as presently structured.

     Buena Vista International, Inc. has similarly agreed to a new license agreement which will permit the Debtor to resume its broadcast of the Disney Channel on terms far more favorable to the Debtor than the terms provided in the rejected Buena Vista agreement and has agreed to reduce its claim resulting from the Debtor's rejection of such agreement to $275 million. This agreement is also conditioned upon the confirmation and ultimate consummation of the Plan as presently structured.

     [The Debtor filed motions seeking approval of these settlements on December __, 2003, and both settlements were approved by the Bankruptcy Court pursuant to orders entered on _______, 2004.]

            VI. PENDING TRANSACTION BETWEEN AND AMONG GENERAL MOTORS
                ----------------------------------------------------
            CORPORATION, HUGHES ELECTRONICS CORPORATION, AND THE NEWS
            ---------------------------------------------------------
                              CORPORATION LIMITED
                              -------------------

     On April 9, 2003, General Motors Corporation ("GM"), Hughes, and The News Corporation Limited ("News Corp") entered into a series of agreements providing for the following:

          a) Hughes will be split off from GM, and the current holders of GM's Class H common stock will receive shares in Hughes in exchange for their GM Class H shares. As a result of this transaction, Hughes will become a separate, publicly traded corporation, listed on the New York Stock Exchange. The current GM Class H shareholders will own approximately 80.2% of the equity of Hughes immediately after giving effect to the split off. In connection with this transaction, GM will also receive a special dividend from Hughes in the amount of $275 million.

          b)   Simultaneously with the split off of Hughes described in clause
               (a) above (a), GM will sell its 19.8% interest in Hughes to a subsidiary of News Corp.

          c) News Corp will acquire an additional 14.2% of the equity of Hughes from the former GM Class H shareholders pursuant to a merger that will occur following the split off and GM's stock sale to News Corp.

          d) As a result of these transactions, a subsidiary of News Corp will own approximately 34% of the common stock of Hughes.

          e) The transactions remain subject to certain conditions including, among others, obtaining U.S. antitrust and Federal Communication Commission approvals. No assurances can be given that the approvals will be obtained or that the transactions will be completed.

          f) The transaction documents provide that following the transactions described above, the board of directors of Hughes will have a majority of independent directors. All transactions between affiliates of Hughes and affiliates of News Corp remain subject to approval or ratification by the Audit Committee of Hughes, which will consist entirely of independent directors.

     News Corp also owns a minority interest in several entities (together "SKY Latin America") that are engaged in the direct-to-home satellite television market in competition with the Debtor . As of the date of this Disclosure Statement, no agreements have been reached to combine the operations of the Debtor with those of SKY Latin America or its affiliates, and there is no assurance that a combination will occur. Reorganized DTVLA and SKY Latin America will continue to operate as separate and independent businesses until such time as News Corp, Hughes, and their respective partners in these businesses have an opportunity to further analyze the pay-television market in Latin America and measures that might be taken to preserve and increase the efficiency and quality of the services to be rendered to existing and future pay-television customers in Latin America. If the parties attempt to reach any such combination agreement, any future transaction will be subject to the approval of the boards of directors of Hughes and News Corp, as well as any applicable regulatory approvals. Accordingly, the Plan of Reorganization, Business Plan and Projections, Valuation, and other materials referred to in this Disclosure Statement have been prepared on the assumption that Reorganized DTVLA will remain an independent business and do not reflect any costs or benefits that might be derived from any future consolidation. Any consolidation or other transactions that may be taken following consummation of the Plan may have a material effect on the value of the Reorganized DTVLA LLC Member Units to be distributed pursuant to the Plan.

                               VII. BUSINESS PLAN
                                    -------------

     In connection with its reorganization efforts, the Debtor and its advisors have undertaken a thorough review of its business operations, results, and the business model on which its operations were based and have developed a business plan that addresses the issues that ultimately caused it to file this Chapter 11 case. Through that process, the Debtor's management developed pro-forma projections for 2003 and a five (5) year business plan (together, the "Business Plan") and, from that Business Plan, a set of financial projections extending from 2003 to 2008 for Reorganized DTVLA (the "Projections"), summarized below.

     The Projections for 2003 are presented on a pro-forma basis and do not reflect actual financial results of operations. In order to complete the Projections for Reorganized DTVLA, the Debtor projected the financial performance of both the stand-alone Debtor and each of the largest Operating Companies.

     The Projections assume that Reorganized DTVLA's post-emergence cash requirement is approximately $300-350 million. Included in this amount are payments to creditors in accordance with the Plan of Reorganization, which payments are currently expected to total approximately $180 million, of which some portion may be paid in 2003. DTVLA expects to reach operational cash flow break-even in 2005 with approximately 2 million subscribers. Region-wide subscribers are expected to increase from approximately 1.5 million at the end of 2003 to approximately 3 million at the end of 2008. Reduced Programming and Satellite Communications costs and reduced interest expense are projected to result in improved earnings and cash flow.

     The Business Plan is based on a number of significant assumptions, each of which is believed by the Debtor and its advisors to be reasonable under the circumstances. The Business Plan assumes: (a) the Effective Date to be February 23, 2004; (b) the availability of exit funding to fund Reorganized DTVLA through operating cash flow break-even, including any payments to creditors which may be required by the Plan of Reorganization; (c) Reorganized DTVLA's ability to sign up new subscribers on a cost-effective basis and to maintain reduced rates of subscriber churn; (d) significant concessions by the Debtor's vendors, including providers of Programming and Satellite Communications; (e) the availability on a cost-competitive basis of local programming; (f) certain exchange rate and inflation rate projections; (g) that the Roll-Up Transaction is successfully consummated concurrent with Emergence (i.e., certain entities and portions of entities currently owned by Holdings or Darlene are contributed to Reorganized DTVLA in exchange for membership interests in Reorganized DTVLA, as described in the Contribution Agreement); (h) the contribution to Reorganized DTVLA by Hughes (or its wholly-owned subsidiaries) of the debt owed by SurFin and CBC; (i) the full satisfaction of all DIP Facility Claims by the issuance of the Class 3 Share of the Reorganized DTVLA LLC Member Units (j) economic, political, and regulatory stability in each of the significant countries in keeping with the various macro-economic forecasts used by the Debtor when preparing the Business Plan; and (k) the Debtor's ability to achieve the financial and operational results set forth in the Projections. Each of these key assumptions will be discussed further in the "Business Plan - Summary of Key Assumptions" section to follow.

A.   Financial Projections for Reorganized DTVLA
     -------------------------------------------

     The following table presents the Debtor's financial Projections for Reorganized DTVLA based on the Business Plan:

$ Millions                                               2003       2004       2005       2006       2007       2008
                                                      ---------   --------   --------   --------   --------   --------
                                                      Pro-Forma   Forecast   Forecast   Forecast   Forecast   Forecast
Revenue                                                     628        595        789      1,008      1,198      1,355
   Programming                                             (301)      (222)      (224)      (264)      (306)      (341)
   Satellite Capacity                                       (62)       (54)       (54)       (54)       (54)       (54)
   Uplinking and Broadcasting Operations                    (24)       (20)       (21)       (22)       (22)       (22)
      Subscriber Services, Marketing, and Logistics         (78)      (108)       (95)      (113)      (129)      (142)
      Bad Debt                                              (23)       (16)       (14)       (18)       (22)       (25)
      (Gain) / Loss on Disposition of Assets                (29)        --         --         --         --         --
      Translation                                             2        (19)         3         (3)        (3)        (4)
      G&A                                                   (86)       (77)       (84)       (88)       (90)       (93)
---------------------------------------------------   ---------   --------   --------   --------   --------   --------
   Total Operating Expenses                                (214)      (221)      (190)      (222)      (243)      (264)
   Subscriber Acquisition Costs                             (64)       (64)       (74)       (83)       (86)       (87)
   Revenue Taxes / other                                    (51)       (43)       (52)       (64)       (76)       (83)
Operating Profit before Interest,
   Depreciation, & Amortization                             (89)       (29)       174        299        411        503
   Interest                                                 (78)       (25)       (26)       (26)       (16)        (4)
   Restructuring Fees                                       (15)       (13)        --         --         --         --
   Taxes                                                    (50)       (32)       (35)       (37)       (56)       (98)
   Working Capital                                          101       (136)        13         15         17         12
   Total CapEx                                              (80)       (81)      (151)      (174)      (165)      (144)
----------------------------------------------------------------------------------------------------------------------
Net Cash Available/(Funding Required)                      (210)      (316)       (25)        78        191        268
----------------------------------------------------------------------------------------------------------------------

     The Projections shown above are for Reorganized DTVLA and assume the consolidation of all Transferred Companies currently owned by Hughes, directly or indirectly, or Darlene, which will be contributed to Reorganized DTVLA as part of the Roll-up Transaction.

     The various components of the Projections are described below:

..    Revenue. Revenues are primarily derived from monthly subscriber subscriptions to basic and premium channel Programming, Pay-Per-View, monthly equipment rental fees, magazine fees and one-time upfront or "hook-up" fees. Ancillary revenues are also derived from sales of advertising and interactive-television and other ancillary offerings. See "Business Plan - Summary of Key Assumptions - Subscriber Projections" for more detail on the impact of subscribers on the Revenue of Reorganized DTVLA.

..    Programming. These are expenses related primarily to license fees for subscription service programming, pay-per-view movies, sports, special events, family programs, interactive television and other programming offerings that are provided to subscribers (see "General Information - The Debtor and Its Business - Programming" section).

..    Satellite Capacity. These are costs to lease Satellite capacity (see
     "General Information - The Debtor and Its Business - Satellite Communications - Satellite Capacity" section). These lease contracts are accounted for as operating leases. Operating lease expenses are recognized on a straight-line basis over the respective lease term. Differences between operating lease payments made and expenses recorded are accrued and included in Working Capital./16/

..    Uplinking and Broadcasting Operations. These expenses include broadcast center operating costs and signal transmission expenses (including costs of collecting signals for local channel offerings) (see "General Information - The Debtor and Its Business - Satellite Communications - Regional Broadcast Centers" section).

..    Subscriber Services, Marketing, and Logistics. These expenses include costs related to (1) subscriber service expenses, including costs of customer call centers, billing remittance processing and certain home services expenses; (2) marketing expenses, including costs associated with branding campaigns, public relations, loyalty and retention initiatives and programs offered to existing subscribers in an effort to reduce subscriber churn, and departmental expenses; and (3) logistics expenses, including costs associated with the retrieval, distribution and warehousing of IRD equipment.

..    Bad Debt. These are reserves established on outstanding accounts receivable that are deemed to be uncollectible.

..    (Gain)/Loss on Disposition of Assets. These are gains or losses recognized from the disposal or sale of fixed assets.

..    Translation. The net gain or loss recognized from translating the balance sheet at the current period end exchange rate as compared with the prior period end exchange rate.

----------
/16/ Operating lease cash payments for the Satellite Capacity are expected to be $48 million per year from 2004 to 2006. $52 million in 2007, and $54 million in 2008.

..    G&A. These costs include departmental costs for administrative services, legal, finance and information technology. These costs also include other operating expenses, such as overhead and professional fees.

..    Subscriber Acquisition Costs ("SAC"). Includes direct costs incurred to acquire new subscribers, including advertising, promotions, and commissions. SAC does not include costs to purchase DIRECTV receiving equipment, as such costs are capitalized into fixed assets (see "CapEx" below).

..    Revenue Taxes/other. Includes primarily revenue taxes imposed by local governments in the countries in which the Operating Companies operate. Also includes costs associated with the Prepaid offering, smartcard security and other miscellaneous expenses.

..    Interest. The 2003 pro-forma projections include (a) interest accrued prior to the Petition Date on all debt, including prepetition obligations of the Debtor to Hughes and obligations of the Operating Companies to SurFin and
     (b) interest accrued during the pendency of the Chapter 11 Case on the DIP Facility and the obligations of the Operating Companies to SurFin. The 2004 through 2008 projections include interest accrued on the DIP Facility through the Effective Date and interest accrued on the Exit Funding (see "General Information - The Chapter 11 Case - Continuation of Business after the Petition Date - DIP Facility" and "Summary of the Plan - Means to Effectuate the Plan - Exit Funding" sections).

..    Restructuring Fees. Includes bankruptcy-related fees for professionals whose retention by the Debtor was approved by the Court as well as those professionals retained by the Committee (see "General Information - The Chapter 11 Case - Continuation of Business after the Petition Date - Retention of Professionals" and "General Information - The Chapter 11 Case
     - Formation and Representation of the Official Unsecured Creditors' Committee" sections). Additionally, includes costs associated with the employee Retention Plan approved by the Court (see "General Information - The Chapter 11 Case - Case Administration - Employee Retention Plan" section).

..    Taxes. Includes withholding taxes and income taxes.

..    Working Capital. Includes changes in accounts receivable, accounts payable, inventory, current assets, excluding cash, and current liabilities accounts. 2003 and 2004 include the impact of bankruptcy-related items.

..    CapEx. Includes (a) expenditures related to acquisition and installation of
     DIRECTV receiving equipment, such as IRDs and antennas (that are then leased by subscribers), and (b) expenditures for the purchase of furniture and fixtures, office equipment, and computer networks and services as required by the Debtor and the Operating Companies in order to maintain their operations.

B.   Subscriber Projections
     ----------------------

     The Projections for Reorganized DTVLA are based on subscriber projections, which are summarized in the table below:

In thousands       2002 A  2003 F  2004 F  2005 F  2006 F  2007 F  2008 F
                   ------  ------  ------  ------  ------  ------  ------
BOP Subscribers     1,610   1,582   1,495   1,629   1,970   2,342   2,692
Gross Additions       656     466     569     758     854     899     907
Churn                (684)   (553)   (435)   (417)   (482)   (548)   (613)
                   ------------------------------------------------------
Net Sub Additions     (28)    (86)    134     341     372     350     294
EOP Subscribers     1,582   1,495   1,629   1,970   2,342   2,692   2,986
Churn %                43%     36%     28%     24%     22%     22%     22%

     The various metrics are described below:

     . BOP Subscribers. The number of customers actively subscribing to DIRECTV at the beginning of each period for which Projections are presented.

     . Gross Additions. The number of new DIRECTV subscribers added during the period.

     . Churn. The number of subscribers that discontinue purchasing DIRECTV during the period.

     . Net Sub Additions. The net increase in DIRECTV subscribers during each period, taking into account the number of gross additions and the number of subscribers lost through churn.

     . EOP Subscribers. The number of customers actively subscribing to DIRECTV at the end of each year for which Projections are presented.

     . Churn %. The number of subscribers that discontinue purchasing DIRECTV, expressed as a percentage of the average number of subscribers on an annualized basis.

C.   Summary of Key Assumptions
     --------------------------

     The key assumptions upon which the Business Plan is based are summarized below:

     1.   Plan Terms & Consummation
          -------------------------

     The Business Plan assumes that the Confirmation and consummation of each of the transactions contemplated herein will be accomplished according to the Plan and that the Effective Date of the Plan will be February 23, 2004. The actual Effective Date may occur after February 23, 2004. Additional bankruptcy expenses will be incurred until the actual Effective Date of the Plan.

     2.   Availability of Exit Funding
          ----------------------------

     The Projections of Reorganized DTVLA show a post-Emergence cash requirement of approximately $300-350 million. Cash flow break-even is not projected until 2005 and at a level of approximately 2 million subscribers region-wide. Reorganized DTVLA will require funding until it is able to be self-funded through operating cash flow. To that end, the Debtor has obtained an agreement from Hughes to provide Reorganized DTVLA with the funding required by its Business Plan following Emergence. Such funding will be in the form of debt financing. See "Summary of the Plan - Means to Effectuate the Plan - Exit Funding" section for additional information.

     3.   Subscriber Projections
          ----------------------

     In order to achieve the Revenue set forth in the Projections, Reorganized DTVLA must achieve the region-wide subscriber forecasts laid out in aggregate in the "Business Plan - Subscriber Projections" section. Reorganized DTVLA's ability to achieve these subscriber forecasts is, in turn, based on its ability to (i) sign up new Gross Additions at the projected rate and (ii) significantly reduce subscriber churn. If Reorganized DTVLA is unable to achieve the subscriber forecasts contemplated in the Business Plan, the Revenues would be lower than forecasted, and Reorganized DTVLA's financial performance would be negatively impacted as a result.

     In order to achieve the number of Gross Additions projected in the Business Plan, Reorganized DTVLA must continue to invest in subscriber growth through investment in advertising and promotions, dealer commissions, and the purchase of subscriber equipment. The Debtor believes that the Subscriber Acquisition Costs and capital expenditures in the Business Plan are sufficient to achieve the projected number of Gross Additions. Additionally, the Debtor believes that the forecasted number of Gross Additions are achievable given the Operating Companies' historical growth rates and the growth of the general pay-television market in Latin America. The Business Plan assumes that Reorganized DTVLA will add 569 thousand new subscribers in 2004. While this is an increase over the number of new subscribers in 2003, it is less than the 656 thousand new Latin American DIRECTV subscribers in 2002 and far less than the more than 800 thousand new Latin American DIRECTV subscribers in 2001. Generally, the Debtor forecasts that the growth of new subscribers in each country will be sufficient to allow the Operating Companies to maintain the same share of the pay-television market that they have recently had.

     As stated above, the Business Plan assumes improvement in customer retention levels at each Operating Company. The Debtor and the Operating Companies measure customer retention levels by monitoring "Churn," or the number of subscribers that discontinue purchasing DIRECTV, either voluntarily or involuntarily, during a given period of time. Total Churn for the six largest Operating Companies, expressed in annualized percentages, was 43% in 2002 and is anticipated to be 36% in 2003. The Debtor intends to achieve improved Churn levels following Emergence, with regional Churn levels forecasted to drop to 28% in 2004, 23% in 2005, and 22% in 2006 and thereafter.

     The Debtor believes that these projected Churn rates are attainable. Churn rates in 2002 and 2003 were significantly higher than historical levels due primarily to economic and political dislocations in several key markets. The Debtor believes that, based on the projected economic stabilization, the Operating Companies can achieve Churn rates more in keeping with the Operating Companies' historical Churn levels and those levels enjoyed by satellite television providers in the U.S. and other mature markets, and by providers of cellular and mobile telephone and other communications services in Latin America. The Operating Companies have begun to implement a number of initiatives that should facilitate improvements in customer retention levels. These initiatives included the introduction of improved customer screening techniques and filters to ensure the quality of the subscriber base, improved customer care services and stronger loyalty programs. In recent months, the positive impact of such initiatives has been evident in reduced Churn rates throughout the region. On an annualized basis, Churn was approximately 28% in October 2003, which is in line with 2004 forecasts.

     4.   Significant Concessions by Programmers and Other Suppliers
          ----------------------------------------------------------

     The Business Plan assumes that the Debtor is successful in renegotiating its agreements with key suppliers, including those that provide Programming, Satellite Communications and other significant services to the Debtor. The amounts of the reductions sought from key suppliers include savings from rate reductions and payments net of withholding taxes and are expected to achieve a cost structure which will result in a sustainable long-term business.

          (i) The Programming costs are projected to decrease from approximately $315 million in 2002 to approximately $222 million in 2004./17/ More than $60 million of this reduction results from the rejection of certain uneconomic Programming contracts. Further reductions are anticipated from the elimination of minimum guarantees and exclusivity agreements, achievement of competitive prices on a market-by-market basis, prices adjusted for regional volume discounts, and revenue-sharing for certain premium channels. In addition to the reductions above, cost reductions are expected from negotiation of payments net of withholding taxes. Reduced exposure to currency fluctuations is also expected due to the negotiation of contracts with rates set in local currency, adjusted for inflation or price increases, or with rates that contemplate devaluation protection.

          (ii) The Debtor anticipates that it will achieve significant cost savings on the cost of Satellite Communications, including savings on withholding taxes.

          (iii) The Debtor believes that Reorganized DTVLA will be able to achieve additional savings from the renegotiation of contracts for IRDs and other ancillary equipment.

----------
/17/ The programming costs referred herein exclude amounts incurred in connection with the rights associated with the broadcast of the 2002 World Cup.

     During the pendency of the case, the Debtor has engaged in meaningful negotiations with many of the largest of these contracting parties and has reached agreement with certain key programmers to restructure their existing programming agreements. To that end, the Debtor filed a motion with the Bankruptcy Court in November 2003 seeking authorization to assume certain programming agreements, as amended, with HBO Ole, Distribution I, A.V.V.; MTV Networks Latin America, LLC; LAPTV Atlanta Partners; Turner Broadcasting System Latin America, Inc.; ESPN, Inc; and Discovery Latin America, LLC. This motion was granted by the Bankruptcy Court on [December 15, 2003] and the Debtor has now paid the negotiated cure amount with respect to each of these agreements. The effectiveness of the assumptions remain, however, subject to the occurrence of the Effective Date under the Plan. The restructured programming agreements are in-line with the programming costs contemplated by the Business Plan and provide for the various contractual modifications that are necessary for the satisfactory achievement of the Projections. The Debtor anticipates that it will reach agreements with other programmers prior to the Effective Date of the Debtor's Plan of Reorganization.

     Moreover, the Debtor has negotiated significant reductions in the cost of the satellite transponder capacity used to deliver the DIRECTV programming to subscribers. These reductions will reduce the expectations for transponder capacity by more than 17% during the projection period.

     5.   Competitive Local Programming
          -----------------------------

     The ability to offer subscribers local over-the-air broadcast channels is an important competitive advantage in the various markets in which Reorganized DTVLA will operate. These Projections generally assume that Reorganized DTVLA continues to have access to the various local over-the-air broadcast channels that the Debtor and Operating Companies now are able to access. Additionally, the Projections assume that, Reorganized DTVLA is able to obtain access to local over-the-air broadcast channels in certain markets in which it does not currently enjoy such rights.

     6.   Macro-economic Assumptions
          --------------------------

     In compiling the Projections contained herein, the Debtor obtained long-term projections for exchange rates and inflation rates for each of the largest markets from the following sources:

          (i)   Bank of America (September 12, 2003)

          (ii) Economist Intelligence Unit (July 25, 2003 for Argentina; August 6, 2003 for Brazil; August 13, 2003 for Colombia; July 24, 2003 for Mexico; and August 15, 2003 for Venezuela)

          (iii) General Motors Corporation economics staff (August 31, 2003)

     The Debtor assumed that the exchange rates and inflation rates in each country would be the average of each of the available sources. The exchange rates and inflation rates upon which these Projections are based are found in the Macro-Economic Assumptions attached to the Disclosure Statement as Exhibit D.

     Reorganized DTVLA will continue to be vulnerable to political and economic conditions in the various Latin American countries in which it operates. The Debtor has attempted to negotiate with Programmers and other vendors for payments in local currencies or other devaluation relief in an attempt to mitigate the potentially negative impact of future currency dislocations. Even given the stabilizing effect of such local currency agreements, subscriber revenues will continue to be based in local currencies, and certain costs will continue to be U.S. dollar-based. Both short-term and long-term exchange rates are likely to be different than those projected in the Business Plan. Thus, the operating and financial performance may differ from these Projections as a result.

     7.   Successful Implementation of Roll-Up Transactions
          -------------------------------------------------

     As described in the Plan, the Debtor anticipates that, concurrent with the Effective Date of the Plan certain entities and portions of entities currently owned by Hughes (directly or indirectly) or Darlene will be contributed to Reorganized DTVLA in exchange for membership interests in Reorganized DTVLA (with the proportionate membership interests between Hughes and Darlene to be adjusted pursuant to the Contribution Agreement). The Business Plan for Reorganized DTVLA assumes successful implementation of the Roll-up Transactions and that Hughes' and Darlene's interests in Argentina, Colombia, Mexico, Puerto Rico, Venezuela, the CBC, and SurFin are thereby contributed to Reorganized DTVLA as of the Effective Date, assumed in the Business Plan to be February 23, 2004. Consummation of the Plan is subject to and conditioned upon the consummation of the Roll-Up Transactions.

     The Projections for Reorganized DTVLA are, therefore, presented on a consolidated basis, including, without limitation, each of the Debtor's current subsidiaries and each of those entities to be contributed as part of the Roll-up Transactions. For comparison, the projections for the full year 2003 are presented on a pro-forma basis, consolidating all such entities as of January 2003. If the Roll-up Transactions were not to occur or were to be significantly delayed, the financial projections of Reorganized DTVLA would be substantially different from those presented here.

     Darlene's interests in certain operating companies which are not Transferred Companies (the "Tier II Operating Companies") are not automatically contributed to Reorganized DTVLA as part of the Roll-up Transaction. Reorganized DTVLA will have an option under the Contribution Agreement to purchase any or all of Darlene's interests in the Tier II Operating Companies for one dollar. These Projections assume that Reorganized DTVLA exercises such option with respect to the Tier II Operating Companies as of January 2005.

     8.   Contribution by Hughes and Darlene of the Debt owed to CBC and SurFin
          ---------------------------------------------------------------------

     As discussed above and as part of the planned Roll-up Transactions, the equity of both CBC and SurFin are to be contributed to Reorganized DTVLA as of the Effective Date, assumed in the Business Plan to be February 23, 2004. The Debtor projects that as of the date of that contribution, CBC will have outstanding debt balances, including accrued interest and fees, of $41 million to Hughes (or its wholly-owned subsidiaries) and $16 million to Darlene. Additionally, the Debtor projects that SurFin will have an outstanding debt balance, including accrued interest and fees, to Hughes of $527.7 million on the date of the contribution. The

Business Plan assumes that Hughes and Darlene will agree to waive the debt owed to them by SurFin and CBC in connection with the consummation of the Roll-Up Transactions and in exchange for additional equity interests in Reorganized DTVLA, which will be received pursuant to the Plan of Reorganization. As a result, the Projections do not contemplate any interest or principal payments to Hughes or to Darlene after February 23, 2004, related to any debt balances between Hughes and Darlene, on the one hand, and SurFin or CBC, on the other hand.

     9.   Satisfaction of DIP Facility Claims
          -----------------------------------

     The Business Plan assumes that Hughes, as the holder of all Allowed DIP Facility Claims, will receive a portion of the Class 3 Share of the Reorganized DTVLA LLC Member Units pursuant to Article III.B.4 in full satisfaction of the Allowed DIP Facility Claims. As a result, the Business Plan contemplates no payment of interest after the Effective Date for any amounts advanced to DTVLA under the DIP Facility.

     10.  Political, Economic, and Regulatory Stability
          ---------------------------------------------

     The Operating Companies and Reorganized DTVLA will be subject to telecommunications, broadcasting, competition, tax and other regulations in each of the foreign jurisdictions in which it operates. The Business Plan assumes that Reorganized DTVLA will be subject to a comparable regulatory environment to that under which the Operating Companies currently operate, that funds are able to flow freely across country borders, and that the political environments in each of the countries do not deteriorate significantly. The Debtor further assumed that currency controls in Venezuela would be lifted by December 2004. If the legal and regulatory environment in the local markets does not continue to be generally favorable to Reorganized DTVLA, the operating performance and financial Projections of Reorganized DTVLA could be adversely affected. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the Business Plan may affect the actual financial results of Reorganized DTVLA.

     11.  Debtor's Ability to Achieve Operational and Financial Projections
          -----------------------------------------------------------------

     In addition to the factors discussed above, Reorganized DTVLA's ability to reach the Projections contained herein depends on its ability to achieve other Business Plan objectives. These include, without limitation, pricing increases, penetration of premium channels, and continued savings in general & administrative, customer service, and other costs, including taxes.

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARDS COMPLIANCE WITH GUIDELINES FOR FINANCIAL PROJECTIONS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. AN INDEPENDENT AUDITOR HAS NEITHER COMPILED NOR EXAMINED THE DEBTOR'S ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF, AND ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE THEREOF.

     THE DEBTOR DOES NOT, AS A MATTER OF COURSE, PUBLISH ITS PROJECTIONS, AND THE DEBTOR DOES NOT INTEND TO AND DISCLAIMS ANY

OBLIGATION TO FURNISH UPDATED PROJECTIONS TO HOLDERS OF ALLOWED CLAIMS OR OLD DTVLA MEMBERSHIP INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF REORGANIZED DTVLA LLC MEMBER UNITS AFTER THE EFFECTIVE DATE.

     THE PROJECTIONS PROVIDED IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS PROVIDED HERETO HAVE BEEN PREPARED EXCLUSIVELY BY THE DEBTOR'S MANAGEMENT. THESE PROJECTIONS, WHILE PREPARED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTOR'S CONTROL.

     THE DEBTOR CAUTIONS THAT NO REPRESENTATION CAN BE MADE AS TO THE ACCURACY OF THESE PROJECTIONS AND RELATED INFORMATION OR AS TO THE DEBTOR'S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS MAY NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED AND MAY BE UNANTICIPATED AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND ADVERSE MANNER. THE PROJECTIONS AND RELATED INFORMATION, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE THAT THE ACTUAL RESULTS WILL OCCUR.

                                 VIII. VALUATION
                                       ---------

     The Debtor engaged AP Services, LLC to prepare a valuation analysis of the Debtor and Consolidated DTVLA, which includes the Debtor and the Debtor Subsidiaries. In preparing the analysis, the AlixPartners "Valuation Team" (1) obtained certain historical financial information and financial statements of the Debtor and of certain Operating Companies, (2) reviewed and discussed with senior management the Debtor's overall business plan for Reorganized DTVLA, including longer term risks and opportunities of the businesses, (3) evaluated the Debtor's Business Plan and Projections described in the "Business Plan" section and the Debtor's assumptions underlying the Business Plan, (4) considered certain economic and industry information relevant to the operating business of Reorganized DTVLA, (5) considered the market values of publicly traded companies that the Valuation Team believes are in businesses reasonably comparable to Reorganized DTVLA's operating business, and (6) made such other analyses as the Valuation Team deemed necessary or appropriate for the purposes of its valuation.

     In preparing its analysis, the Valuation Team assumed and relied upon the accuracy and completeness of all of the financial and other information available to it from public sources and that was provided by the Debtor or its representatives, and has not assumed any responsibility for the independent verification of any such information. With respect to the Business Plan prepared by the Debtor, the Valuation Team assumed the accuracy thereof and that the Business Plan has been prepared in good faith and on a basis reflecting the best currently available estimates and judgments of the Debtor as to the future operating and financial performance of the entities which comprise Reorganized DTVLA. The Valuation Team undertook certain expanded valuation procedures to evaluate key underlying assumptions in the Business Plan relating to revenues and profit margins. These included interviews of financial and operating officers and review of independently prepared market analyses. The Valuation Team has determined that the valuation conclusions are sensitive to many assumptions underlying the Business Plan and can vary materially if assumptions are modified.

A.   Methodology & Summary of Valuation Results
     ------------------------------------------

     The Business Plan, developed as of November 2003, includes financial projections from 2003 through 2008 for both the Debtor and each of the largest Operating Companies. The Valuation Team used the Business Plan as the basis for creating a ten-year cash flow projection. The first five years (2004 to 2008) of the Valuation Team's projections were developed using assumptions consistent with most of those used in the Business Plan. The Valuation Team's forecast for 2009 to 2013 was based on methodologies similar to those used in the Business Plan with each Operating Company's performance forecasted assuming (i) market share stability and (ii) growth in each market consistent with the projected GDP growth in each country. These assumptions influenced the projected payments from the Operating Companies to the Debtor. In order to value the Debtor and Consolidated DTVLA, the projected cash flows were discounted to their present value using a rate which incorporated the risk and market conditions in Latin America and was determined appropriate by the Valuation Team.

     The Valuation Team adopted the assumptions in the Business Plan that (i) the Debtor would be able to obtain the necessary funding to emerge from Chapter 11 and that funding would be available for projected operating losses through the period required for the consolidated "rolled up" entity to achieve cash break-even and (ii) the Effective Date would be February 23, 2004. The Valuation Team adopted the general operating assumptions in the Business Plan such as subscriber levels, revenue drivers, programming costs, subscriber acquisition costs, general and administrative costs, and other operating assumptions.

     It is projected that portions of debt owed by certain Operating Companies to the Debtor remain unpaid at the end of the ten-year projection period, and for the Operating Companies in Brazil and Argentina, it is assumed that the balances owed the Debtor are not collectible. The Operating Companies in Argentina and Brazil are therefore assumed in this analysis to have zero equity value. Throughout the projection period, these Operating Companies make current payments to the Debtor, and do therefore contribute to the value of the enterprise as a result.

     As part of the Plan, Hughes consents to convert its DIP Facility Claims into member units in Reorganized DTVLA with no conversion premium./18/ The valuation was completed prior to this conversion. As a result, the cash flow projections for the Debtor used in the valuation include interest payments on the borrowings under the DIP Facility. This assumption is different

----------
/18/ The conversion of the Allowed DIP Facility Claims and the debt at CBC and SurFin into member units in Reorganized DTVLA is consistent with the assumptions in the Business Plan. See the "Business Plan - Summary of Key Assumptions - Contribution by Hughes and Darlene of the Debt owed to each by CBC and SurFin" section.

from the Business Plan, which includes no such interest payments because it assumes conversion of the DIP Facility Claims.

     The Debtor's Business Plan includes approximately $150 million in payments to general unsecured creditors that will be required upon emergence from Chapter 11 to satisfy cures for assumed contracts and claims of approximately $603 million. These payments are in addition to the approximately $31 million which was paid to certain creditors in late 2003 to cure programming contracts, pursuant to prior court order. The valuation does not include the payments to be made upon emergence but does include those payments already made to creditors during 2003.

     The equity value of Consolidated DTVLA, prior to conversion of the DIP Facility Claims and prior to payments made to creditors pursuant to the Plan, includes (i) the "stand alone" value of the Debtor, which is derived largely from the stream of payments received from each of the Operating Companies and
(ii) the values of the equity interests in each of the Operating Companies owned by the Debtor. In order to determine the total value to be distributed upon emergence pursuant to the Plan (the "Distributable Value"), the value associated with the conversion of the DIP Facility Claims is added to the equity value. The values are summarized as follows ($ in millions):

                                                         Ownership %     Value
                                                         -----------   ---------
Equity Value of Debtor - "Stand Alone"                         100.0%  $   260.7
Equity in Argentina Operating Company                           51.0%        0.0
Equity in Brazil Operating Company, Consolidated               100.0%        0.0
Equity in Colombia Operating Company                            90.9%        2.1
Equity in 100% Owned Tier II Operating Companies               100.0%        6.2
                                                                       ---------
Equity Value of Consolidated DTVLA                                     $   269.0
Add back of value equal to the DIP Loan balance                            148.0
                                                                       ---------
Distributable Value prior to Conversion of DIP Facility
and prior to the Roll-Up Transactions                                  $   417.0
                                                                       =========

See Attachments F.1-F.5 in Exhibit "F" for more details.

B.   Distribution of Value of the Debtor
     -----------------------------------

     Hughes and the Committee underwent extensive negotiations to determine the appropriate amount and type of consideration to be distributed to the creditors in order to satisfy claims and to compensate parties for contributions necessary to successfully reorganize , emerge from bankruptcy, and operate post-emergence. The Plan provides that the Debtor will distribute cash to the Claim Holders in the Priority Class (Class 1), the Secured Class (Class 2), and the General Unsecured Class (Class 4) and that 100 percent of the member units in Reorganized DTVLA will be distributed (A) to Hughes or its designee to the extent of the Class 3 Share (i) in full and final satisfaction of the Allowed DIP Facility Claims; (ii) in consideration of the Additional Hughes Contributions; and (iii) to the extent there is any remaining value attributable to the Class 3 Share, in full and final satisfaction of such Allowed Class 3 Hughes Claims, and (B) to Darlene in exchange for the Darlene Contributions.

     The distribution of the value of the Debtor (prior to giving effect to the Roll-Up Transactions) in accordance with the Plan is summarized as follows:

                                                                         Value
                                                                       ---------
Value paid to Creditors in cash pursuant to the Plan in
consideration of cures and general unsecured claims                    $   150.0

Value of Reorganized  DTVLA LLC Member Units provided
to Hughes in satisfaction of administrative DIP
Facility Claims and Allowed Class 3 Hughes Claims and
in partial consideration of the Exit Funding                               267.0
                                                                       ---------

Total Distributable Value under the Plan prior to the
Roll-Up Transactions                                                   $   417.0
                                                                       =========

     The value of the Debtor, Consolidated DTVLA, and Reorganized DTVLA can only be achieved if sufficient funding is available to meet the cash flow requirements after emergence from Chapter 11. It is projected that absent the Roll-Up Transactions and the related debt forgiveness, the funding needs of the various entities that comprise the enterprise would be over $1 billion by 2006. The Debtor believes that such levels of funding would not be available, thus preventing a successful reorganization.

     To increase the viability of the reorganized company, Hughes has agreed to accept member units in Reorganized DTVLA in full satisfaction of the Allowed DIP Facility Claims. This conversion will reduce the cash requirements of Reorganized DTVLA.

     Additionally, to further strengthen Reorganized DTVLA, Hughes, Holdings, DIRECTV International, Inc., and Darlene, pursuant to the Roll-Up Transactions and as part of the Plan, have consented to convert (i) debt from CBC in the approximate amount of $57 million and (ii) debt from SurFin in the approximate amount of $534 million into member units in Reorganized DTVLA.

     The agreement to convert this debt into member units is contingent upon the successful implementation of the Roll-Up Transactions and will reduce Reorganized DTVLA's future interest payments as well as principal payment obligations. Thus, the Roll-Up Transactions are an integral component of the reorganization of the Debtor, reducing Reorganized DTVLA's funding requirements from more than $1 billion to $300-350 million. Hughes has agreed to provide the necessary exit funding in an amount up to $____ million to further enhance the reorganization of the Debtor.

     The Debtor believes that the value of Reorganized DTVLA will be further increased by the Roll-Up Transactions through the consolidation of the equity interests in CBC, SurFin, and the Operating Companies presently owned by Hughes and Darlene. Among other benefits, the Roll-Up Transactions are expected to: (i) fully align the ownership interests of the enterprise in all tactical and strategic decisions; (ii) allow the streamlining of the operations of Reorganized DTVLA by centralizing management of the Operating Companies; (iii) reduce the funding requirements for the business by increasing the efficiency of capital allocations among Operating Companies; and (iv) facilitate potential future private and public financing transactions for Reorganized DTVLA as a result of a simplified capital structure. The Debtor believes that these benefits and others resulting from the Roll-Up Transactions will improve the short-term and long-term viability of Reorganized DTVLA and therefore contribute significant value to Reorganized DTVLA.

                           IX. AFFILIATE TRANSACTIONS
                               ----------------------

     The Debtor has entered into numerous agreements and relationships with affiliated companies. Additionally, certain of the entities which will be contributed to Reorganized DTVLA by Holdings and Darlene pursuant to the Plan have entered into agreements and relationships with affiliated companies. The significant relationships are summarized below:

A.   Agreements between the Debtor and Affiliated Companies
     ------------------------------------------------------

     1.   Interest-Bearing Debt Agreements between the Debtor and Hughes
          --------------------------------------------------------------

     Prior to the Petition Date, the Debtor entered into a $450 million credit facility with a consortium of banks agented by Deutsche Bank. The facility was acquired by Hughes in February 2002. When this $450 million facility was exhausted, Hughes and Holdings provided additional funding to the Debtor, evidenced by promissory notes. As of the Petition Date, the Debtor had borrowed $910 million from Hughes under the promissory notes. In total, the Debtor's indebtedness to Hughes and Holdings as of the Petition Date was approximately $1.4 billion.

     Prior to the Petition Date, the Debtor determined it would require debtor-in-possession financing to obtain necessary goods and services in connection with its operations, to pay its employees, to maintain support from its vendors, suppliers, customers and employees, and to facilitate its ability to operate its business in the event it commenced a case under chapter 11 of the Bankruptcy Code. Pursuant to the Final DIP Order, the Bankruptcy Court approved post-petition secured loans to the Debtor by Hughes in the aggregate principal amount of $300 million, plus interest, fees, costs and other charges in accordance with the terms of the Secured Super-Priority Debtor in Possession Credit Agreement, dated as of March 19, 2003, as amended.

     As of November 30, 2003, the Debtor was indebted to Hughes in the aggregate amount of $60 million under the DIP Facility. The DIP Facility expires February 29, 2004, unless extended. The Debtor believes that the DIP Facility is sufficient to meet its financing needs through the term of the bankruptcy, which is within the term of the DIP Facility. The Debtor projects that, on the Effective Date, the outstanding principal balance of the DIP loan will be approximately $148 million.

     After the Confirmation Date, and on or before the Effective Date, Hughes shall provide the Exit Funding to Reorganized DTVLA, upon terms and conditions (including amount) acceptable to Reorganized DTVLA and Hughes.

     2.   Satellite Communications Agreement between the Debtor and the CBC
          -----------------------------------------------------------------

     The Debtor purchases certain Satellite Communications from the CBC, a wholly-owned subsidiary of Hughes, pursuant to a Satellite Communications Agreement, dated as of April 11, 1997, between the Debtor and the CBC. Under the Satellite Communications Agreement, the CBC provides to the Debtor (i) certain uplinking and satellite transmission functions and (ii) the Satellite Capacity.

     The Satellite Capacity provided to the Debtor by the CBC is leased by the CBC from PanAmSat. The Debtor is named as a third party beneficiary to this transponder lease agreement and guarantees the CBC's obligations to PanAmSat under this transponder lease agreement pursuant to a guarantee agreement dated June 30, 2000 by the Debtor in favor of PanAmSat. See "Affiliate Transactions - Agreements between Entities to be Contributed to Reorganized DTVLA and Affiliated Companies - Satellite Lease Agreement between the CBC and PanAmSat" for more information on the lease agreement between the CBC and PanAmSat.

     The Satellite Communications Agreement will expire on April 11, 2007. However, in the absence of two years prior written notice, the Satellite Communications Agreement automatically renews for an additional ten years. See "General Information - The Debtor and its Business - The Debtor's Business Model
- Satellite Communications" section for a more detailed description of the various functions provided to the Debtor by the CBC under the Satellite Communications Agreement.

     3.   Licensing Agreements between the Debtor and Hughes
          --------------------------------------------------

     The Debtor licenses the DIRECTV trademarks used in connection with its marketing, promotion and sale of its Programming in Latin America under an exclusive Trademark License Agreement with Hughes, dated as of February 13, 1995. Each Operating Company has limited rights to use the trademarks under the Local Operating Agreement which governs the relationship between that Operating Company and the Debtor. The Debtor also licenses patents from Hughes for use in connection with the DIRECTV business.

     4.   Local Operating Agreements between the Debtor and the Operating
          ---------------------------------------------------------------
          Companies
          ---------

     Each of the Operating Companies is granted the exclusive right to commercialize the DIRECTV Programming and brand in its respective territory by means of a Local Operating Agreement between the Debtor and each such Operating Company. Under each Local Operating Agreement, DTVLA charges each Operating Company a royalty according to a formula that allocates to each Operating Company (i) a portion of the Debtor's costs for Satellite Communications, (ii) a portion of the Debtor's costs to obtain and provide the Programming and (iii) a portion of each Operating Company's Programming margin after subtracting its payments for amounts corresponding to items (i) and (ii) above. The Debtor derives substantially all of its revenues from the royalties paid to it by the Operating Companies under the Local Operating Agreements.

     5.   Seconded Employees Agreement between the Debtor and Hughes
          ----------------------------------------------------------

     Six individuals who are Hughes employees have been dispatched on secondment to the Debtor for periods ranging from one (1) to five (5) years. The terms of such secondment are memorialized in that certain Secondment Agreement dated as of December 1, 2002, by and between the Debtor and Hughes (the "Secondment Agreement"). Each seconded employee has specific duties and title in DTVLA and has no responsibilities at Hughes other than with respect to his/her position at DTVLA. Pursuant to the Secondment Agreement, each seconded employee shall receive instructions and directions from and shall report directly to the Debtor's management while on secondment. Lawrence N. Chapman, President and Chief Operating Officer of the Debtor, is among the seconded employees and receives instruction and direction from and reports directly to the Executive Committee. The Debtor pays to Hughes a monthly fee less than or equal to the aggregate net salaries and benefits due to the seconded employees.

     6.   Management Agreement between the Debtor and Grupo Galaxy Mexicana,
          ------------------------------------------------------------------
          S.R.L. de C.V.
          --------------

     The Debtor and the Mexican Operating Company are parties to that certain GGM Management Agreement dated October 30, 1998 (the "Management Agreement"). Under the Management Agreement, the Debtor provides various management services to the Mexican Operating Company. The services provided by the Debtor fall under the general categories of employment and human resources related services, cash management and budgeting services and financing services. All services are required to be performed by the Debtor within the context of a five year business plan agreed upon by the parties. In consideration for its services, the Debtor receives a fixed management fee plus any expenses of any of the Debtor's employees seconded to GGM within the scope of the business plan.

     7.   Programming Agreements Between the Debtor and Certain Darlene
          -------------------------------------------------------------
          Affiliates
          ----------

     The Debtor and its affiliates are parties to Programming Agreements with certain Darlene Affiliates. Under these agreements, the Debtor distributes the following Programming channels in certain countries in Latin America and the Caribbean (including, in some cases, Puerto Rico): Fashion TV, Cl@se, Spice Clips, HTV, Infinito, Much Music, Playboy, Venus, Cronica TV, Space, Uniseries, Venevision, Venevision Continental and I-Sat.

B.   Agreements between Entities to be Contributed to Reorganized DTVLA and
     ----------------------------------------------------------------------
     Affiliated Companies
     --------------------

     1.   Satellite Lease Agreement between the CBC and PanAmSat
          ------------------------------------------------------

     The CBC leases Ku-band transponders on the Galaxy IIIC satellite from PanAmSat pursuant to a Transponder Lease Agreement, dated as of June 14, 2000, and amended on September 15, 2000, and February 29, 2003 (the "Transponder Lease Agreement"). The Debtor is named as a third party beneficiary to the Transponder Lease Agreement. PanAmSat is owned approximately 81% by an affiliate of Hughes. See "General Information - The Debtor and its Business - The Debtor's Business Model - Satellite Communications" section for a description of the transponders leased by the CBC pursuant to the Transponder Lease Agreement.

     The Transponder Lease Agreement extends for a term equal to 75% of the useful life of the satellite, with an option to extend the term for the remaining useful life of the satellite, which is currently estimated to be June 2023 (plus or minus 12 months). The Transponder Lease Agreement provides that if the lease is extended for the remaining useful life of the current satellite, PanAmSat and the CBC will negotiate in good faith as to whether a successor satellite will be launched. However, if the CBC is willing to commit to lease at least the same amount of bandwidth on a successor satellite as the CBC currently leases on Galaxy IIIC for a term of at least 75% of the useful life of the successor satellite and on terms and conditions substantially similar to those set forth in the existing lease, PanAmSat will be required to use its reasonable best efforts to launch a successor satellite to Galaxy IIIC's currently assigned orbital location prior to the expiration of Galaxy IIIC's useful life. While the Galaxy IIIC satellite is believed to be healthy, neither the CBC nor the Debtor have insurance or in-orbit back-up capacity that would allow the continuation of service in the event of a catastrophic event.

     Pursuant to a guarantee agreement dated as of June 30, 2000 by the Debtor in favor of PanAmSat, the Debtor guarantees the CBC's obligations under the Transponder Lease Agreement.

     2.   Interest-Bearing Debt Agreements between the CBC and Holdings and
          -----------------------------------------------------------------
          between the CBC and Darlene
          ---------------------------

     In April 1997, as part of its initial financing, CBC issued a series of Tier I, Tier II and Tier III promissory notes to DIRECTV International, Inc., Grupo Teleradio, S.A. de C.V., and T.V.A. Communications, Ltd. totaling approximately $57 million. A description of the original notes is as follows:

                 Face Value ($MM)   Interest Rate
                 ----------------   -------------
Tier I notes     $           35.6            9.61%
Tier II notes    $           17.8           11.11%
Tier III notes   $            3.6           12.61%

     Holdings has since acquired the Tier I and Tier II notes issued to Grupo Teleradio, S.A. de C.V. with a face value totaling approximately $7.1 million. Also, Holdings and Darlene have since acquired the Tier I and Tier II notes originally issues to T.V.A. with a face value totaling approximately $7.1 million; with Holdings acquiring 77.8% and Darlene acquiring 22.2% of the outstanding amounts evidenced thereby. As a result, as of August 31, 2003, DIRECTV International, Inc., Holdings, and/or entities wholly owned by Hughes owned approximately $41 million of the CBC notes, and Darlene owned the remaining $16 million of the CBC notes which will be waived as part of the Roll-Up Transactions.

     3.   Interest-Bearing Debt Agreements between SurFin and the Operating
          -----------------------------------------------------------------
          Companies
          ---------

     The large majority of DIRECTV subscribers in Latin America lease their set-top boxes, or IRDs, from the Operating Companies. Certain Operating Companies have historically financed the purchase of IRDs and other working capital needs through loans from SurFin./19/ The SurFin loans are contractually secured by pledges of the IRDs, the Operating Companies' receivables from subscribers and the Operating Companies' shares, and, in some instances, other assets of such Operating Companies. In addition, the SurFin loans to the Operating Companies are guaranteed partially by the Debtor and partially by Hughes and Darlene. As of October 31, 2003, total Operating Company indebtedness to SurFin was $589.7 million./20/

     4.   Interest-Bearing Debt Agreements between SurFin and Hughes
          ----------------------------------------------------------

     Once its initial capital was exhausted, SurFin obtained additional funding for its loans to the Operating Companies in the form of loans from a group of third party banks led by Citibank. As of December 2001, SurFin had approximately $574 million in outstanding debt to the banks. In February 2002, Hughes acquired all of SurFin's debt to the banks and assumed its current role as SurFin's lender. As of October 31, 2003, SurFin had $533.6 million in outstanding debt to Hughes.

                             X. SUMMARY OF THE PLAN
                                -------------------

     The Debtor believes that the chapter 11 process has enabled it to maximize the value of its Estate. As a result of the chapter 11 process and through the Plan, the Debtor expects that Creditors will obtain a substantially greater recovery from the Estate than the recovery that would be available if the assets of the Estate were to be liquidated under chapter 7 of the Bankruptcy Code. The Plan is annexed hereto as Exhibit A and forms a part of this Disclosure Statement. The summary of the Plan set forth below is qualified in its entirety by the more detailed provisions set forth in the Plan.

A.   Classification and Treatment of Claims and Old DTVLA Membership Interests
     -------------------------------------------------------------------------

----------
/19/ As defined in the "General Information - The Debtor and Its Business - The Debtor's Business Model - SurFin" section, SurFin includes SurFin Ltd, a Bahamian international business company and its wholly-owned subsidiaries, White Holding B.V., White Holding Mexico, S. de R.L. de C.V. and Dish Placement Services Limited, and any of their respective subsidiaries.

/20/ See "General Information - The Debtor and Its Business - The Debtor's Business Model - SurFin" section for indebtedness to SurFin by Operating Company.

     If the Plan is confirmed by the Bankruptcy Court, each Holder of an Allowed Claim or Interest in a particular Class will receive the same treatment as the other Holders in the same Class of Claims or Old DTVLA Membership Interests, whether or not such Holder voted to accept the Plan. Moreover, upon confirmation, the Plan will be binding on all of the Debtor's Creditors and members whether or not such Creditors or members voted to accept the Plan. Such treatment will be in full satisfaction, release and discharge of and in exchange for such Holder's respective Claims or Old DTVLA Membership Interests, except as otherwise provided in the Plan.

     1.   Unclassified Claims
          -------------------

     The Bankruptcy Code does not require classification of certain Priority Claims against a debtor. In the Chapter 11 Case, the unclassified claims include
(i) Administrative Expense Claims; (ii) Priority Tax Claims and (iii) the DIP Facility Claim held by Hughes with respect to amounts due under the $300 million DIP Facility made available to the Debtor by Hughes and approved by the Bankruptcy Court by final order June 3, 2003. Holders of such Claims are not entitled to vote on the Plan.

     Each Holder of an Allowed Administrative Expense Claim will be paid in full in Cash on the latest of (i) the Effective Date, (ii) the date such Claim becomes an Allowed Administrative Expense Claim, or (iii) upon such other terms as may be agreed upon by such Holder and Reorganized DTVLA or otherwise upon order of the Bankruptcy Court. However, Allowed Administrative Expense Claims representing obligations incurred in the ordinary course of business or otherwise assumed by the Debtor on the Effective Date pursuant to the Plan will be paid or performed by Reorganized DTVLA when due in accordance with the terms and conditions of the particular agreements governing such obligations.

     Each Holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date will be paid in full in Cash on the Effective Date, or upon such other terms as may be agreed upon by such Holder and Reorganized DTVLA or otherwise upon order of the Bankruptcy Court. The amount of any Priority Tax Claim that is not an Allowed Claim or that is not otherwise due and payable on or prior to the Effective Date, and the rights of the Holder of such Claim, if any, to payment in respect thereof shall (i) be determined in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Chapter 11 Case had not been commenced,
(ii) survive the Effective Date and Consummation of the Plan as if the Chapter 11 Case had not been commenced, and (iii) not be discharged pursuant to section 1141 of the Bankruptcy Code. In accordance with section 1124 of the Bankruptcy Code, the Plan leaves unaltered the legal, equitable, and contractual rights of each Holder of a Priority Tax Claim.

     Allowed DIP Facility Claims will receive a portion of the Class 3 Share of the Reorganized DTVLA LLC Member Units in full satisfaction of the Allowed DIP Facility Claims. However, Hughes' acceptance of such treatment in respect of the Allowed DIP Facility Claims shall neither be nor be deemed to be an admission, concession or waiver prior to the Effective Date with respect to any of Hughes' rights in respect of the Allowed DIP Facility Claims, and shall solely represent an acceptance of such treatment in the context of the Plan, and not for any other purpose.

     2.   Classified Claims
          -----------------

     The following describes the Plan's classification of the Claims and Old DTVLA Membership Interests that are required to be classified under the Bankruptcy Code and the treatment that the Holders of Allowed Claims or Old DTVLA Membership Interests will receive for such Claims or Old DTVLA Membership Interests.

          a)   Class 1: Priority Claims

     The Priority Claims consist of any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than an Administrative Expense Claim, a Priority Tax Claim, or a DIP Facility Claim.

     The Priority Claims, in the estimated amount of $63,000, are Unimpaired Claims under the Plan and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights of such Holders in respect of such Claims are unaltered under the Plan. Unless the Holder of such Claim and the Debtor agree to a different treatment, each Holder of an Allowed Priority Claim shall receive one of the following alternative treatments, at the election of the Debtor:

          (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized DTVLA on the Effective Date;

          (ii) to the extent not due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized DTVLA when and as such Claim becomes due and owing in the ordinary course of business; or

          (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

     The Priority Claims are Unimpaired Claims under the Plan, and Class 1 is an Unimpaired Class. Therefore, the Holders of Priority Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Priority Claims are not entitled to vote to accept or reject the Plan.

          b)    Class 2: Secured Claims

     The Secured Claims consist of (a) any Claim that is secured by a lien on property in which the Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code, or (b) any Claim Allowed under the Plan as a Secured Claim, other than the DIP Facility Claims and that portion of any claims with respect to the SurFin Guaranties that is secured.

     The Secured Claims, in the estimated amount of $2,300, are Unimpaired Claims under the Plan and pursuant to section 1124 of the Bankruptcy Code, the legal, equitable and contractual rights of the Holders of Secured Claims are unaltered under the Plan. Unless the Holder of such Claim and the Debtor agree to a different treatment, each Holder of an Allowed Secured Claim shall receive one of the following alternative treatments, at the election of the Debtor:

          (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be reinstated and the Holder paid in accordance with such legal, equitable and contractual rights;

          (ii) the Debtor shall surrender all collateral securing such Claim to the Holder thereof, in full satisfaction of such Holder's Allowed Class 2 Claim, without representation or warranty by or recourse against the Debtor or Reorganized DTVLA; or

          (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

     Any default with respect to any Secured Claim that occurred before or after the commencement of the Chapter 11 Case shall be deemed to be cured upon the Effective Date.

     The Secured Claims are Unimpaired Claims under the Plan, and Class 2 is an Unimpaired Class. Therefore, the Holders of such Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Secured Claims are not entitled to vote to accept or reject the Plan.

          c)    Class 3: Hughes Claims

     The Hughes Claims consist of all Claims held by Hughes or Holdings against DTVLA other than any Administrative Expense Claims (including, without limitation, the DIP Facility Claims).

     The Class 3 Hughes Claims are deemed Allowed in conjunction with the settlement and compromise of such Claims provided for in the Plan.

     Hughes (or its designee) will receive on or as soon as practicable after the Effective Date, the Class 3 Share (i) first, in full and final satisfaction of the Allowed DIP Facility Claims, (ii) second, in consideration of the Additional Hughes Contributions; and (iii) to the extent there is any remaining value attributable to the Class 3 Share, in full and final satisfaction of such Allowed Class 3 Hughes Claim.

     The Hughes Claims are Impaired Claims under the Plan, and Class 3 is an Impaired Class. Therefore, the Holders of Hughes Claims are entitled to vote to accept or reject the Plan. However, the vote of the Holders of Hughes Claims shall not be counted for the purpose of meeting the requirement of section 1129(a)(10) of the Bankruptcy Code that at least one Impaired Class has voted to accept the Plan.

          d)    Class 4: General Unsecured Claims

     The General Unsecured Claims consist of all Unsecured Claims against the Debtor held by any Person or Entity, including Rejected Programmer Claims, but excluding Claims classified in Class 1, 3, 5 or 6. These Claims may also include certain Claims for amounts due to programmers under prepetition Programming Agreements to be assumed by the Debtor where the programmer has agreed to accept a Class 4 General Unsecured Claim in satisfaction of the Debtor's obligation to cure defaults under such contract.

     As of the date hereof, the Debtor estimates that the aggregate Claims that will become Allowed Class 4 General Unsecured Claims is approximately $603,500,000, but this amount could vary significantly based upon the amount of Claims filed and the resolution of any objections thereto.

     Under the Plan, each Holder of an Allowed Class 4 General Unsecured Claim shall receive, in full and final satisfaction of such Allowed Class 4 General Unsecured Claim, on the first Distribution Date after the date on which such General Unsecured Claim becomes an Allowed Claim, Cash payments in an aggregate amount equal to twenty percent (20%) of such Holder's Allowed Class 4 General Unsecured Claim

     The General Unsecured Claims are Impaired Claims under the Plan, and Class 4 is an Impaired Class. Therefore, the Holders of General Unsecured Claims are entitled to vote to accept or reject the Plan.

          e)    Class 5: Subsidiary Claims

     The Subsidiary Claims consist of any Claims against the Debtor held by any Operating Company or any Non-Operating Company.

     The Holders of Class 5 Subsidiary Claims shall not receive any distributions or retain any property under the Plan. On the Effective Date, Reorganized DTVLA shall retain its interest in each of the Debtor Subsidiaries.

     The Subsidiary Claims are Impaired Claims under the Plan, and Class 5 is an Impaired Class. Pursuant to section 1126(g) of the Bankruptcy Code, the Holders of Subsidiary Claims are conclusively deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.

          f)    Class 6: Put Agreement Claims and Interests

     The Put Agreement Claims and Interests consist of any Claims and Old DTVLA Membership Interests now or hereafter held by Raven Media or any other Person or Entity under or with respect to the Put Agreement or with respect to the breach (including, but not limited to, a breach resulting from the rejection under section 365 of the Bankruptcy Code) by DTVLA or the Debtor of any obligation under the Put Agreement.

     The Put Agreement Claims and Interests are subordinated pursuant to section 510(b) of the Bankruptcy Code, the Put Subordination Order, and applicable law to all Claims in Classes 1-5 of the Plan and to all unclassified Claims described in Article II of the Plan and shall be treated in all respects like Old DTVLA Membership Interests. As a result, the Holders of the Put Agreement Claims and Interests will receive no distributions on account of their respective Put Agreement Claims and Interests and all rights with respect thereto will be cancelled and fully extinguished pursuant to, and on the Effective Date of, the Plan.

     The Put Agreement Claims and Interests are Impaired Claims under the Plan, and Class 6 is an Impaired Class. Pursuant to section 1126(g) of the Bankruptcy Code, Holders of Allowed Class 6 Put Agreement Claims and Interests are conclusively deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.

          g)    Class 7: Old DTVLA Membership Interests

     The Old DTVLA Membership Interests consist of the membership interests in DTVLA held by any Person or Entity immediately prior to issuance of the Class 3 Share of Reorganized DTVLA LLC Member Units.

     The Holders of Class 7 Old DTVLA Membership Interests will receive no distributions on account of their respective Old DTVLA Membership Interests and each Old DTVLA Membership Interest will be cancelled and fully extinguished pursuant to the Plan, and immediately following the issuance of the Class 3 Share.

     The Old DTVLA Membership Interests are Impaired Claims under the Plan, and Class 7 is an Impaired Class. Pursuant to section 1126(g) of the Bankruptcy Code, Holders of Allowed Class 7 Old DTVLA Membership Interests are deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.

B.   Conditions to Confirmation
     --------------------------

     The Plan will not be confirmed, and the Confirmation Order will not be entered, until and unless certain specified "Confirmation Conditions" have been satisfied or waived by the Debtor. These Confirmation Conditions are as follows:

          (i) The clerk of the Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, approving the Plan Documents, authorizing the Debtor to execute, enter into and deliver the Plan Documents and to execute, implement, and to take all actions otherwise necessary or appropriate to give effect to the transaction contemplated by the Plan and the Plan Documents.

          (ii) The Confirmation Order shall be in form and substance acceptable to the Debtor, Hughes and the Committee, and, to the extent such order modifies the provisions of Section X.B. of the Plan as the same relates to Darlene, Darlene's Affiliates or Darlene's D&O Releases, to Darlene.

C.   Conditions Precedent to the Effective Date under the Plan
     ---------------------------------------------------------

     The "effective date of the plan," as used in section 1129 of the Bankruptcy Code, will not occur, and the Plan will be of no force and effect, until the date on which all of the following conditions have been satisfied or waived:

          (i) The Confirmation Order has been signed by the Bankruptcy Court and duly entered on the docket for the Chapter 11 Case by the Clerk of the Bankruptcy Court;

          (ii)  The Confirmation Order has become a Final Order;

          (iii) Reorganized DTVLA and the Exit Funder have executed the Exit Funding Documents and the Exit Funding shall be in effect and Reorganized DTVLA shall be entitled to obtain the amounts provided for thereunder and in accordance therewith;

          (iv)  The Roll-Up Transactions shall have been consummated;

          (v) All actions, documents and agreements necessary to implement the Plan shall have been effected or executed; and

          (vi) The Put Subordination Order shall not have been stayed, reversed, amended or modified.

          Each of these conditions may be waived in whole or in part by the Debtor with the consent of Hughes without further notice to parties in interest or the Bankruptcy Court and without a hearing.

     If the Confirmation Order is vacated, the Plan shall be null and void in all respects and nothing contained in the Plan or this Disclosure Statement shall: constitute a waiver or release of any Claims by or against, or any Old DTVLA Membership Interests in, the Debtor; prejudice in any manner the rights of the Debtor; or constitute an admission, acknowledgment, offer or undertaking by the Debtor in any respect.

D.   Executory Contracts and Unexpired Leases
     ----------------------------------------

     Under the Bankruptcy Code, the Debtor may assume or reject executory contracts and unexpired leases. As a general matter, an "executory contract" is a contract under which material performance, other than solely the payment of money, remains to be made by each party to the contract.

     On the Effective Date, the Debtor will assume pursuant to the Plan (in addition to Programming Agreements previously assumed by the Debtor or subject to a pending notice to assume), each Programming Agreement listed on the Programming Agreement Assumption Schedule to be filed by the Debtor at least ten
(10) days prior to the Voting Deadline and served on each party to a Programming Agreement. On the Effective Date, the Debtor will reject any Programming Agreement not (i) listed on the Programming Agreement Assumption Schedule, or
(ii) previously assumed by the Debtor pursuant to an order entered by the Bankruptcy Court. Each Programming Agreement assumed by the Debtor hereunder or pursuant to any order entered by the Bankruptcy Court shall be deemed to be assigned by the Debtor to Reorganized DTVLA on the Effective Date. In the event the Bankruptcy Court determines that the amount required to be paid by Debtor to cure defaults under any Programming Agreement as to any Programming Agreement included in the Programming Agreement Assumption Schedule is greater than the Cure Amount set forth therein with respect thereto, the Debtor shall have the right, for three
(3) business days following such determination, to designate such Programming Agreement to be rejected by providing written notice to the parties to such Programming Agreement and to treat such Programming Agreement as having been rejected pursuant to the Plan.

     Any Cure Amounts with respect to the Programming Agreements to be assumed by the Debtor are set forth on the Programming Agreement Assumption Schedule and will be paid in the manner and on the terms set forth in such Schedule. In the event of a dispute regarding: (1) the existence of any default or the amount of any cure payments, (2) the ability of Reorganized DTVLA to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the Programming Agreement to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

     On the Effective Date, all executory contracts or unexpired leases to which DTVLA is a party as of the Petition Date other than Programming Agreements ("Other Executory Contracts"), including all Compensation and Benefit Plans, Insurance Contracts, Local Operating Agreements, and unexpired real property and other leases will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except those Other Executory Contracts that (1) have been previously rejected by order of the Bankruptcy Court, (2) are the subject of a motion to reject pending on the Effective Date, (3) are identified as being rejected on a list to be filed by the Debtor with the Bankruptcy Court, and served on the non-debtor parties under the agreements listed thereon, not less than five (5) days before the Confirmation Date, or (4) are rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court will constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each Other Executory Contract that is assumed by the Debtor hereunder or pursuant to any order entered by the Bankruptcy Court will be deemed to be assigned to Reorganized DTVLA on the Effective Date.

     Any Cure Amounts with respect to any Other Executory Contract assumed by the Debtor shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Amount in Cash on the Effective Date, or as soon thereafter as is practicable, or on such other terms as the parties to such Other Executory Contracts may otherwise agree. In the event of a dispute regarding: (1) the existence of any default or the amount of any Cure Amounts,
(2) the ability of Reorganized DTVLA or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the Other Executory Contract to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

     All proofs of claim with respect to Claims arising from the rejection of any Programming Agreement or Other Executory Contracts, if any, must be Filed within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claims arising from the rejection of Programming Agreements or Other Executory Contracts that become Allowed Claims are classified and shall be treated as Class 4 General Unsecured Claims. Any Claims arising from the rejection of a Programming Agreement or Other Executory Contract not Filed within such times will be forever barred from assertion against the Debtor or Reorganized DTVLA, the Estate and property of the Debtor or Reorganized DTVLA unless otherwise ordered by the Bankruptcy Court or provided in this Plan. All such Claims for which proofs of claim are required to be Filed will be, and will be treated as, General Unsecured Claims, subject to the provisions of Article VIII hereof, provided such Claims are timely Filed.

E.   Means for Implementation of the Plan
     ------------------------------------

     1.   Settlement and Compromise with Hughes
          -------------------------------------

          The Plan and the distributions provided to be made under the Plan to Hughes as Holder of an Allowed Class 3 Claim and to all other Holders of Allowed Claims hereunder shall constitute a settlement and compromise of all claims that were held, as of the Petition Date, by the Debtor or the Estate or that could be asserted by any Person or Entity for or on behalf of the Estate against the Releasees or the D&O Releasees, approval of which is sought pursuant to the Plan. These claims include, but are not limited to, any claim that the Hughes Claims are subject to subordination or recharacterization or otherwise subject to any right of setoff or other defense or infirmity. In furtherance of such settlement and compromise, Hughes has agreed to, among other things, convert the DIP Facility Claims to equity in Reorganized DTVLA, consummate the Roll-Up Transactions, accept equity in Reorganized DTVLA in full satisfaction of its claims, provide the Exit Funding and accept the remaining provisions of the Plan. Accordingly, the Releasees and the D&O Releasees will receive the benefits of the releases provided for in the Plan and as set forth in the Confirmation Order.

          a) Committee's Statement Regarding Proposed Compromise of Settlement with Hughes

          The Committee believes that the treatment of Class 4 non-Hughes-related General Unsecured Claims ("Non-Hughes Claims" or "NHCs") negotiated by the Committee and provided for in the Plan constitutes a reasonable and equitable resolution of this chapter 11 case, given the business and litigation realities presented. The Committee's perception of the case is as follows:

               1.   Background

          This case is unique by reason of the extraordinary number of relationships between Hughes and the Debtor, and the potential leverage that these roles gave Hughes. Among relationships between Hughes and the Debtor were/are as follows:

          (i)   Hughes employees managed the Debtor.

          (ii) Hughes owned CBC, through which the Debtor gained satellite access.

          (iii) Hughes also had controlling equity interests in some of the Operating Companies. In this way, Hughes controlled access to many of the Debtor's customers.

          (iv) Hughes or Hughes affiliates (i.e., SurFin) asserted $2 billion/21/ in prepetition claims against the Debtor (collectively, the "Prepetition Hughes Claims") - an amount that dwarfed the NHCs.

          (v) the Debtor was losing substantial amounts of money. Hughes was the only party willing to provide the $300 million DIP Facility that the Debtor projected was needed for it to effectively reorganize.

          (vi) Hughes also appeared to be the only party reasonably likely to provide exit financing (the "Exit Financing") to the Debtor following reorganization (which the Debtor plainly would need in order to implement its business plan and to become a financially viable business).

          Given the pervasiveness of the Hughes relationships, the Committee's immediate concern following its formation was that holders of NHCs would simply not have negotiating leverage with Hughes concerning the framework of a reorganization. The Committee's concerns were heightened by the original terms of Hughes' proposed DIP Facility. The terms were of the sort normally requested by an arms length lender to a chapter 11 debtor. Such terms (such as the granting of liens and relief from the automatic stay, as well as a prohibition against using collateral to litigate against the proposed DIP lender), typically vest a tremendous amount of leverage in the DIP lender to dictate the terms of how a chapter 11 case will progress. The Committee felt that, in Hughes' hands, such increased leverage would be overwhelming, given Hughes' already pervasive, pre-existing relationships to the Debtor. (For example, upon a default, Hughes proposed to have the ability to foreclose on the liens granted to it in return for the DIP Facility. Such a foreclosure would have left the holders of NHCs with nothing and, given the nature and extent of Hughes' relationship with the Debtor, the Committee was concerned that such defaults could potentially be manipulated.)/22/

          Based upon all these concerns, the Committee took the aggressive strategy of opposing the DIP Facility as initially constituted. (The risk of this approach was that, if the Committee's objection was sustained and Hughes refused to lend on other terms, the Debtor would terminate operations to the detriment of its creditors and the numerous entities that continued to do business with the Debtor.) At the initial hearing with respect to the proposed DIP Facility, the Court expressed strong reservations about approving the

----------
/21/ This amount includes approximately $600 million in contingent claims asserted by SurFin and other Hughes affiliates based on guarantees issued by the Debtor.
/22/ By articulating its concern at the time, the Committee does not mean to suggest that default manipulation ultimately occurred - it did not.

     DIP Facility over the Committee's objection. Thereafter, Hughes and the Committee negotiated modified terms, which the Committee believes altered the negotiating landscape in this case. Principal among these modified provisions were terms that (a) provided for the appointment of an independent investment banker to dispose of the assets of the Debtor upon the occurrence of certain non-monetary defaults under the DIP Facility and Hughes' attempted exercise of foreclosure remedies, and (b) Hughes' agreement to, in essence, fund up to a maximum amount of $2 million to enable the Committee to investigate (and, if necessary, litigate) claims that the Debtor estate might have against Hughes. In approving the DIP Facility as renegotiated, the Bankruptcy Court observed that many of these protections were, to its mind, "unprecedented," although perhaps necessary in the context of this most unusual case.

               2.   The Negotiation/Investigation Process

          Following Court approval of the DIP Facility, the Committee embarked on two simultaneous tracks: investigating potential claims against Hughes, and negotiating a plan of reorganization that, among other things, would resolve any such claims. In each instance, the Committee was assisted by its financial advisor, Huron Consulting Group, LLC and its counsel Pachulski, Stang, Ziehl, Young, Jones & Weintraub P.C. In negotiating a plan of reorganization, the Committee accepted the fact that any plan of reorganization would likely have to be consensual, vis-a-vis Hughes. This was the case, given (a) the number of Hughes relationships with the Debtor,
     (b) the fact that the DIP Facility would have to be satisfied in full, in cash, upon confirmation of a plan (as a matter of bankruptcy law), and Hughes would not likely agree to a deferral unless the plan was consensual, and (c) that only Hughes was likely to provide substantial Exit Financing that would be required for the Debtor to satisfy creditor claims and to operate until it became profitable./23/

          The negotiation of an "equitable" plan of reorganization also necessarily involved analysis by the Committee of the value of the Debtor (liquidation and going concern), as well as the value of any claims that might exist against Hughes (as discussed below). With respect to the issue of the value of the Debtor, Huron concurred with the assessment by the Debtor and its advisers that the liquidation value of the Debtor would not come close to covering the amount of the DIP Facility (which would have a payment priority on all other claims pursuant to the Bankruptcy Code).

          Moreover, excluding the value of any litigation claims, the "going concern" value of the Debtor, as presently organized, likely would not exceed the combined amount of the DIP Facility and Exit Financing (collectively, the "Reorganization Financing") that Hughes would necessarily need to provide in order for the Debtor to continue operating. In other words, under either of these scenarios, in the absence of the advances by Hughes

----------
/23/ DTVLA is not projected to attain a "break-even" operating performance until approximately the year 2005. It was assumed that DTVLA would have no ability to repay the DIP Facility upon confirmation of a plan. Therefore, absent location of an alternative source for providing up to a combined $500 million in DIP and Exit Financing (collectively, "Reorganization Financing"), Hughes would have to be the plan funding source.

     (or some other third party) now contemplated by the Plan, the value of the Debtor would not warrant any distribution to the holders of any claims arising prior to the Petition Date, whether owing to Hughes or third party creditors.

          A far more significant area of disagreement was the value that holders of NHCs could equitably demand in Reorganized DTVLA following the "roll-up" and other transactions contemplated to occur in conjunction with the Plan. Hughes' position was that the vast majority, if not all, of this increase in "value" was to be contributed by parties other than holders of NHCs - i.e., Hughes, SurFin, and Hughes' investment partners. As a result, Hughes' position was that NHCs had no equitable claim to this increase in value. One aspect of Hughes' position was that the conversion of the DIP Facility to equity (especially, its agreement to do so without a premium) and Hughes' agreement to provide the Exit Financing under circumstances and on terms that no arms-length lender would provide, entitled Hughes to a substantial portion of the equity value in the Reorganized DTVLA even without considering the substantial prepeition claims against the Debtor. Hughes further contended that the equity positions Hughes held in various of the Operating Companies, together with its agreement to waive components of its, and its affiliates', claims against these entities, had significant value and that Hughes' contribution of this value had to be recognized in the equity stake held by Hughes in Reorganized DTVLA. Hughes also contended that Hughes was entitled to the vast majority of any remaining value in Reorganized DTVLA which might be allocated to holders of pre-petition claims, by reason of the alleged $2 billion in Prepetition Hughes Claims, which dwarf the likely amount of ultimately allowed NHCs.

          Hughes' view was therefore that holders of NHCs were entitled to, at best, a very small equity stake in Reorganized DTVLA.

          The Committee believed that holders of NHCs were entitled to a much more meaningful recovery for two reasons. First, the Operating Companies collectively owed the Debtor over $600 million as of the Petition Date. The equity value of such Operating Companies (which were being contributed through the "roll-up") therefore was open to dispute. Second, Hughes' apportionment of value based on the magnitude of the Prepetition Hughes Claims ignored the substantial arguments that existed that, at minimum, some of the Prepetition Hughes Claims were subject to subordination.

          The Debtor and Hughes cooperated with the Committee's investigation of claims asserted against Hughes, producing millions of pages of documents on an informal basis. As of the date hereof, no depositions have been taken. The Debtor's professionals have, however, responded to inquiries of the Committee on an informal basis. Based upon the investigation to date, the possible claims against Hughes can be divided into two categories: (a) Prepetition Hughes Claim subordination theories, and (b) theories that might result in an affirmative recovery from Hughes. A summary of the Committee's preliminary conclusions as to these claims is as follows:

               3.   Subordination Claims

          Bankruptcy Code Section 510 permits a Bankruptcy Court, upon a proper showing, to equitably subordinate the claims of one creditor to the claims of other creditors. In order to equitably subordinate a claim, the following elements must be satisfied: (i) the claimant must have engaged in some type of inequitable conduct; (ii) the misconduct must have resulted in injury to other creditors or conferred an unfair advantage on the claimant; and (iii) subordination of the claims must not be inconsistent with other provisions of the Bankruptcy Code./24/

          Case law provides that claims asserted by insiders or fiduciaries also demand closer scrutiny in a subordination analysis. Most cases also require some linkage between the magnitude of the subordination and the actual harm to creditors that justifies the subordination.

          The Committee believes that grounds exist to equitably subordinate a significant amount of the Prepetition Hughes Claims. The principal basis for such subordination (in the Committee's opinion) is that Hughes never treated the Debtor as a viable, stand-alone entity in terms of the conduct of its business. Specifically, in any litigation, the Committee would argue, and believes it could prove, that Hughes made business decisions that directly and adversely impacted the Debtor's cash flow, thereby necessitating the Debtor's "borrowing" of monies from Hughes. For example, Hughes caused the Debtor to continue to provide services to the Operating Companies with full knowledge that the Operating Companies had no ability to pay the Debtor the royalties that would be owed in return. One Operating Company -- the Mexican LOC -- alone owes the Debtor over $160 million in delinquent royalties./25/ As another example, Hughes made the conscious decision well prior to the Petition Date that, whatever money was available to the cash-strapped Operating Companies would first be used by the Operating Companies to pay their obligations to SurFin, rather than the Debtor. Hughes has offered justifications for that decision that may be logical and make business sense on an "enterprise" level. The fact remains, however, that the Debtor's current debts owing to Hughes are, in part, the result of the decision to cause the Debtor to do business with Hughes-controlled customers that Hughes knew would not pay their bills.

          In sum, the Committee's investigation to date reveals (in the Committee's opinion) a good case for, at minimum, the equitable subordination of a significant portion of the Prepetition Hughes Claims. The issue then becomes what such a subordination would accomplish. In this regard, the sheer magnitude of the Prepetition Hughes Claims makes subordination problematic as an effective remedy. Subordination case law is clear that the subordination imposed by a court must be reasonably proportionate to the harm

----------
/24/ Citicorp Venture Capital, Ltd. V. Committee of Creditors Holding Unsecured Claims, 160 F.3d 982, 986-87 (3rd Cir. 1998); In re Zenith Electronics Corp., 241 B.R. 92, 107 (Bankr. D. Del. 1999); In re Dan-Ver Enterprises, Inc., 86 B.R. 443, 448 (Bankr. W.D. Pa. 1988.

/25/ Grupo Galaxy Mexicana, S.R.L. de C.V.II is a 92% owned subsidiary of Hughes (through Holdings). Hughes therefore has required the Debtor to continue to do business with a Hughes subsidiary that Hughes knows has no ability to pay its bills owing to the Debtor.

     caused by the offending creditor. In this case, the Committee has a good argument that perhaps $600 million of the Hughes claims should be subordinated (representing the unpaid amounts owing to the Debtor by the Operating Companies). The ability to subordinate the remainder of the Prepetition Hughes Claims, however, is less clear. The subordination of $600 million in Prepetition Hughes Claims would still leave $1.4 billion in Prepetition Hughes Claims, diluting any recovery to which holders of NHCs would be entitled from the limited value of the Debtor's estate.

          More importantly, even if the Committee successfully subordinated all of the Prepetition Hughes Claims, such a result would not clearly benefit the holders of NHCs, given the unique circumstances of this case. On an equitable basis, a complete subordination would obviously entitle the NHCs to a greater portion of Reorganized DTVLA. The holders of NHCs, however, would still have no ability to force Hughes either to convert the DIP Facility Claims to equity or to provide the Reorganization Financing necessary to permit the Reorganized DTVLA to operate - as indicated above, that could only be accomplished consensually. The utility of subordination litigation to holders of NHCs therefore remains unclear.

               4.   Investigation Of Possible Affirmative Recoveries.

          In addition to investigating the possibility of an equitable subordination of the Prepetition Hughes Claims, the Committee has also been investigating all theories of potential, affirmative recovery against Hughes and its affiliates (the "Hughes Affiliates"). The Committee believes that some level of affirmative recovery may, potentially, exist against certain Hughes Affiliates. However, it further believes that its ability to recover is subject to risk and, any potential recovery would likely be at amounts less than the amounts to be distributed to holders of NHCs under the Plan. Moreover, a substantial hurdle that any plaintiff would have to overcome in seeking such recoveries is, again, the magnitudes of Prepetition Hughes Claims that could be used as a potential, "setoff" against any amounts that might be found to be owing to the Debtor. (Bankruptcy Code Section 553 expressly preserves this right of setoff.)

          The Committee has also investigated the possibility of recharacterizing some or all of the Prepetition Hughes Claims as equity, in which case such "claims" could not be used to set off amounts that would be owing to the Debtor's estate. Such a theory has potential, except with regard to approximately $450 million of the Prepetition Hughes Claims that represent loans to the Debtor originally made by third parties that were subsequently acquired by Hughes. The Committee does not believe, however that the possible merits of such arguments exceed the benefits to be received by holders of NHCs under the Plan.

          In sum, the Committee believes that the litigation rights against the Hughes affiliates clearly entitled NHCs to a meaningful recovery under the Plan.

               5.   The Negotiation of the Plan

          In September 2003, the Committee communicated its position to Hughes and made clear that the Committee intended to continue with its investigation and commence suit if an acceptable, consensual plan of reorganization could not be quickly negotiated. Hughes expressed willingness to increase substantially its initial proposals and negotiations continued. As indicated, Hughes' initial proposals contemplated giving the holders of NHCs a small equity stake in Reorganized DTVLA. The Committee determined that cash was preferable to the acceptance of a minority equity stake in Reorganized DTVLA, particularly given the Debtor's unprofitability. After considerable intense (and good faith) negotiations, Hughes agreed to the proposal incorporated into the Plan which generally satisfies NHCs in cash at twenty cents on the dollar. Based upon the Committee's estimates of NHCs, this represents a cash payment from Hughes of approximately $150 million to NHC. The Committee believes this is a very favorable result for the holders of NHCs, standing alone, (particularly in contrast to the treatment of the claims held by Hughes Affiliates, which are generally being converted into equity under the
     Plan).

          Hughes demanded the termination of the Committee's investigation and a release of all theoretical claims against Hughes as a condition of agreeing to convert the DIP Facility to equity and to fund the proposed Plan. The Committee believes that the treatment of NHCs under the Plan is sufficiently attractive to justify a termination of the investigation./26/ There is no reason to believe that any "better" result could be obtained through litigation and, in fact, as described above, there is significant risk that litigation would result in a worse result for the NHC's than the recoveries to be received under the Plan. Distributions under the Plan already represent a substantial enhancement on the recovery that holders of NHCs would be legally entitled to receive under most outcome scenarios in this case, given the enormous size of the Prepetition Hughes Claims, the secured and administrative status of the DIP Facility and the sole willingness of Hughes to provide the Reorganization Financing.

          Additionally, the Committee is mindful of the fact that the vast majority of NHCs are held by parties who either continue to do business with, or may in the future do business with, the Debtor. The reorganization of the Debtor therefore also preserves an existing substantial customer for such creditors - a benefit that would not likely be preserved if the case collapsed into litigation.

          In sum, the Committee believes that the Plan represents an excellent result that deserves support by the holders of NHCs.

          b) Hughes' Statement Regarding Proposed Compromise of Settlement with Hughes

          Hughes believes that it could successfully defend any litigation commenced on behalf of the Debtor, including the Raven Proceeding, seeking
     (i) to subordinate or

----------
/26/ The Committee's opinion is not altered by the commencement of the Raven Proceeding. In that proceeding, Raven has not raised any issues or allegations regarding Hughes or its claims that were not already considered by the Committee in coming to its opinion.

     recharacterize as equity the Hughes Claims or any other Claims of Hughes' affiliates or (ii) an affirmative recovery from Hughes and its affiliates. In the context of the Plan, however, Hughes is willing to provide the Exit Funding and the Additional Hughes Contributions and to accept the treatment of the DIP Facility Claims and the Hughes Claims under the Plan as consideration for, among other things, settling such litigation because litigation would be time consuming, costly and, most importantly, would put the successful reorganization of the Debtor at significant risk. Hughes believes that the recovery that the Plan affords to Claimants greatly exceeds any recovery that might be available to Claimants if Hughes were unable to defend successfully any such litigation against Hughes.

     2.   Continued LLC Existence
          -----------------------

          The Debtor, as Reorganized DTVLA, will continue to exist after the Effective Date as a limited liability company, with all the powers of a limited liability company under the laws of the State of Delaware and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under the laws of the State of Delaware. On and after the Effective Date, Reorganized DTVLA may operate its business and may use, acquire or dispose of its property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.

     3.   Roll-Up Transactions
          --------------------

          On the Effective Date, upon the terms and subject to the conditions of the Contribution Agreement, (i) Hughes shall contribute to DTVLA or Reorganized DTVLA one hundred percent (100%) of the equity interests owned directly or indirectly by Hughes or any Affiliate (as defined in the Contribution Agreement) of Hughes in each of the Transferred Companies and the GGM Option Agreement; and (ii) Darlene shall contribute to DTVLA or Reorganized DTVLA one hundred percent (100%) of the equity interests owned directly or indirectly by Darlene or any Affiliate (as defined in the Contribution Agreement) of Darlene in each of the Transferred Companies and the debt, warrants and other rights in CBC owned by Darlene. In addition, in connection therewith, Hughes and Darlene will waive and release, or shall cause their respective Affiliates other than SurFin to waive and release, any and all claims held by them, or their respective Affiliates other than SurFin against any of the Transferred Companies.

          As partial consideration for the contributions, waivers and releases described in the preceding paragraph and subject to the provisions of the Contribution Agreement adjusting the proportionate ownership interests of Hughes and Darlene in Reorganized DTVLA, (i) Hughes (or its designee) shall receive a portion of the Class 3 Share of the Reorganized DTVLA LLC Member Units and (ii) Darlene shall receive the Darlene Share of Reorganized DTVLA LLC Member Units.

          After the closing of the Contribution Agreement, Reorganized DTVLA will have an option to purchase 100% of Darlene's equity interests in the Tier II Operating Companies for $1 exercisable any time upon delivery of written notice to Darlene during a 180 day period commencing after the Closing and thereafter for 30 more days. During the 180 day period, Reorganized DTVLA has the right to perform due diligence of the Tier II Operating Companies.

          The primary benefits of the Roll-Up Transactions are: (i) streamlining the operations of Reorganized DTVLA by centralizing management of the Operating Companies and the uplink facilities; (ii) reducing the funding requirements for the business by increasing the efficiency of capital allocations among Operating Companies; (iii) facilitating private and public financing transactions for Reorganized DTVLA as a result of a simplified capital structure; (iv) aligning the interests of all entities involved in the production and distribution of the Programming; and (v) improving cash flow by eliminating significant debt obligations.

     4.   Exit Funding
          ------------

          After the Confirmation Date, and on or before the Effective Date, the Exit Funder and Reorganized DTVLA will execute the Exit Funding Documents evidencing the Exit Funding the terms of which shall be substantially as set forth in the Exit Funding Documents, copies of which shall be included in a Plan Supplement to be filed by the Debtor as set forth in the Plan. The proceeds of advances made under the Exit Funding may be used to make the distributions required to be made pursuant to the Plan and for general working capital purposes, all as provided for and subject to the terms of the Exit Funding Documents.

     5.   Vesting of Assets and Consummation of the Roll-Up Transaction
          -------------------------------------------------------------

          On the Effective Date, each of the following transactions will occur in the order listed: (1) the Roll-Up Transactions described in Section X.E.3. of this Disclosure Statement will occur; (2) the Class 3 Share and the Darlene Share of Reorganized DTVLA LLC Member Units will be distributed to Hughes and Darlene, and/or their respective designees pursuant to the Plan; (3) all of the Old DTVLA Membership Interests will cease to be outstanding and be canceled and retired without payment of any consideration therefor; and (4) except as otherwise provided in the Plan or the Confirmation Order, all property of the Estate, and any property acquired by DTVLA or Reorganized DTVLA under the Plan, will vest in Reorganized DTVLA, free and clear of all Claims, liens, charges, or other encumbrances and old DTVLA Membership Interests except as provided in the Plan and the Confirmation Order.

          On the Effective Date, Reorganized DTVLA shall effect the distributions and related transactions required pursuant to the Plan, including the issuance and distribution of Reorganized DTVLA LLC Member Units on the terms and conditions set forth in the Plan.

     6.   Cancellation of Instruments and Securities
          ------------------------------------------

          On the Effective Date, except to the extent expressly provided otherwise in the Plan, the Hughes Notes, the Original Lender Claims, the Original Credit Agreement Documents, the DIP Facility Claims and the DIP Loan Documents, together with all related notes, certificates, security agreements, mortgages, pledges, indemnities, collateral assignments, undertakings guaranties, and other instruments and documents, shall be canceled, retired and deemed terminated, and shall cease to exist.

     7.   Issuance of New Securities; Execution of Related Documents
          ----------------------------------------------------------

          On the Effective Date, Reorganized DTVLA will issue Reorganized DTVLA LLC Member Units which shall be distributed as provided in the Plan. Reorganized DTVLA will execute and deliver any other agreements, documents and instruments as are required to be executed pursuant to the terms of the Plan. Each recipient of any of the Reorganized DTVLA LLC Member Units under the Plan shall be deemed to be, and shall be, a party to the Reorganized DTVLA LLC Agreement and bound by the terms thereof as of the Effective Date.

     8.   LLC Agreement and Limited Liability Company Action
          --------------------------------------------------

          a) LLC Agreement. On the Effective Date each recipient of Reorganized DTVLA LLC Member Units in accordance with the Plan shall be deemed to become a party to the Reorganized DTVLA LLC Agreement. The Reorganized DTVLA LLC Agreement will, among other things, prohibit the issuance of non-voting equity securities to the extent required by section 1123(a) of the Bankruptcy Code. After the Effective Date, Reorganized DTVLA may amend or amend and restate the Reorganized DTVLA LLC Agreement as provided therein or by applicable law.

          b) Executive Committee. The Debtor will disclose, on or before the Confirmation Date, the identity and affiliations of any Person proposed to serve on the initial Executive Committee of Reorganized DTVLA, and, to the extent such Person is an Insider, the nature of any compensation arrangements for such Person. The classification and composition of the Executive Committee will be consistent with the Reorganized DTVLA LLC Agreement. Each such member of the Executive Committee will serve from and after the Effective Date pursuant to the terms of the Reorganized DTVLA LLC Agreement and the Delaware Limited Liability Company Act.

          c) Limited Liability Company Action. On the Effective Date, the selection of members of the Executive Committee of Reorganized DTVLA and all actions contemplated by the Plan shall be deemed, without further action of any kind or nature, to be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the structure of DTVLA or Reorganized DTVLA, and any limited liability company action required by DTVLA or Reorganized DTVLA in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or members of the Executive Committee of DTVLA or Reorganized DTVLA. On the Effective Date, the appropriate officers of Reorganized DTVLA and members of the Executive Committee of Reorganized DTVLA shall be deemed authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of Reorganized DTVLA, including the issuance of Reorganized DTVLA LLC Member Units.

     F.   Indemnification of Directors, Officers and Employees
          ----------------------------------------------------

          The Plan provides that the Debtor's obligations to indemnify any Person or Entity serving at any time on or prior to the Effective Date as a member of its Executive Committee, officer or employee by reason of such Person's or Entity's service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in the Debtor's constituent documents or by a written agreement with the Debtor or the Delaware Limited Liability Company Act, shall be deemed to be, and shall be treated as, executory contracts that are assumed by the Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date and shall be binding on the Reorganized DTVLA. Any such indemnification obligations shall survive unimpaired and unaffected by the entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

     G.   Provisions for Treatment of Disputed Claims
          -------------------------------------------

          After the Confirmation Date, the Debtor and Reorganized DTVLA will have the exclusive authority to File objections, settle, compromise, withdraw or litigate to judgment objections to Claims. From and after the Confirmation Date, the Debtor and Reorganized DTVLA may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

          The Debtor or Reorganized DTVLA may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor or Reorganized DTVLA has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtor or Reorganized DTVLA may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

          Except as otherwise agreed by the Debtor or Reorganized DTVLA in its sole discretion, or as otherwise ordered by the Bankruptcy Court, no partial payments will be made with respect to a Disputed Claim until the resolution of such disputes by settlement or Final Order. Subject to the provisions of the Plan, after a Disputed Claim becomes an Allowed Claim, the Holder of such Allowed Claim will receive all payments to which such Holder is then entitled under the Plan, as soon as reasonably practicable after such Claim is Allowed. Any Person or Entity who holds both an Allowed Claim(s) and a Disputed Claim(s) will receive the appropriate payment or distribution on the Allowed Claim(s), although, except as otherwise agreed by the Debtor or Reorganized DTVLA in its sole discretion, no payment will be made on the Disputed Claim(s) until such dispute is resolved by settlement or Final Order.

     H.   Subordination
          -------------

          The classification and manner of satisfying all Claims and Old DTVLA Membership Interests and the respective distributions and treatments under the Plan take into account and/or conform to the relative priority and rights of the Claims and Old DTVLA Membership Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant to the Plan. The Confirmation Order will permanently enjoin, effective as of the Effective Date, all Persons and Entities from enforcing or attempting to enforce any such contractual, legal and equitable subordination rights satisfied, compromised and settled pursuant to the Plan.

     I.   Limited Releases by the Debtor
          ------------------------------

          The Debtor and Reorganized DTVLA and the Debtor Subsidiaries will release all officers, directors, members of any committee of the board of directors or similar governing body, employees, attorneys, financial advisors, accountants, investment bankers, agents and representatives of the Debtor, Hughes, Hughes' Affiliates, Darlene, Darlene's Affiliates and their respective subsidiaries who served in such capacity at any time prior to the Effective Date, in each case in their capacity as such (collectively, the "D&O Releasees"), Hughes, Hughes' Affiliates, Darlene and Darlene's Affiliates (collectively, with the D&O Releasees, the "Releasees") from any and all claims, obligations, rights, suits, damages, Causes of Action, Avoidance Actions, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that the Debtor or the Estate would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Holder of any Claim or Old DTVLA Membership Interest or other Person or Entity, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date (including, without limitation, all "Claims and Defenses" as that term is defined in the final DIP Financing Order). Such release will be granted in exchange for good and valuable consideration, including, but not limited to, the commitment of Hughes to provide the financial support necessary for the administration of the Chapter 11 Case and the commitment by Hughes to provide financial support necessary for the Consummation of the Plan, including the financial commitment and accommodations provided for in the Exit Funding, the consideration evidenced by the Additional Hughes Contributions and the Darlene Contributions and the acceptance of treatment of the Allowed DIP

     Claims provided by Article III.B.3. of the Plan, and in consideration of the services provided by the D&O Releasees to facilitate the expeditious reorganization of the Debtor and restructuring contemplated by the Plan; provided, however, such release will have no effect on the liability of any Person or Entity (a) in respect of any (1) loan, advance or similar payment by the Debtor or its subsidiaries to any such Person or Entity (as obligations arising from such loans, advances or payments are modified by the Plan) or (2) contractual obligation owed by such Person or Entity to the Debtor or its subsidiaries (as such contractual obligations are modified by the Plan) or (b) for any claim held by any creditor, interest holder or other person against any Releasee that does not constitute a claim of the Debtor or its Estate.

     J.   Preservation of Rights and Actions
          ----------------------------------

          Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, Reorganized DTVLA will retain and may exclusively enforce any Avoidance Actions or other Causes of Action or rights to payment of Claims, that the Debtor or the Estate may hold against any Person or Entity. Reorganized DTVLA may pursue such Causes of Action and rights to payment of Claims, as appropriate, in accordance with the best interests of Reorganized DTVLA. Reorganized DTVLA will retain and may enforce all defenses, counterclaims and rights against all Claims and Old DTVLA Membership Interests asserted against the Debtor, Reorganized DTVLA or the Estate. Notwithstanding the foregoing, neither the Debtor nor Reorganized DTVLA shall assert or otherwise pursue any Avoidance Actions and all such Avoidance Actions, including any and all rights under Section 502(d) of the Bankruptcy Code related thereto or held in connection therewith, shall be deemed to be waived on the Effective Date.

     K.   Exculpation
          -----------

          The Debtor, Reorganized DTVLA, the Releasees and the Committee and their respective officers, directors, members and Professionals (acting in such capacity) will neither have nor incur any liability for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, administration, Confirmation or Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other act taken or omitted to be taken in connection with the Debtor's Chapter 11 Case. However, such exculpation will have no effect on the liability of any Person or Entity that results from any such act or omission that is determined in a Final Order to have constituted fraud, gross negligence or willful misconduct.

     L.   Injunction
          ----------

          Except as otherwise provided in the Plan, from and after the Confirmation Date all Persons who have held, hold or may hold Claims against or Interests in the Debtor are (i) permanently enjoined from taking any of the following actions against the Estate, or any of its property, on account of any such Claims or Interests and (ii) permanently enjoined from taking any of the following actions against the Debtor, Reorganized DTVLA or their property on account of such Claims or Interests: (1) commencing or continuing, in any manner or in any place, any action or other proceeding; (2) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (3) creating, perfecting or enforcing any lien or encumbrance; (4) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtor; and (5) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with or is inconsistent with the provisions of the Plan. However, nothing contained in the Plan shall preclude such persons from exercising their rights pursuant to and consistent with the terms of the Plan and related Plan documents.

M.   Retention of Jurisdiction
     -------------------------

     Pursuant to sections 105(a) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over the Chapter 11 Case after the Effective Date as is legally permissible, including jurisdiction to:

          (i) Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the allowance or priority of Claims or Interests;

          (ii) Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

          (iii) Resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which Debtor is a party or with respect to which the Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom;

          (iv) Ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan, including ruling on any motion Filed pursuant to Articles VII or VIII of the Plan;

          (v) Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtor that may be pending on the Effective Date;

          (vi) Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan or the Disclosure Statement or the Confirmation Order;

          (vii) Resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the

                 Plan or any Person's or Entity's obligations incurred in connection with the Plan;

          (viii) Permit the Debtor or Reorganized DTVLA to modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement or the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

          (ix) Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation, implementation or enforcement of the Plan or the Confirmation Order, except as otherwise provided herein;

          (x) Resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article X of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

          (xi) Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

          (xii) Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order; and

          (xiii) Enter an order and/or final decree concluding the Chapter 11 Case.

     Notwithstanding anything to the contrary in the Plan, the Bankruptcy Court shall not have jurisdiction to govern the enforcement of the Exit Funding Documents or any rights or remedies related thereto.

N.   Dissolution of Committee
     ------------------------

     On the Effective Date, the Committee shall dissolve and members will be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Case.

O.   Payment of Statutory Fees
     -------------------------

     All fees payable pursuant to section 1930 of title 28 of the United States Code will be paid by the Debtor or Reorganized DTVLA as and when they become due.

P.   Discharge of the Debtor
     -----------------------

     Unless otherwise provided in the Plan or the Confirmation Order, (1) the rights afforded in the Plan and the treatment of all Claims and Old DTVLA Membership Interests therein, shall be in exchange for and in complete satisfaction, discharge and release of Claims and Old DTVLA Membership Interests of any nature whatsoever, (2) on the Effective Date, all such Claims against, and Old DTVLA Membership Interests in, the Debtor and Reorganized DTVLA will be satisfied, discharged, and released in full, and (3) all Persons and Entities will be precluded from asserting against the Debtor or Reorganized DTVLA, their successors or their assets or properties any other or further Claims or Old DTVLA Membership Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

Q.   Modification or Revocation of the Plan
     --------------------------------------

     The Debtor reserves the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Debtor or Reorganized DTVLA, as the case may be may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

     The Debtor reserves the right, at any time prior to the entry of the Confirmation Order, to revoke or withdraw the Plan. If the Debtor revokes or withdraws the Plan, then the Plan will be null and void in all respects.

R.   Section 1146 Exemption
     ----------------------

     Pursuant to section 1146(c) of the Bankruptcy Code, (a) the issuance, transfer or exchange of notes or equity securities under the Plan, (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest, (c) the making or assignment of any lease or sublease, or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, and transfers of tangible property, will not be subject to any stamp tax or similar tax, and the appropriate governmental entities are directed to accept for filing and recordation any of the foregoing instruments or documents without the payment of any such stamp tax or similar tax. Unless the Bankruptcy Court orders otherwise, all sales, transfers and assignments of owned and leased property approved by the Bankruptcy Court on or prior to the Effective Date, shall be deemed to have been in furtherance of, or in connection with, the Plan.

S.   Plan Supplements
     ----------------

     Forms of the Reorganized DTVLA LLC Agreement and the Exit Funding Documents will be contained in one or more Plan Supplements filed with the Clerk of the Bankruptcy Court at least 10 days prior to the last day upon which Claims Holders may vote to accept or reject the Plan. Upon its filing with the Bankruptcy Court, any Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Old DTVLA Membership Interests may obtain a copy of any Plan Supplement upon written request to the Debtor at the addresses specified in Article XIII.L of the Plan.

                    XI. CERTAIN RISK FACTORS TO BE CONSIDERED
                        -------------------------------------

     The following factors, in addition to the other information set forth in this Disclosure Statement, should be considered carefully by Holders of Impaired Claims or Interests prior to voting to accept or reject the Plan.

A.   Country Risk
     ------------

     All of the Operating Companies are located outside the United States. The Operating Companies will continue to operate and have subscribers located throughout Latin America, which will make Reorganized DTVLA vulnerable to risks relating to conducting business in non-U.S. markets, including political and economic risks, exchange rate risks, and regulatory risks.

     1.   Political and Economic Risks
          ----------------------------

     The Operating Companies and therefore Reorganized DTVLA will be vulnerable to political and economic instability in the region. High levels of uncertainty have generally marked the political environment in the various Latin American countries. The governments in these countries generally exercise significant influence over the economy and have in the past engaged in frequent and occasionally drastic policy intervention that has unfavorably affected the business of companies operating in these markets. Changes in monetary, credit, tariff and other policies, intended to direct the course of the economy, could have a significant impact on private sector entities in general and on Reorganized DTVLA in particular, and on market conditions, prices and returns on securities issued by companies operating in these markets. The governments of some Latin American countries are subject to political instability and occasional military intervention. Changes in government can cause changes in the regulatory environment which may be unfavorable and significant. The impact of such political instability on the business of Reorganized DTVLA and the individual Operating Companies cannot be predicted with any degree of certainty.

     2.   Exchange Rate Risk
          ------------------

     A significant portion of Reorganized DTVLA's expenses, including certain Programming and satellite related expenses, will be denominated in U.S. dollars. Substantially all of Reorganized DTVLA's debt will also be denominated in U.S. dollars. However, the Operating Companies will continue to transact most of their day-to-day business in local currencies. A further significant reduction of the U.S. dollar value of the currencies in which the Operating

Companies generate revenues could impair Reorganized DTVLA's ability to meet its substantial financial and other obligations which are denominated in U.S. dollars. Currencies in most of the countries in which the Programming is offered, including Brazil, Mexico, Argentina and Venezuela, have devaluated significantly against the U.S. dollar in the past, including by formal government action.

     Many foreign economies have experienced shortages in foreign currency reserves, and foreign governments have from time to time imposed restrictions on the ability to convert local currencies into U.S. dollars and to transfer funds out of the country. These foreign exchange controls or other restrictions may effectively prevent the exchange of local currency for U.S. dollars or the remittance of funds to Reorganized DTVLA from Operating Companies. The imposition of any restrictions on the remittance of earnings or capital from the various Latin American countries could adversely affect the ability of Reorganized DTVLA to service its debt and meet its other obligations that are denominated in U.S. dollars.

     In February 2003, Venezuelan authorities imposed foreign exchange and price controls on specified products. The regulations mandate that, among other requirements, all foreign currency required for import operations may only be obtained from the Venezuelan Central Bank. Formal approvals to acquire foreign currency are required and are difficult to obtain. At the current time, the currency situation in Venezuela remains unclear. While the Venezuelan Operating Company has remitted some money to the Debtor for the payment of royalties since the currency controls were implemented, there have been significant costs associated with the transactions required to accomplish this remittance. The Venezuelan Operating Company's ability to remit royalties to Reorganized DTVLA while the currency controls are in place and the costs associated with doing so are highly uncertain.

     3.   Regulatory Risks
          ----------------

     The operations of Reorganized DTVLA will be subject to telecommunications, broadcasting, competition, tax and other regulations in each of the foreign jurisdictions in which it operates. Although the Debtor believes that it and the Operating Companies are currently in substantial compliance with these regulations, the Latin American regulatory framework in which the Operating Companies and therefore Reorganized DTVLA will operate is rapidly evolving. Telecommunications regulations include rules relating to the authority to transmit signals to satellites, receive signals from satellites, the authority to distribute programming to viewers, content and advertising regulations, the use of foreign satellites, ownership of media companies, transfer of control, the nature and content of programming and the supply of digital conditional access and access control applications. A determination that Reorganized DTVLA's operations violate or are inconsistent with existing or future regulatory requirements could significantly impair the implementation of the Business Plan. In addition, the amendment of existing laws or regulations, or the adoption of new laws or regulations, could force Reorganized DTVLA to incur unanticipated costs.

B.   Technological Infrastructure
     ----------------------------

     Reorganized DTVLA's success will be largely dependent on the quality, reliability and security of the network it uses to transmit Programming to subscribers. Each of the major components of the network, some of which are owned or managed by third parties, is vulnerable to risks of damage and failure. The failure or reduction in the functionality of any of these components could disrupt the transmission and compromise the quality of the Programming. These events could harm Reorganized DTVLA's reputation and limit the ability to retain existing subscribers and attract new subscribers. The major components of the network infrastructure include:

     Satellites. Reorganized DTVLA plans to continue to use a single leased satellite to transmit Programming to subscribers. Satellites are subject to a number of risks beyond Reorganized DTVLA's control, including:

     . Manufacturing defects and damage in orbit caused by asteroids, space debris or electrostatic storms, which may temporarily or permanently interfere with the proper operation of the satellite, its transponders or other components;

     . Premature loss of major components or functions, such as transponder and station keeping electronics, fuel, battery charge capacity, propulsion system capacity, solar array capacity or other energy sources, which may result in reduced satellite capacity or performance or the loss of a satellite prior to the provision of an acceptable replacement; and

     . Localized cases of terrestrial microwave interference, which may prevent affected subscribers from receiving a high quality signal from one or more transponders in use.

     Due to the significant costs associated with obtaining and maintaining insurance, neither the Debtor nor the CBC (from whom the Debtor obtains the Satellite Capacity) currently have insurance or in-orbit back-up capacity that would allow the continuation of service in the event of a catastrophic event, nor does Reorganized DTVLA anticipate that it will obtain such insurance or in-orbit back-up capacity. Disruption of the transmission of the satellite currently in use would have a material adverse effect on Reorganized DTVLA. The current satellite is expected to be operational through the end of its useful life, currently estimated at June 2023 (plus or minus 12 months). Prior to the end of the satellite's useful life, Reorganized DTVLA would expect to arrange to secure transponder capacity on a replacement satellite. Reorganized DTVLA's business could be materially affected by a launch failure, the failure of a satellite to achieve proper orbit, or the failure of the satellite to operate upon reaching orbit.

     Broadcast Centers. The Programming is currently transmitted to the satellite from the CBC and four other regional broadcast centers. Reorganized DTVLA's use of these broadcast centers will be subject to a number of risks beyond its control, including:

     . Acts of nature, such as severe storms, earthquakes and floods, which may interfere with the continuous signal transmission from these facilities either in part or in whole until the center can be repaired; and

     . Limited backup capacity, which could impair Reorganized DTVLA's ability to supply a continuous signal in the event of prolonged damage or an energy shortage to the broadcast centers.

     . Any adverse impact of governmental intervention or changes in regulatory policies upon the operation of the uplink centers.

     Communications Linkages. Parts of the network infrastructure rely on terrestrial microwaves, fiber optic cables or telephone lines for the transmission of Programming and business data to the broadcast centers. Each of these components is vulnerable to adverse weather conditions, power losses, communications failures, equipment failures and similar events, any of which could disrupt the Programming or business operations.

     The failure or reduction in functionality of any of these network infrastructure components would disrupt the ability of Reorganized DTVLA to provide Programming to subscribers. An extended disruption to the transmissions, whether resulting from operational failure, natural disaster or otherwise, would harm Reorganized DTVLA's ability to earn revenues and achieve profitability.

C.   Programming
     -----------

     The ability of Reorganized DTVLA to compete successfully will depend on Reorganized DTVLA's ability to obtain desirable Programming and to supply that Programming to subscribers at competitive prices. Reorganized DTVLA will obtain substantially all of the Programming under agreements with third parties, which have different expiration dates and are subject to various cancellation and renewal provisions. The Debtor is currently seeking to renegotiate the Programming Agreements with virtually all of the Programming providers. The Debtor expects to be successful in these negotiations, and the Projections incorporate the favorable impact of such renegotiations. However, in the course of these and future renegotiations the Debtor may be unable to obtain new agreements on favorable or acceptable terms. If the parties are unable to reach an acceptable agreement on the terms of the contracts, or if these contracts are later canceled or not renewed upon expiration, Reorganized DTVLA will have to seek Programming from other sources. There can be no assurance that acceptable substitutes to the current Programming offerings will be available. The failure to retain rights to the Programming could have a negative impact on the extent or quality of the content offered by Reorganized DTVLA and affect its ability to compete successfully in the Latin American pay-television market. If the renewal costs for the Programming significantly exceed the current contract costs, the business, results of operations and financial condition may suffer.

     The Projections assume that, Reorganized DTVLA is able to obtain access to certain local over-the-air broadcast channels in which it does not currently enjoy such rights. If Reorganized DTVLA is unable to obtain access to these channels, the ability of Reorganized DTVLA to compete in this market and the performance of Reorganized DTVLA could be negatively affected.

D.   Certain Considerations Regarding Financial Forecasts
     ----------------------------------------------------

     The Projections are dependent upon the successful implementation of the Business Plan and the validity of the assumptions contained therein. These Projections reflect numerous assumptions regarding many variables, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of Reorganized DTVLA, the performance of the pay-television industry in Latin America (including the size of the potential pay-television market), the activities and success of specific competitors of Reorganized DTVLA, general business and economic conditions, and other matters, many of which are beyond the control of Reorganized DTVLA and which may not materialize in the manner or at the time contemplated by the Projections.

     The Projections are based on an average of the exchange rate and inflation forecasts from three sources: Bank of America, the Economist Intelligence Unit, and General Motors Corporation. The Projections further assume that certain adverse regulatory constraints (such as industry-specific taxes) are lifted, that funds are able to flow freely across country borders, and that the political and regulatory environments in each of the countries do not deteriorate significantly. To the extent that these macro-economic assumptions are inaccurate, Reorganized DTVLA's actual financial results may differ from the Projections set forth in this Disclosure Statement. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the Business Plan may affect the actual financial results of Reorganized DTVLA.

     The Projections are also dependent on the ability of Reorganized DTVLA to minimize subscriber loss and to acquire new subscribers on a cost-effective basis. The restructuring of the Debtor, first through the attempted out-of-court restructuring and then through the filing of the Chapter 11 petition, negatively impacted the ability of the Operating Companies to maintain their subscriber base. There is no guarantee that the detrimental effects of the filing on the subscriber base will diminish after the Debtor emerges from bankruptcy.

     Although the Debtor believes that the Projections and the operational assumptions upon which they are based are reasonably attainable, some or all of the results will vary from estimates, and variations between the actual financial results and those projected may be material.

E.   Competition
     -----------

     The pay-television and other emerging broadband video and data markets in Latin America are highly competitive. If Reorganized DTVLA is unable to compete effectively, its operating margins and market share could be reduced and its growth inhibited. In each of its markets, Reorganized DTVLA will compete primarily with other providers of pay-television, who distribute their programming by cable, terrestrial microwave systems, traditional over-the-air broadcasting, or satellite. Reorganized DTVLA will compete primarily on the basis of programming selection, price and quality. In many Latin American markets, cable services have been in commercial operation longer than other pay-television platforms and have established large subscriber bases and widespread brand recognition. Cable operators are also generally able to offer their subscribers lower upfront installation and connection fees than satellite service providers. Subscribers to satellite services also generally pay higher monthly programming fees to receive a greater number of channels, higher quality video and audio output and greater variety of programming and premium special events. If Reorganized DTVLA is unable to compete effectively in any of its markets due to the competitive nature of the Latin American pay-television industry, Reorganized DTVLA's financial performance could be negatively impacted.

F.   Piracy in the Pay-Television Industry and the Gray Market
     ---------------------------------------------------------

     Reorganized DTVLA's network employs a sophisticated security system to prevent unauthorized users from gaining access to Programming without subscribing to the service. The security features of the network are subject to ongoing analysis and attack by signal "pirates" and in the future could be compromised.

     To deliver Programming, Reorganized DTVLA will provide subscribers with conditional access modules, or smartcards, to decrypt and unscramble signals according to a subscriber's Programming authorization. Unauthorized viewing and use of content may be accomplished by counterfeiting or otherwise bypassing the security features of the smartcard. Reorganized DTVLA may be forced to develop and implement changes to the smartcards in response to these activities, which would increase capital expenditures. In addition, efforts to counteract these activities may not be effective. It is therefore possible that unauthorized users may gain access to the Programming. This could adversely impact Reorganized DTVLA's reputation among current and potential subscribers and its ability to obtain video and audio content could suffer. This could impair Reorganized DTVLA's ability to generate revenues and achieve profitability.

     Even if Reorganized DTVLA's services are secure, its business operations may be adversely impacted if pirates are able to infiltrate other pay-television services and offer cheaper alternatives.

     A large number of the households in some markets are able to obtain illegal access to programming from outside such markets, hindering the penetration of pay-television in those markets. In the absence of this illegal activity, many of these households might subscribe and pay for the Programming. Continued growth in the pay-television gray market in the markets in which Reorganized DTVLA will operate could limit its growth and ability to achieve profitability. In addition, other households obtain illegally modified set-top boxes through which they are able to illegally receive pay-television programming signals. This illegal activity may further impair the Debtor's profitability.

G.   Limited Number of Suppliers
     ---------------------------

     Reorganized DTVLA will depend on sole or limited source suppliers for many of the principal components of its network, including smartcards and IRDs. The inability of any of these suppliers to keep pace with production schedules could result in shortages that could disrupt Reorganized DTVLA's ability to activate new subscribers, force it to incur unanticipated costs, and hinder growth. The principal kinds of network equipment which will be used by the Operating Companies and Reorganized DTVLA are:

     . Smartcards. The Operating Companies currently obtain the smartcards used to decrypt Programming signals solely from NDS Limited, which is currently a subsidiary of News Corporation Ltd. If NDS Limited experiences output delays for any reason, the operations of Reorganized DTVLA could be disrupted. Because the smartcards were developed specifically for and are unique to the operation of the Debtor's network, the engagement of an alternative supplier of smartcards would involve delays while that supplier developed compatible smartcards. If there is a delay in the implementation of new smartcards, Reorganized DTVLA could suffer additional risks and costs as signal pirates have more time to attempt to break into the broadcast signal and create counterfeit smartcards. See the "Certain Risk Factors to be Discussed - Piracy in the Pay-television Industry and the Gray Market" section.

     . IRDs. The Operating Companies currently depend on a single supplier, Thomson Consumer Electronics, Inc., to supply all of the IRDs used by their subscribers, and unless subscriber growth significantly expands the requirement for IRDs, the addition of alternative suppliers would be uneconomic in the near term. In addition, some of the component parts used in the IRDs are available only from sole or limited source vendors. Shortages or delays in delivery of these parts could prevent this supplier from fulfilling its deliveries and thereby negatively impact the financial performance of Reorganized DTVLA.

     . Satellite Antennas. The Operating Companies currently use several suppliers for the low noise blocks that are part of the antennas installed at subscribers' homes. In the event that any or all of these suppliers are unable to supply low noise blocks, comparable arrangements with alternative suppliers may be unavailable. Shortages or delays in the delivery of these parts could cause product shortages.

H.   Effect of Financial Covenants
     -----------------------------

     The ability of Reorganized DTVLA to avoid liquidation or the need for further financial reorganization will depend on the ability of Reorganized DTVLA to meet or exceed the earnings and cash levels set forth in its financial Projections.

     These Projections will be used to determine financial covenants for the Exit Funding, and management believes they are attainable under current and foreseeable market conditions. Nevertheless, if Reorganized DTVLA fails to comply with the numerous financial and other covenants in the new facilities, or if market conditions deteriorate to an extent greater than those contemplated in the Projections, Reorganized DTVLA could be foreclosed from further borrowing under the facilities and the Exit Funder could demand immediate payment of all amounts outstanding under such facilities and exercise its remedies as a secured lender. This, in turn, could jeopardize the confidence of vendors and suppliers in the financial stability of Reorganized DTVLA. These occurrences could lead to a subsequent bankruptcy, and possible liquidation of, Reorganized DTVLA.

I.   Risk to Holders of Unsecured Claims and Interests in the Event of
     -----------------------------------------------------------------
     Subsequent Liquidation or Financial Reorganization
     --------------------------------------------------

     The Debtor reasonably believes that the confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization of the Debtor. Nevertheless, there can be no assurance that such liquidation will not occur or that the need for such financial reorganization will not arise. Substantially all of the assets of Reorganized DTVLA will be pledged to secure Reorganized DTVLA's obligations under the Exit Funding Documents. Accordingly, it is the opinion of the Debtor and its financial advisors that, after consummation of the Plan, if Reorganized DTVLA were to be liquidated or if the need for a further financial reorganization were to arise, the unencumbered assets of Reorganized DTVLA would be insufficient to provide the holders of (i) unsecured claims against Reorganized DTVLA with a significant recovery and (ii) equity interests in Reorganized DTVLA with any material recovery due to the nature of the Debtor's assets and the resulting minimal liquidation value. See "Alternatives to Confirmation and Consummation of the Plan" section.

                  XII. CONFIRMATION AND CONSUMMATION PROCEDURE
                       ---------------------------------------

     Under the Bankruptcy Code, the following steps must be taken to confirm the
Plan:

A.   Solicitation of Votes
     ---------------------

     In accordance with sections 1126 and 1129 of the Bankruptcy Code, the Claims in Classes 3, 4, 5 and 6 are Impaired, and the Holders of such Claims in Class 3 and 4 are entitled to vote to accept or reject the Plan in the manner and to the extent set forth in the Voting Procedures. Pursuant to the Voting Procedures, any Creditor holding a Claim in an Impaired Class under the Plan may vote on the Plan so long as such Claim has not been disallowed and is not the subject of an objection pending as of the Voting Record Date. Nevertheless, if a Claim is the subject of such an objection, the Holder thereof may vote if, prior to the Voting Deadline of [______], 2004 at 4:00 p.m., Prevailing Eastern Time, such Holder obtains an order of the Bankruptcy Court, or the Bankruptcy Court approves a stipulation between the Debtor and such Holder, fully or partially allowing such Claim, whether for all purposes or for voting purposes only.

     Claims in Classes 1 and 2 are unimpaired. The Holders of Allowed Claims in such classes are conclusively presumed to have accepted the Plan, and the solicitation of acceptances with respect to each such Class is not required under section 1126(f) of the Bankruptcy Code.

     The Plan provides that the Holders of Claims and Interests in Classes 5, 6 and 7 will not receive any distributions of property or retain any interest in the Debtor. In accordance with section 1126(g) of the Bankruptcy Code, such classes of Claims and Interests are conclusively presumed to have rejected the Plan.

     As to classes of Claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by Holders of at least two-thirds in dollar amount and more than one-half in number of the Claims of that class that have timely voted to accept or reject a plan. The Voting Procedures provide that, with respect to the tabulation of Ballots for all Claims, the amount to be used to tabulate acceptance or rejection of the Plan is as follows (in order of priority): (i) if prior to the Voting Deadline, the Bankruptcy Court enters an order or approves a stipulation between the Debtors and the creditor fully or partially allowing a Claim, whether for all purposes or for voting purposes only, the amount Allowed thereunder; (ii) the liquidated amount specified in a proof of claim filed on or before the Voting Record Date so long as such proof of claim has not been disallowed by the Bankruptcy Court and is not the subject of an objection pending as of the Voting Deadline; (iii) the Claim amount listed in the Schedules (as amended) as liquidated, undisputed, and not contingent; and (iv) if a proof of claim has been filed on or before the Voting Record Date, and such Claim is wholly contingent or unliquidated, the Claim amount, for voting purposes only, will be $1.00 so long as such proof of claim has not been disallowed by the Bankruptcy Court and is not the subject of an objection pending as of the Voting Deadline, subject to reconsideration by the Committee or such creditor prior to confirmation of the Plan.

     A Ballot will not be counted if a Claim has been disallowed or an objection is pending to the Claim as of the Voting Record Date, and the creditor has not obtained, on or before the Voting Deadline, a Bankruptcy Court order allowing such Claim, either in whole or in part, for all purposes or for voting purposes only. A BALLOT WILL NOT BE COUNTED IF IT IS NOT ACTUALLY RECEIVED BY [__________________], BY THE VOTING DEADLINE -- 4:00 P.M., PREVAILING EASTERN TIME, ON [________], 2004. PLEASE FOLLOW THE INSTRUCTIONS ON YOUR BALLOT FOR RETURNING THE BALLOT. In addition, a vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

     If you have any questions about these instructions, please call [_______] at [_________].

B.   The Confirmation Hearing
     ------------------------

     The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for [______], 2004 at [9:30 a.m.], Prevailing Eastern Time, before the Honorable Peter J. Walsh, United States Bankruptcy Judge, [__________], Wilmington, Delaware. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing.

     Any objection to confirmation must be made in writing and must specify in detail the name and address of the objector, all grounds of the objection, and the amount and class of the Claim or number of membership interests held by the objector. Any such objection must be filed with the Bankruptcy Court and served so that it is received by the Bankruptcy Court, counsel to the Debtor, counsel to the Committee, and all other Persons having filed notices of appearance in the Chapter 11 Case on or before [______], 2004 at 4:00 p.m., Prevailing Eastern Time. Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.

C.   Confirmation
     ------------

     At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of the Plan are that the Plan is (i) accepted by all Impaired Classes of claims and equity interests or, if rejected by an Impaired Class, that the Plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (ii) feasible, and (iii) in the "best interests" of creditors and shareholders that are Impaired under the Plan. The Debtor believes that the Plan complies with each of these requirements.

     1.   Acceptance
          ----------

     The Bankruptcy Code requires, subject to certain exceptions, that the Plan be accepted by all impaired classes of claims and equity interests. Classes of claims that are not "Impaired" under a plan are deemed to have accepted the plan and are not entitled to vote. A class of claims accepts a plan if the holders of at least 66 2/3% in dollar amount and more than 50% in number of the allowed claims in that class that actually vote on the plan, vote to accept the plan. A class of interests accepts a plan if at least 66 2/3% of the allowed interests in that class that actually vote on the plan vote to accept the plan. Holders of Claims or Interests who fail to vote or who abstain will not be counted to determine the acceptance or rejection of the Plan by any Impaired Class.

     Classes 3 and 4 of the Plan are Impaired under the Plan and Holders of Claims in such Classes are entitled to vote to accept or reject the Plan. Classes 1 and 2 are Unimpaired Classes and are conclusively deemed to have voted to accept the Plan. Classes 5, 6 and 7 are conclusively deemed to have voted to reject the Plan. As to each such class (and any other class which may reject the Plan), the Debtor intends to seek nonconsensual confirmation of the Plan under section 1129(b) of the Bankruptcy Code.

     2.   Cramdown - Unfair Discrimination and Fair and Equitable Tests
          -------------------------------------------------------------

     To obtain nonconsensual confirmation of the Plan, at least one Impaired Class must vote to accept the Plan (excluding any votes of insiders), and the Debtor must demonstrate to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each Impaired, non-accepting class. The Bankruptcy Code provides the following non-exclusive definition of the phrase "fair and equitable," as it applies to secured creditors, unsecured creditors, and equity holders:

          a) Secured Creditors. Either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim,
               (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds is provided in clause (i) or (ii) of this subparagraph.

          b) Unsecured Creditors. Either (i) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim, or (ii) the holders of claims and interests that are junior to the claims of the rejecting class of unsecured creditors will not receive or retain any property under the plan.

          c) Interests. Either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled, or the value of the interest, or (ii) the holder of an interest that is junior to the non-accepting class will not receive or retain any property under the plan.

     The Debtor believes that the Plan and the treatment of all classes of Claims and Interests under the Plan satisfy the foregoing requirements for nonconsensual confirmation of the Plan.

     3.   Feasibility
          -----------

     The Bankruptcy Code requires that the Bankruptcy Court find that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. To determine whether the Plan meets this requirement, Reorganized DTVLA has analyzed its ability to meet its obligations under the Plan and to meet the continuing obligations to be incurred in the ordinary course of its continuing business. This analysis includes a forecast of financial performance of Reorganized DTVLA from and after the Effective Date of the Plan. Based on such forecast set forth in the Projections (see "Business Plan - Financial Projections for Reorganized DTVLA" section), Reorganized DTVLA believes that it will have the financial capability to satisfy its obligations following the Effective Date. Accordingly, the Debtor will seek a ruling to that effect in connection with the confirmation of the Plan.

     4.   Best Interests of Creditors Test
          --------------------------------

     With respect to each Impaired Class of Claims and Interests, confirmation of the Plan requires that each Holder of a Claim or Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such Holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. This requirement is referred to as the "best interests test." To determine what Holders of Claims and Interests of each Impaired Class would receive if the Debtor were liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtor's assets and properties in the context of chapter 7 liquidation case. The cash amount that would be available for satisfaction of Claims (other than secured Claims) and Interests would consist of the proceeds resulting from the disposition of the unencumbered assets of the Debtor, augmented by the unencumbered cash held by the Debtor at the time of the commencement of the liquidation case. Such cash amount would be reduced by the amount of the costs and expenses of the liquidation and by such additional administrative and priority claims that may result from the use of chapter 7 for the purposes of liquidation.

     The costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those that might be payable to attorneys and other professionals that such a trustee may engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtor during the pendency of the Chapter 11 Case. The foregoing types of claims and other claims that may arise in a liquidation case or result from the Chapter 11 Case, including any unpaid expenses incurred by the Debtor-in-Possession during the Chapter 11 Case, such as compensation for attorneys, financial advisers, and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Claims.

     To determine if the Plan is in the best interests of each Impaired Class, the present value of the distributions from the proceeds of the liquidation of the Debtor's unencumbered assets and properties are compared with the value of the property offered to such classes of Claims and Interests under the Plan.

     After considering the effects that chapter 7 liquidations would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Case, including (i) the increased costs and expenses of liquidations under chapter 7 arising from fees payable to trustees in bankruptcy and professional advisers to such trustees, (ii) the erosion in value of assets in chapter 7 case in the context of the expeditious liquidation required under a chapter 7 case and (iii) the substantial increases in Claims that would be satisfied on a priority basis or on a parity with creditors in the Chapter 11 Case, the Debtor has determined that confirmation of the Plan will provide each Holder of an Allowed Claim or Interest with a recovery that is not less than such Holder would receive pursuant to liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

     The Debtor's management, with the assistance of its professional advisors, has prepared a hypothetical chapter 7 liquidation analysis to assist Holders of Impaired Claims and Interests to reach a determination as to whether to accept or reject the Plan. The Liquidation Analysis is attached hereto as Exhibit F (the "Liquidation Analysis"). The information set forth in Exhibit F provides a summary of the liquidation values of the Debtor's assets assuming chapter 7 liquidations in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtor's Estate. Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the expected distributions to parties in interest if the Debtor's Chapter 11 Case were converted to a case under chapter 7 of the Bankruptcy Code.

     The Debtor believes, based on the assumptions set forth in the liquidation analysis, that neither its creditors nor members would receive a distribution on account of their Claims or interests in the event of a liquidation of the Debtor's assets of a value greater than the value of the contemplated distributions under the Plan. Therefore, the value of the distributions offered to the Holders of Claims in each class of Impaired Claims under the Plan will be substantially greater than the distribution such creditors would receive in a liquidation under chapter 7.

     Underlying the liquidation analysis are a number of estimates and assumptions that, although developed and considered reasonable by the Debtor's management, are inherently subject to economic and competitive uncertainties and contingencies that are beyond the Debtor's control. Accordingly, there can be no assurance that the values assumed in the liquidation analysis would be realized if the Debtor were in fact liquidated. In addition, any liquidation that would be undertaken would necessarily take place in future circumstances which cannot currently be predicted. Accordingly, while the liquidation analysis is necessarily presented with numerical specificity, if the Debtor were in fact liquidated, the actual liquidation proceeds would likely vary from the amounts set forth below. Such actual liquidation proceeds could be materially lower, or higher, than the amounts set forth below and no representation or warranty can be or is being made with respect to the actual proceeds that could be received in a chapter 7 liquidation. The liquidation analysis has been prepared solely for purposes of estimating the proceeds available to creditors and equity interests and does not represent values that may be appropriate for any other purpose. Nothing contained in the liquidation analysis is intended or may constitute a concession or admission of the Debtor for any other purpose.

     The Debtor has approached this liquidation analysis on an asset liquidation basis because there can be no assurance that the Debtor could effect a rollup of its critical operating subsidiaries or otherwise force a sale of the operating subsidiaries upon a conversion of the chapter 11 case to a chapter 7 case, thereby eliminating the possibility that the Debtor could continue operating or be sold as a "going concern" or "going concerns."

     The liquidation analysis assumes that the Debtor's assets would be broken up and sold by a chapter 7 trustee irrespective of their current use. Some of the Debtor's assets when broken up may not be able to be sold or may realize minimal proceeds.

D.   Consummation
     ------------

     The Plan will be consummated on the Effective Date. For a more detailed discussion of the conditions precedent to the Plan and the impact of the failure to meet such conditions, see "Summary of the Plan - Conditions to Confirmation, and Conditions Precedent to the Effective Date under the Plan."

     The Plan is to be implemented pursuant to the provisions of the Bankruptcy Code.

                      XIII. MANAGEMENT OF REORGANIZED DTVLA
                            -------------------------------

     Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtor will disclose, on or prior to the Confirmation Date, the identity and affiliations of any Person proposed to serve on the initial Executive Committee of Reorganized DTVLA, and, to the extent such Person is an Insider, the nature of any compensation for such Person. The classification and composition of the Executive Committee shall be consistent with the Reorganized DTVLA LLC Agreement. Each such member of the Executive Committee shall serve from and after the Effective Date pursuant to the terms of the Reorganized DTVLA LLC Agreement and the Delaware Limited Liability Company Act.

          XIV. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN
               --------------------------------------------------------

     The following is a summary of certain material U.S federal income tax consequences of the implementation of the Plan to the Debtor and to certain Holders of Claims. This summary does not address the federal income tax consequences to Holders of Claims who are deemed to have rejected the Plan in accordance with the provisions of section 1126(g) of the Bankruptcy Code (i.e., Holders of Claims in Class 5 (Subsidiary Claims), Class 6 (Put Agreement Claims and Interests) and Class 7 (Old DTVLA Membership Interests)), or Holders whose Claims are entitled to payment in full in Cash or are otherwise unimpaired under the Plan (i.e., Holders of Claims in Class 1 (Priority Claims) and Class 2 (Secured Claims)).

     This summary also does not address the federal income tax consequences of the Roll-Up Transactions described in the Section X.E.3 of this Disclosure Statement or the other transactions contemplated by the Contribution Agreement.

     This summary is based on the Internal Revenue Code of 1986, as amended, (the "Tax Code"), Treasury Regulations promulgated thereunder, and administrative and judicial interpretations and practice, all as in effect on the date hereof and all of which are subject to change, with possible retroactive effect. Any such change could significantly affect the federal income tax consequences described below. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below.

     THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES. NO OPINION OF COUNSEL HAS BEEN OBTAINED, AND THE DEBTOR DOES NOT INTEND TO SEEK A RULING FROM THE INTERNAL REVENUE SERVICE (THE "IRS") AS TO ANY OF SUCH TAX CONSEQUENCES. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE IRS WILL NOT CHALLENGE ONE OR MORE OF THE TAX CONSEQUENCES OF THE PLAN DESCRIBED BELOW. IN ADDITION, THIS SUMMARY DOES NOT ADDRESS FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE PLAN, NOR DOES IT PURPORT TO ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO SPECIAL CLASSES OF TAXPAYERS (SUCH AS FOREIGN TAXPAYERS, BROKER-DEALERS, BANKS, MUTUAL FUNDS, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, SMALL BUSINESS INVESTMENT COMPANIES, REGULATED INVESTMENT COMPANIES, TAX-EXEMPT ORGANIZATIONS, TRADERS IN SECURITIES THAT ELECT TO USE A MARK-TO-MARKET METHOD OF ACCOUNTING FOR THEIR SECURITY HOLDINGS, CERTAIN EXPATRIATES, FORMER LONG TERM RESIDENTS OF THE UNITED STATES OR PERSONS HOLDING THEIR CLAIMS THROUGH PASS-THROUGH ENTITIES).

     ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN OF REORGANIZATION.

A.   U.S. Federal Income Tax Consequences to the Debtor
     --------------------------------------------------

     The Debtor is a Delaware limited liability company and is treated as a partnership for U.S federal income tax purposes. Under the Tax Code, a partnership is not subject to U.S. federal income tax. Instead, each member of the Debtor is required to report on its own U.S. federal income tax return its share of the Debtor's items of income, gain, loss, deduction and credit allocated to such member. Accordingly, the federal income tax consequences to the Debtor resulting from the Plan will be borne by the members of the Debtor.

     Each member of the Debtor will be subject to federal income tax on its proportionate share of any taxable income of the Debtor resulting from the Plan, regardless of whether any distribution of cash or property is made to such member. As such, the specific U.S tax treatment of certain items must be determined at the member level. Each member in the Debtor is urged to consult its tax adviser regarding the tax impact of the Debtor's Plan to that respective member.

     1.   Discharge of Indebtedness
          -------------------------
     In general, the cancellation or the retirement of a debt at a discount results in the realization of cancellation of debt ("COD") income by the Debtor equal to the excess of (i) the principal amount of the debt cancelled or retired, plus any previously accrued but unpaid interest (unless such interest was not deducted by the Debtor), over (ii) the amount of cash, the issue price of any new debt and the fair market value of other property issued in satisfaction of such cancelled or retired debt (all as determined for U.S. federal income tax purposes).

     Certain statutory or judicial exceptions may apply to limit the amount of COD income otherwise required to be recognized by and included in the taxable income of the members of the Debtor.

     Each member in the Debtor is urged to consult its tax adviser regarding the tax impact to such member of the Debtor's realization of COD income and the availability of an exception to the inclusion of such COD income by such member.

B.   Consequences to Holders of Certain Claims
     -----------------------------------------

     The U.S. federal income tax consequences to Holders of an Allowed Claim arising from the distributions to be made under the Plan may vary depending upon, among other things: (i) the type of consideration received by the Holder in exchange for its Allowed Claim and (ii) the nature of the indebtedness owing to the Holder.

     1.   Consequences to Holders of Allowed Claims in Class 4 (General
          -------------------------------------------------------------
          Unsecured Claims).
          ------------------

     Pursuant to the Plan, Holders of Allowed Claims in Class 4 (General Unsecured Claims) will receive Cash in satisfaction and discharge of their Claims.

     In general, each Holder of an Allowed Claim in Class 4 will recognize gain or loss in an amount equal to the difference between (i) the amount of Cash received by such Holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest) and (ii) the Holder's adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest).

     Where gain or loss is recognized by a Holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, whether the Claim constitutes a capital asset in the hands of the Holder, how long the Claim has been held, whether the Claim was acquired at a market discount, and whether and to what extent the Holder previously had claimed a bad debt deduction in respect of such Claim.

     Each Holder of an Allowed Claim in Class 4 should consult its own tax adviser to determine the character of any gain or loss recognized by it in connection with the implementation of the Plan.

     2.   Consequences to Holders of Allowed Claims in Class 3 (Hughes Claims).
          ---------------------------------------------------------------------

     The Plan provides that Holders of Allowed Claims in Class 3 (Hughes Claims) or their designees will receive the Class 3 Share (i) first, in full satisfaction of the Allowed DIP Facility Claims; (ii) second, in consideration of the Additional Hughes Contributions, and (iii) third, to the extent there is any remaining value attributed to the Class 3 Shares in full and final satisfaction of such Allowed Class 3 Hughes Claims. Section 721 of the Tax Code generally provides that no gain or loss shall be recognized to a partnership or to any of its partners where property is contributed to a partnership in exchange for an interest in the partnership. If section 721 of the Tax Code does not apply to the transfer of debt in exchange for an interest in the Debtor, such an exchange could be taxable.

     As explained above, under the Tax Code, a partnership is not subject to U.S. federal income tax. Instead, each member of the Debtor would be required to report on its own U.S. federal income tax return its share of the Debtor's items of income, gain, loss, deduction and credit allocated to such member. Accordingly, each member of the Debtor would be subject to tax on its proportionate share of any taxable income of the Debtor, regardless of whether any distribution of cash or property is made to such member. As such, the specific U.S federal income tax treatment of certain items must be determined at the member level. Each Holder of Allowed Claims in Class 3 is urged to consult its tax adviser regarding the tax impact of the Plan to such Holder.

     3.   Distributions in Discharge of Accrued Interest
          ----------------------------------------------

     In general, to the extent any amount received (whether in the form of equity, cash or other property) by a holder of a debt is received in satisfaction of interest accrued during its holding period, such amount will be taxable to the holder as interest income first (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full. Each Holder of a Claim is urged to consult its tax adviser regarding the allocation of consideration and the deductibility of unpaid interest for tax purposes.

     Pursuant to the Plan, all distributions in respect of a Claim will be allocated first to the principal amount of the Claim, with any excess allocated to the portion of the Claim representing accrued but unpaid interest. However, there is no assurance that such allocation would be respected for federal income tax purposes.

C.   Information Reporting and Withholding
     -------------------------------------

     A Holder of a Claim may be subject to withholding with respect to distributions or payments made pursuant to the Plan unless that Holder comes within certain exempt categories and/or provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to withholding.

     The Debtor will withhold all amounts required by law to be withheld from payments made pursuant to the Plan. The Debtor will comply with all applicable reporting requirements of the Tax Code with respect to payments made pursuant to the Plan.

     Recently effective Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated on or after January 1, 2003, including, among other types of transactions, the following: (1) a transaction offered under "conditions of confidentiality"; (2) a transaction where the taxpayer was provided contractual protection for a refund of fees if the intended tax consequences of the transaction are not sustained; (3) certain transactions that result in the taxpayer claiming a loss in excess of specified thresholds; and
(4) a transaction in which the taxpayer's federal income tax treatment differs by more than a specified threshold in any tax year from its treatment for financial reporting purposes. These categories are very broad; however, there are numerous exceptions. Holders are urged to consult their tax advisers regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders' tax returns.

     THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR TAX ADVISERS CONCERNING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN OF REORGANIZATION. HOLDERS OF ALLOWED CLAIMS SHOULD EVALUATE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THEM BASED UPON THEIR OWN PARTICULAR CIRCUMSTANCES AND SHOULD NOT RELY SOLELY ON THE GENERAL DISCUSSION HEREIN.

          XV. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN
              ---------------------------------------------------------

     If the Plan is not confirmed and consummated, the alternatives include (i) liquidation of the Debtor under chapter 7 of the Bankruptcy Code and (ii) the preparation and presentation of an alternative plan of reorganization.

A.   Liquidation under Chapter 7
     ---------------------------

     If no chapter 11 plan can be confirmed, the Chapter 11 Case may be converted to case under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtor. A discussion of the effect that a chapter 7 liquidation would have on the recovery of Holders of Claims is set forth in "Confirmation and Consummation Procedure - Confirmation - Best Interests Test," and the Liquidation Analysis is attached hereto as Exhibit F. The Debtor believes that liquidation under chapter 7 would result in (i) smaller distributions, if any, being made to creditors than those provided for in the Plan because of the additional administrative expenses involved, (ii) additional expenses and claims, some of which would be entitled to priority, and (iii) the failure to realize the greater, going concern value of all of the Debtor's assets.

B.   Alternative Plan of Reorganization
     ----------------------------------

     If the Plan is not confirmed, the Debtor or any other party in interest could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtor's business or an orderly liquidation of its assets. The Debtor believes that the Plan enables the Debtor to emerge from chapter 11 expeditiously and allows creditors to realize the highest recoveries under the circumstances. For numerous reasons, including, but not limited to the expiration of the DIP Facility and the likely unwillingness of the Exit Funder to provide the Exit Funding under an alternative plan, the Debtor believes that a failure to confirm the Plan will lead to a liquidation of the Debtor's assets.

 XVI. RECOMMENDATION OF DEBTOR AND COMMITTEE THAT CREDITORS VOTE TO ACCEPT PLAN
      -------------------------------------------------------------------------

     The Debtor and the Committee urge Holders of Impaired Claims to vote to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be received on or before 5:00 p.m., Prevailing Eastern Time, on [______], 2004.


                            [Signatures on next page]

                             Dated: [_______], 2003


                                        Respectfully submitted,

                                        DIRECTV LATIN AMERICA, LLC


                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:

                                    Exhibit A
                                    ---------

                             Plan of Reorganization
                             ----------------------

                                    Exhibit B
                                    ---------

                                 Approval Order
                                 --------------

                                    Exhibit C
                                    ---------

                                Financial Results
                                -----------------


   DIRECTV Latin America Consolidated (the Debtor and the Debtor Subsidiaries)
                       Unaudited Statements of Operations
--------------------------------------------------------------------------------

                                                  Ten Months Ended October 31,
                                                  ----------------------------
                                                      2003            2002
                                                  ------------   -------------
                                                      (dollars in millions)

Revenues                                          $      397.2   $       505.8

Cost and Expenses:
   Programming and Other Direct Costs                   (340.1)         (538.2)
   Selling, General and Administrative Expenses         (117.7)         (171.0)
   Depreciation and Amortization                        (104.0)         (136.4)
                                                  ------------   -------------
Total Costs and Expenses                                (561.8)         (845.6)
                                                  ------------   -------------
Operating Loss                                          (164.6)         (339.8)

Non-Operating Income (Expense):
   Interest Income                                         1.5             1.0
   Interest Expense                                      (61.1)         (121.9)
   Reorganization Items                                  (16.9)             --
                                                  ------------   -------------
                                                         (76.5)         (120.9)
                                                  ------------   -------------
Net Loss Before Taxes                                   (241.1)         (460.7)
Withholding Taxes                                        (35.0)          (51.1)
                                                  ------------   -------------
Net Loss                                          $     (276.1)  $      (511.8)
                                                  ------------   -------------

   DIRECTV Latin America Consolidated (the Debtor and the Debtor Subsidiaries)
                            Unaudited Balance Sheets
--------------------------------------------------------------------------------

                                                          October 31,
                                                  ---------------------------
                                                      2003           2002
                                                  ------------   ------------
                                                     (dollars in millions)
Cash and Cash Equivalents                         $        7.0   $       18.0
Accounts and Notes Receivable, Net                       441.8          378.1
Prepaid Expenses and Other Current Assets                 12.4           74.5
IRD and Related Equipment, Net                           185.0          249.6
Other Property and Equipment, Net - Note (1)             106.0          158.9
Intangible Assets                                                       524.5
Other Noncurrent Assets - Note (2)                       111.6           89.9
                                                  ------------   ------------
Total Assets                                      $      863.8   $    1,493.5
                                                  ============   ============

Accounts Payable and Other Accrued Liabilities    $      767.9   $      755.9
Debt and Other Borrowings                              1,419.7        1,207.0
Other Noncurrent Liabilities                               6.7            0.1
Stockholder's Deficit                                 (1,330.5)        (469.5)
                                                  ------------   ------------
Total Liabilities & Stockholder's Deficit         $      863.8   $    1,493.5
                                                  ============   ============

--------------------------------------------------------------------------------

Note (1) Other Property and Equipment is
 comprised of the following:
   Machinery and Equipment, net                   $       67.0   $      102.0
   Office Equipment, net                                  16.7           19.1
   Land, Buildings and Improvements, net                  11.7           13.3
   Other Fixed Assets, net                                10.6           24.5
                                                  ------------   ------------
                                                  $      106.0   $      158.9
                                                  ============   ============

Note (2) Other Noncurrent Assets includes capitalized exclusivity ($72.9 million), net of amortization ($48.1 million), for programming contracts with Artear, Multicanal and HBO related to Argentina.

                                    Exhibit D
                                    ---------

                           Macro-Economic Assumptions
                           --------------------------

==========================================================================
                           EOP Fx (Local Currency/USD)
--------------------------------------------------------------------------
              2002       2003       2004       2005       2006       2007
--------------------------------------------------------------------------
Argentina       3.4        3.5        3.8        4.0        4.2        4.4
Brazil          3.5        3.5        3.8        4.0        4.1        4.3
Colombia      2,867      3,013      3,067      3,338      3,420      3,590
Mexico         10.4       11.0       11.0       11.3       11.5       11.6
Venezuela     1,389      2,088      2,230      2,757      3,049      3,345

                                  Inflation (%)
--------------------------------------------------------------------------
                         2003       2004       2005       2006       2007
--------------------------------------------------------------------------
Argentina                   16%        11%         7%         7%         5%
Brazil                       7%         8%         7%         7%         6%
Colombia                     7%         8%         7%         7%         7%
Mexico                       4%         4%         4%         3%         3%
Venezuela                   35%        29%        19%        16%        13%
==========================================================================

                                    Exhibit E
                                    ---------

                                Valuation Summary
                                -----------------
                                                                     Exhibit E.1

                                            Debtor - "stand alone" ($ in millions)
-----------------------------------------------------------------------------------------------------------------------------

=============================================================================================================================
                                                2004      2005      2006      2007      2008      2009      2010       2011
-----------------------------------------------------------------------------------------------------------------------------
Inflows                                       $  394.6  $  511.0  $  647.8  $  758.9  $  849.2  $  922.6  $  981.2  $ 1,042.5
Outflows                                        (417.3)   (469.3)   (560.1)   (619.6)   (651.7)   (676.6)   (685.0)    (697.4)
                                              -------------------------------------------------------------------------------
   Income Before A/R from Operating
    Companies and Before Financing               (22.7)     41.7      87.7     139.3     197.5     246.0     296.2      345.1
Increases in A/R Due from Operating
 Companies                                       (66.9)    (97.5)   (139.2)   (150.7)    (77.2)    (50.3)    (53.4)     (56.8)
Collection of A/R Due from Operating
 Companies                                          --        --      10.1      15.8      27.8      80.6      86.9       90.3

                                              -------------------------------------------------------------------------------
   Cash Flow Before Financing                    (89.6)    (55.9)    (41.4)      4.5     148.1     276.3     329.7      378.6
Borrowings from (Repayments to)
 Outside Lender                                  347.4     305.7     116.5      (3.4)   (111.4)   (257.3)   (314.6)    (196.9)
(Loans to)/Collections From
  Operating Companies, Net                      (257.7)   (249.8)    (75.1)     (1.1)    (36.7)    (19.0)    (15.1)     (12.0)
                                              -------------------------------------------------------------------------------
   Cash Flow                                        --        --        --        --        --        --        --      169.6
Present Value Discount Factor/1/          29%    0.775     0.600     0.465     0.360     0.279     0.216     0.168      0.130
                                              -------------------------------------------------------------------------------
   Discounted Cash Flow                             --        --        --        --        --        --        --       22.0

Terminal Year Cash Flow Growth/2/        4.0%
Sum of Discounted Cash Flows                      94.6
Present Value of Terminal Value                  149.5
Value of A/R from Tier II Operating
 Companies                                        16.7
                                              --------
Equity Value of Debtor ("stand alone")           260.7
                                              ========

                                Valuation Summary
                                -----------------
                     Debtor - "stand alone" ($ in millions)
------------------------------------------------------------------

==================================================================
                                                  2012      2013
------------------------------------------------------------------

Inflows                                       $ 1,106.6  $ 1,172.9
Outflows                                         (727.8)    (768.6)
                                              --------------------
   Income Before A/R from Operating
    Companies and Before Financing                378.8      404.4
Increases in A/R Due from Operating
 Companies                                        (60.4)     (64.1)
Collection of A/R Due from Operating
 Companies                                         82.0       82.6
                                              --------------------
   Cash Flow Before Financing                     400.4      422.8
Borrowings from (Repayments to)
 Outside Lender                                      --         --
(Loans to)/Collections From
  Operating Companies, Net                         (6.6)      (0.9)
                                              --------------------
   Cash Flow                                      393.7      421.9  Terminal
Present Value Discount Factor/1/                  0.101      0.078  Value /6/
                                              --------------------  ---------
   Discounted Cash Flow                            39.6       32.9    1,916.5

Terminal Year Cash Flow Growth/2/
Sum of Discounted Cash Flows
Present Value of Terminal Value
Value of A/R from Tier II Operating
 Companies
Equity Value of Debtor ("stand alone")

1. Based on an average of the discount rates for the Operating Companies shown in Exhibit F.5, weighted by projected subscribers at end of 2007.
2. Based on the arithmetic average for the terminal growth rates of the Operating Companies.
3. It was assumed that any borrowings due to the Debtor from the Argentina or Brazil Operating Companies that were outstanding as of the end of the projection period were uncollectible.

                                                                     Exhibit E.4

                                                                     Exhibit E.2

                                         Argentina Operating Company ($ in millions)
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                2004      2005      2006      2007      2008      2009      2010       2011
-----------------------------------------------------------------------------------------------------------------------------
Inflows                                       $   88.8  $  107.4  $  125.5  $  147.4  $  166.4  $  179.4  $  190.1  $   201.8
Outflows                                        (133.6)   (162.1)   (169.7)   (187.2)   (203.4)   (212.2)   (224.6)    (238.6)
                                              -------------------------------------------------------------------------------
   Cash Flow Before Financing                    (44.8)    (54.7)    (44.2)    (39.8)    (37.1)    (32.8)    (34.5)     (36.8)
Principal Payments on SurFin Notes               (63.8)    (64.7)    (31.4)    (28.1)    (29.0)       --        --         --
Borrowings from/(Repayments to) Debtor           108.7     119.4      75.6      67.9      66.0      32.8      34.5       36.8
Payment of A/P Due to Debtor                        --        --        --        --        --        --        --         --
                                              -------------------------------------------------------------------------------
   Cash Flow                                        --        --        --        --        --        --        --         --
Present Value Discount Factor/1/        31.6%    0.760     0.577     0.439     0.333     0.253     0.192     0.146      0.111
                                              -------------------------------------------------------------------------------
   Discounted Cash Flow                             --        --        --        --        --        --        --         --
Terminal Year Cash Flow Growth/2/        4.1%
Sum of Discounted Cash Flows                        --
Present Value of Terminal Value                     --
                                              --------
Equity Value of Argentina                           --
                                              ========

                 Argentina Operating Company ($ in millions)
                                        --------------------

                                        --------------------
                                          2012        2013
                                        --------------------
Inflows                                 $  213.9   $   226.5
Outflows                                  (252.8)     (267.8)
                                        --------------------
   Cash Flow Before Financing              (38.9)      (41.3)
Principal Payments on SurFin Notes            --          --
Borrowings from/(Repayments to) Debtor      38.9        41.3
Payment of A/P Due to Debtor                  --          --
                                        --------------------
   Cash Flow                                  --          --  Terminal
Present Value Discount Factor/1/           0.084       0.064  Value /3/
                                        --------------------  ---------
   Discounted Cash Flow                       --          --         --
Terminal Year Cash Flow Growth/2/
Sum of Discounted Cash Flows
Present Value of Terminal Value
Equity Value of Argentina

1.   See Exhibit F.5 for details.
2.   Based on the average annual GDP growth projected from 2014 to 2025. Source:
     Global Insight.
3. Because the Argentina Operating Company still had debts due to the Debtor at the end of the projection period, it was assumed that those debts were uncollectible, and the terminal value was estimated at $0.

                                                                     Exhibit E.3

                                          Brazil Operating Company ($ in millions)
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                2004      2005      2006      2007      2008      2009      2010      2011
-----------------------------------------------------------------------------------------------------------------------------
Inflows                                       $  135.4  $  146.9  $  168.2  $  195.1  $  214.6  $  230.6    244.9   $  260.8
Outflows                                        (142.0)   (161.5)   (187.2)   (199.3)   (209.4)   (216.8)  (225.5)     (236.0)
                                              -------------------------------------------------------------------------------
   Cash Flow Before Financing                     (6.6)    (14.6)    (19.0)     (4.2)      5.1      13.8     19.4        24.8
Principal Payments on SurFin Notes               (50.6)    (65.2)    (12.1)     (8.1)     (7.5)       --       --          --
Borrowings from/(Repayments to) Debtor            57.2      79.9      31.1      12.3       2.4     (13.8)   (19.4)      (24.8)
Payment of A/P Due to Debtor                        --        --        --        --        --        --       --          --
                                              -------------------------------------------------------------------------------
   Cash Flow                                        --        --        --        --        --        --        --         --
Present Value Discount Factor/1/        30.9%    0.764     0.584     0.446     0.340     0.260     0.199     0.152      0.116
                                              -------------------------------------------------------------------------------
                                                    --        --        --        --        --        --        --         --

   Discounted Cash Flow                  4.4%
Terminal Year Cash Flow Growth/2/
Sum of Discounted Cash Flows                        --
Present Value of Terminal Value                     --
                                              --------
Equity Value of Brazil                              --
                                              ========

                   Brazil Operating Company ($ in millions)

                                        --------------------

                                        --------------------
                                          2012        2013
                                        --------------------
Inflows                                 $  277.7    $  295.3
Outflows                                  (245.4)     (254.9)
                                        --------------------
   Cash Flow Before Financing               32.3        40.4
Principal Payments on SurFin Notes            --          --
Borrowings from/(Repayments to) Debtor     (32.3)      (40.4)
Payment of A/P Due to Debtor                  --          --
                                        --------------------
   Cash Flow                                  --          --  Terminal
Present Value Discount Factor/1/           0.089       0.068  Value /3/
                                        --------------------  ---------
   Discounted Cash Flow                       --          --         --
Terminal Year Cash Flow Growth/2/
Sum of Discounted Cash Flows
Present Value of Terminal Value
Equity Value of Brazil

1.   See Exhibit F.5 for details.
2.   Based on the average annual GDP growth projected from 2014 to 2025. Source:
     Global Insight.
3. Because the Brazil Operating Company still had debts due to the Debtor at the end of the projection period, it was assumed that those debts were uncollectible, and the terminal value was estimated at $0.

                                                                     Exhibit E.4

                   Colombia Operating Company ($ in millions)

-------------------------------------------------------------------------------------------------------------------------------
                                                 2004      2005      2006       2007      2008       2009      2010       2011
-------------------------------------------------------------------------------------------------------------------------------
Inflows                                       $  19.6   $  23.1   $  27.9   $   31.7   $  36.2   $   39.0   $  41.2   $   43.4
Outflows                                        (21.4)    (22.1)    (24.4)     (27.9)    (34.2)     (35.5)    (36.9)     (38.7)
                                              ---------------------------------------------------------------------------------
  Cash Flow Before Financing                     (1.8)      0.9       3.6        3.9       2.0        3.6       4.3        4.7
Principal Payments on SurFin Notes               (5.4)     (1.1)        -          -         -          -         -          -
Borrowings from/(Repayments to) Debtor            7.2       0.2      (3.6)      (3.9)        -          -         -          -
Payment of A/P Due to Debtor                        -         -         -          -      (2.0)      (3.6)     (4.3)      (4.7)
                                              ---------------------------------------------------------------------------------
  Cash Flow                                         -         -         -          -         -          -         -          -
Present Value Discount Factor /1/       27.9%   0.782     0.611     0.478      0.374     0.292      0.229     0.179      0.140
                                              ---------------------------------------------------------------------------------
  Discounted Cash Flow                              -         -         -          -         -          -         -          -

Terminal Year Cash Flow Growth /2/       3.9%

Sum of Discounted Cash Flows                      0.9
Present Value of Terminal Value                   1.4
                                             ---------
Equity Value of Colombia                          2.3
                                             ========

                   Colombia Operating Company ($ in millions)
------------------------------------------------------------
                                             2012       2013
------------------------------------------------------------
Inflows                                   $  45.7    $  48.1
Outflows                                    (40.5)     (42.3)
                                        --------------------
  Cash Flow Before Financing                  5.2        5.8
Principal Payments on SurFin Notes              -          -
Borrowings from/(Repayments to) Debtor          -          -
Payment of A/P Due to Debtor                 (1.1)         -
                                        --------------------
  Cash Flow                                   4.1        5.8      Terminal
Present Value Discount Factor /1/           0.109      0.085       Value /3/
                                        --------------------     -----------
  Discounted Cash Flow                        0.4        0.5           16.2

Terminal Year Cash Flow Growth /2/

Sum of Discounted Cash Flows
Present Value of Terminal Value

Equity Value of Colombia

1. See Exhibit F.5 for details.
2. Based on the average annual GDP growth projected from 2014 to 2025. Source:
   Global Insight.
3. Based on cash flow before borrowings adjusted for normalized taxes.

                                                                     Exhibit E.2

                  Argentina Operating Company ($ in millions)

-----------------------------------------------------------------------------------------------------------------------------
                                                            2004     2005      2006      2007      2008      2009      2010
-----------------------------------------------------------------------------------------------------------------------------
Inflows                                                   $  88.8  $  107.4  $ 125.5  $  147.4  $  166.4  $  179.4  $  190.1
Outflows                                                   (133.6)   (162.1)  (169.7)   (187.2)   (203.4)   (212.2)   (224.6)
                                                          -------------------------------------------------------------------
  Cash Flow Before Financing                                (44.8)    (54.7)   (44.2)    (39.8)    (37.1)    (32.8)    (34.5)
Principal Payments on SurFin Notes                          (63.8)    (64.7)   (31.4)    (28.1)    (29.0)        -         -
Borrowings from/(Repayments to) Reorganized DTVLA           108.7     119.4     75.6      67.9      66.0      32.8      34.5
Payment of A/P Due to Reorganized DTVLA                         -         -        -         -         -         -         -
                                                          -------------------------------------------------------------------
  Cash Flow                                                     -         -        -         -         -         -         -
Present Value Discount Factor /1/                  31.6%    0.760     0.577    0.439     0.333     0.253     0.192     0.146
                                                          -------------------------------------------------------------------
  Discounted Cash Flow                                          -         -        -         -         -         -         -

Terminal Year Cash Flow Growth /2/                  4.1%

Sum of Discounted Cash Flows                                    -
Present Value of Terminal Value                                 -
                                                          --------
Equity Value of Argentina                                       -
                                                          ========

                                                          -----------------------------
                                                            2011     2012      2013
                                                          -----------------------------
Inflows                                                   $ 201.8  $  213.9  $  226.5
Outflows                                                   (238.6)   (252.8)   (267.8)
                                                          -----------------------------
  Cash Flow Before Financing                                (36.8)    (38.9)    (41.3)
Principal Payments on SurFin Notes                              -         -         -
Borrowings from/(Repayments to) Reorganized DTVLA            36.8      38.9      41.3
Payment of A/P Due to Reorganized DTVLA                         -         -         -
                                                          -----------------------------
  Cash Flow                                                     -         -         -   Terminal
Present Value Discount Factor /1/                           0.111     0.084     0.064   Value /3/
                                                          ----------------------------- ---------
  Discounted Cash Flow                                          -         -         -         -

Terminal Year Cash Flow Growth /2/

Sum of Discounted Cash Flows
Present Value of Terminal Value
Equity Value of Argentina

1. See Exhibit F.5 for details.
2. Based on the average annual GDP growth projected from 2014 to 2025. Source:
   Global Insight.
3. Because the Argentina Operating Company still had debts due to Reorganized DTVLA at the end of the projection period, it was assumed that those debts were uncollectible, and the terminal value was estimated at $0.

                                                                     Exhibit E.3

                    Brazil Operating Company ($ in millions)

----------------------------------------------------------------------------------------------------------------------------------
                                                             2004       2005       2006      2007       2008      2009      2010
----------------------------------------------------------------------------------------------------------------------------------
Inflows                                                   $ 135.4   $  146.9   $  168.2  $  195.1   $  214.6  $  230.6  $  244.9
Outflows                                                   (142.0)    (161.5)    (187.2)   (199.3)    (209.4)   (216.8)   (225.5)
                                                          ------------------------------------------------------------------------
  Cash Flow Before Financing                                 (6.6)     (14.6)     (19.0)     (4.2)       5.1      13.8      19.4
Principal Payments on SurFin Notes                          (50.6)     (65.2)     (12.1)     (8.1)      (7.5)        -         -
Borrowings from/(Repayments to) Reorganized DTVLA            57.2       79.9       31.1      12.3        2.4     (13.8)    (19.4)
Payment of A/P Due to Reorganized DTVLA                         -          -          -         -          -         -         -
                                                          ------------------------------------------------------------------------
  Cash Flow                                                     -          -          -         -          -         -         -
Present Value Discount Factor /1/                  30.9%    0.764      0.584      0.446     0.340      0.260     0.199     0.152
                                                          ------------------------------------------------------------------------
  Discounted Cash Flow                                          -          -          -         -          -         -         -

Terminal Year Cash Flow Growth /2/                  4.4%

Sum of Discounted Cash Flows                                    -
Present Value of Terminal Value                                 -
                                                          -------
Equity Value of Brazil                                          -
                                                          =======

--------------------------------------------------------------------------------
                                                       2011      2012       2013
--------------------------------------------------------------------------------
Inflows                                            $  260.8  $  277.7   $  295.3
Outflows                                             (236.0)   (245.4)    (254.9)
                                                  ------------------------------
  Cash Flow Before Financing                           24.8      32.3       40.4
Principal Payments on SurFin Notes                        -         -          -
Borrowings from/(Repayments to) Reorganized DTVLA     (24.8)    (32.3)     (40.4)
Payment of A/P Due to Reorganized DTVLA                   -         -          -
                                                  ------------------------------
  Cash Flow                                               -         -          -     Terminal
Present Value Discount Factor /1/                     0.116     0.089      0.068      Value /3/
                                                  ------------------------------    -----------
  Discounted Cash Flow                                    -         -          -             -

Terminal Year Cash Flow Growth /2/

Sum of Discounted Cash Flows
Present Value of Terminal Value

Equity Value of Brazil

1. See Exhibit F.5 for details.
2. Based on the average annual GDP growth projected from 2014 to 2025. Source:
   Global Insight.
3. Because the Brazil Operating Company still had debts due to Reorganized DTVLA at the end of the projection period, it was assumed that those debts were uncollectible, and the terminal value was estimated at $0.

                                    Exhibit F
                                    ---------

                              Liquidation Analysis
                              --------------------

                                    Exhibit G
                                    ---------

                            Exit Funding Term Sheet
                            -----------------------

Exhibit F.1.
Liquidation Analysis
(000s)
                                                                      Orderly
                                         Balance at                 Liquidation
                                        July 31, 2003   Recovery %     Value
                                        -------------   ----------     -----

ASSETS
------
CASH                                           10,052        100.0%      10,052
Accounts Receivable /1/                       706,268          0.0           --
Allowance For Doubtful Accounts               (21,798)         0.0%          --
                                        -------------               -----------
NET RECEIVABLES                               684,469          0.0%          --
Prepaid Expenses /2/                            5,383         17.0%         916
                                        -------------               -----------
   TOTAL CURRENT ASSETS                       699,904          1.6%      10,968
Machinery and Equipment, Net /3/               34,029          0.6%         207
Automotive Equipment, Net                          --           NA           --
Furniture and Fixtures, Net                       296         10.0%          30
Office Machines, Net                            7,657         10.0%         766
Leasehold Improvements, Net                        84          0.0%          --
Construction in progress                       10,562          0.0%          --
                                        -------------               -----------
PROPERTY, PLANT & EQUIPMENT, NET               52,629          1.9%       1,002
Invest In Stock Of Affil Companies /4/       (331,753)          NM        2,302
Miscellaneous Other Assets /5/                 75,610          0.0%          --
Intercompany Deferred Charges                   3,950          0.0%          --
                                        -------------               -----------
INVESTMENTS & OTHER ASSETS                   (252,193)          NM        2,302
TOTAL PROCEEDS AVAILABLE FOR CLOSING
 COSTS AND DISTRIBUTIONS TO CLAIM
 HOLDERS/6/                                                              14,273
                                                                    ===========
Amount of Secured Administrative DIP
 Loan                                                                   148,000
Amount Available for Other
 Administrative Expense Claims                                                0
                                                                    ===========

1. This amount represents accounts receivable balances due from operating companies ("OCs"), generally for past royalties due. It is assumed that the OCs would have to liquidate if the Debtor is forced to liquidate. This would result in the conversion of these accounts receivable to unsecured claims in the OCs. Over 90% of the balance is due from Argentina, Brazil, Mexico, Puerto Rico and Venezuela. It is assumed that recoveries of the other 10% of the accounts receivable would be approximately equal to the recovery of the receivables due from those Operating Companies representing 90% of the balance. See Exhibit F.2. for details.
2. Consists primarily of deposits/retainers paid to professional services firms related to restructuring and landlords.
3. The gross balance of machinery and equipment of $131 million includes $122 million of capitalized software which is generally tailored for the Debtor It is assumed this would be worthless in a liquidation.
4. Represents investments in the RBCs in Argentina, Brazil and Venezuela, DTVLA WC, Inc., and Galaxy Investments S. en C. Liquidation value is primarily attributable to RBC assets.
5. Represents primarily programming exclusivity rights.
6. Closing costs could include salaries, stay bonuses, and other payments to employees during liquidation period, certain severance expenses, U.S. Trustee fees, and professional fees that would most likely have priority over distributions to unsecured claimholders.

Exhibit F.2.
Liquidation Analysis of Operating Companies
(000s)

                                                                                                                     OLV
Assets/1/                          Argentina      Brazil      Colombia      Mexico     Puerto Rico    Venezuela    Recovery
-------------------------------   -----------   ----------   ----------   ----------   -----------   ----------   ----------
Intercompany A/R                          265          111            5           54            --        1,080            2%
Third Party A/R, Net                    3,391        6,676        1,608       14,114         5,099       11,667           25%
Prepaid Expenses/2/                     1,318        1,893          506        4,782         3,501        4,334           25%
Land & building/3/                         --        9,138           --           --            --        5,411           41%
Machinery and equipment/4/              2,785        5,771        1,459        1,044            --          218           20%
Subscriber equipment/5/               102,797       98,577       12,305       88,567        62,363       90,473            0%
Automotive equipment                      306           --           31          454            --           --           50%
Furniture and fixtures                    580        1,202          714          864            --           --           10%
Office machines                           351        8,746          460        5,226            --           --           10%
Leasehold improvements                    998           --           --        1,414            --           --            0%
Software and FF&E                          --           --           --           --         2,758        10,928           5%
VAT Credits and Other                  36,838           --           --           --            --       51,486            0%
Deferred Charges/6/                     3,103          319          886           --            --           --            0%
Construction in progress                   --          205           26            1            --           --            0%
                                  =============================================================================
Total                                 152,733      132,638       17,999      116,519        73,721      175,597

Orderly Liquidation Values         Argentina      Brazil      Colombia      Mexico     Puerto Rico    Venezuela
-------------------------------   -----------   ----------   ----------   ----------   -----------   ----------
Intercompany A/R                            5            2            0            1            --           22
Third Party A/R, Net                      848        1,669          402        3,528         1,275        2,917
Prepaid Expenses/2/                       330          473          126        1,195           875        1,084
Land & building/3/                         --        3,000           --           --            --        3,000
Machinery and equipment/4/                299        1,206          146          575            --           79
Subscriber equipment/5/                    --           --           --           --            --           --
Automotive equipment                      153           --           16          227            --           --
Furniture and fixtures                     58          120           71           86            --           --
Office machines                            35          875           46          523            --           --
Leasehold improvements                     --           --           --           --            --           --
Software and FF&E                          --           --           --           --           138          546
VAT Credits and Other                      --           --           --           --            --           --
Deferred Charges/6/                        --           --           --           --            --           --
Construction in progress                   --           --           --           --            --           --
                                  =============================================================================
Proceeds Available for Closing
 Expenses                               1,728        7,346          807        6,136         2,288        7,647
Required Closing Expenses incl.        >1,728       >7,346         >807       >6,136        >2,288       >7,647
Statutory Shut-Down Costs
Amounts available for
distribution to Debtor                      0            0            0            0             0            0

1. Balances as of July 31, 2003 and excluding cash, which is assumed to be at normal operating levels in each operating company.
2. Venezuela's prepaid assets adjusted for approximately $10.5 million of VAT taxes.
3. The combined liquidation value of the land and buildings was estimated at $3 million in both Brazil and Venezuela based on the Debtor's discussions with local real estate professionals.
4. The M&E for Argentina, Brazil, Mexico, and Venezuela represents primarily RBC assets. The liquidation value is attributed to these assets. The liquidation value for Colombia's M&E was estimated at 10% of net book value.
5. Comprised of almost entirely of IRDs. Antennas. Smart Cards, and capitalized installation and refurbishment. As noted above, it costs more to retrieve subscriber receiving equipment than could be recovered from selling the assets.
6. Primarily intercompany deferred charges, which are assumed to have no value in a liquidation.

           [$350,000,000]/1/ SENIOR SECURED REVOLVING CREDIT FACILITY

                         Summary of Terms And Conditions

           THIS SUMMARY OF TERMS AND CONDITIONS DOES NOT CONSTITUTE A
           COMMITMENT OF HUGHES ELECTRONICS CORPORATION TO LEND OR AN
             AGREEMENT OF HUGHES ELECTRONICS CORPORATION TO PREPARE,
                NEGOTIATE, EXECUTE OR DELIVER SUCH A COMMITMENT.

Borrower:
DIRECTV Latin America, LLC (the "Borrower").

Guarantors:
All of the Borrower's direct and indirect material subsidiaries, subject to exceptions to be agreed upon (the "Guarantors").

Lender:
Hughes Electronics Corporation (or a subsidiary or affiliate to be designated by it) (the "Lender").

Credit Facility:
Revolving credit facility in an aggregate principal amount of [$350,000,000] (the "Credit Facility").

Amortization and Final  Maturity:
The Credit Facility commitments shall be reduced quarterly commencing on March 31, 2007 in amounts to be agreed and consistent with the Business Plan referred to below. All loans outstanding under the Credit Facility shall become due and payable on the Termination Date.

Letters of Credit:
Up to $20,000,000 of the Credit Facility will be available for the Lender to assist the Borrower in establishing or opening letters of credit with an issuer acceptable to the Lender in its sole discretion for the account of the Borrower ("Letters of Credit"). No Letter of Credit will have a termination date after the 30/th/ day preceding the Termination Date and none shall have a term of more than one year. Subsidiaries of the Borrower may apply for Letters of Credit for the account of the Borrower.

Term:
The period from the Closing Date to February 27, 2009 (the "Termination Date").

Closing Date:
On or before [February 27, 2004].

Availability:
The Credit Facility will be made available from time to time in accordance with the terms of the loan documentation and consistent with a cumulative quarterly draw schedule to be agreed.

Loans under the Credit Facility will be available in a minimum principal amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof. Amounts borrowed under the Credit

--------

/1/ Assuming that outstanding loans under the DIP Credit Agreement does not exceed $150,000,000.

Facility that are repaid or prepaid may be reborrowed.

Purpose:
Proceeds of the loans under the Credit Facility will be used for working capital and general corporate purposes of the Borrower and its subsidiaries, including, without limitation, to (i) finance the Plan of Reorganization and (ii) pay for operating expenses of the Borrower and its subsidiaries incurred in the ordinary course of business.

Interest:
Loans will bear interest at a rate per annum equal to the sum of the Applicable Margin (as defined below) and the Base Rate (as defined below) computed daily on the basis of a 365 or 366, as the case may be, day year and actual days elapsed; provided, however, that the total interest rate (i.e., the sum of the Base Rate and the Applicable Margin) shall not exceed the greater of (a) 12.0% and (b) the Lender's cost of funds as reasonably determined by the Lender.

Interest shall be payable monthly in arrears on the last Business Day of the month; provided, however, that the interest shall be payable in kind up to and including December 31, 2005.

"Applicable Margin" means 6.0% per annum.

"Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of (i) the rate of interest announced publicly by Bank of America, N.A. from time to time as its "reference rate" and (ii) 1/2 of 1% per annum above the Federal Funds Rate.

Default Interest:
During the continuance of an Event of Default (as defined in the loan documentation), loans and all other outstanding obligations will bear interest at an additional 2.0% per annum.

Unused Commitment Fee: From and after the Closing Date, a non-refundable unused commitment fee of 0.5% per annum will accrue as a percentage of the daily average unused portion of the Credit Facility (whether or not then available), payable quarterly in arrears on the last Business Day of each calendar quarter and on the Termination Date, and computed on a 365 or 366, as the case may be, day basis.

Letter of Credit Fees:
A percentage per annum equal to the Applicable Margin to the Lender will accrue on the outstanding undrawn amount of any Letter of Credit, payable monthly in arrears and computed on a 365 or 366, as the case may be, day basis. In addition, the Borrower will pay to the Lender all issuance, opening, amendment, presentation, wire and other administration charges applicable to each Letter of Credit arranged by the Lender.

During the continuance of an Event of Default (as defined in the loan documentation), the Letter of Credit Fees will increase by an additional 2% per annum.

Optional Commitment Reductions:
The Borrower may reduce the unused commitments under the Credit Facility upon at least five business days' notice; provided, that each such reduction shall be in an amount of $5,000,000 or multiples of $1,000,000 in excess thereof.

Mandatory Prepayments:
Mandatory prepayments of the loans under the Credit Facility shall be required in an amount equal to (i) 100% of the net cash proceeds of all asset sales by the Borrower or any subsidiary of the Borrower, subject to customary exceptions and appropriate thresholds to be agreed upon, (ii) 100% of the net cash proceeds from the issuance of any debt by the Borrower or any of its subsidiaries, subject to exceptions to be agreed upon, (iii) 100% of the net cash proceeds from the issuance of equity (including preferred equity securities) received by the Borrower or any of its subsidiaries from a third party, (iv) 100% of insurance and condemnation proceeds, with certain reinvestment rights to be agreed upon, (v) 50% of excess cash flow on a consolidated basis and (vi) 100% of available cash balances in excess of $20,000,000 for the Borrower and $50,000,000 for the Borrower and its subsidiaries on a consolidated basis, in each case, for purposes of cash and cash equivalents denominated in a currency other than U.S. dollars, taking the U.S. dollar equivalent thereof, and taking into account restrictions on the repatriation of funds to the Borrower.

Mandatory prepayments applied to the Credit Facility pursuant to clauses (i) to
(v) above will result in a permanent reduction of the Credit Facility. Loans under the Credit Facility shall be prepaid and Letters of Credit shall be cash collateralized or replaced to the extent such extensions of credit exceed the aggregate commitments thereunder.

Security:
All amounts owing by the Borrower under the Credit Facility and by the Guarantors in respect thereof will be secured by all of the assets of the Borrower and each Guarantor, including but not limited to (a) a first priority pledge of all of the capital stock held by the Borrower and the Guarantors (whether direct or indirect, existing or subsequently acquired or organized, or domestic or foreign) and (b) a first priority perfected security interest in and lien on all assets (tangible, intangible, real, personal and mixed) of the Borrower and the Guarantors, whether now owned or hereafter acquired, including, without limitation, accounts, inventory, equipment, investment property, instruments, chattel paper, real estate, leasehold interests, contracts, patents, copyrights, trademarks and other general intangibles, and all products and proceeds thereof, subject only to valid and enforceable liens of record as of the Closing Date and other exceptions to be agreed upon.

Conditions Precedent to the Closing:
The loan documentation will contain conditions to the closing of the Credit Facility customarily found in similar financings and other conditions mutually acceptable to the Lender and the Borrower, and in any event including without limitation:

..    All documentation relating to the Credit Facility shall be in form and substance satisfactory to the Borrower and the Lender.

..    All fees and expenses (including reasonable fees and expenses of counsel to the Lender and the fees and expenses of financial advisors, if retained by Lender) required to be paid to the Lender on or before the Closing Date shall have been paid.

..    The Plan of Reorganization (including any amendment, modification or supplement thereto) shall be on terms and conditions satisfactory to the Lender. The Plan of Reorganization shall have been confirmed by the Bankruptcy Court pursuant to a confirmation order (the "Confirmation Order") on terms and conditions satisfactory to the Lender. The Confirmation Order shall not be subject to a stay and, unless otherwise agreed to by the Lender, at least 10 days shall have passed since the entry of the Confirmation Order. All conditions precedent to the effectiveness of the Plan of Reorganization shall have been satisfied (or, with the prior written consent of the Lender, waived) in the reasonable judgment of the Lender. Except as consented to by the Lender, the Bankruptcy Court's retention of jurisdiction under the Confirmation Order shall not govern the enforcement of the loan documentation for the Credit Facility or any rights or remedies related thereto.

..    The Roll-up Transaction (to be defined) shall have been consummated.

..    The Lender shall have received satisfactory opinions of outside counsel to the Borrower, addressing such matters as the Lender shall reasonably request, including, without limitation, the enforceability of all loan documentation, compliance with all laws and regulations, the perfection of all security interests purported to be granted and no conflicts with material agreements.

..    There shall have occurred no material adverse change in (i) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, individually, and the Borrower and its subsidiaries, taken as a whole, since November 30, 2003, (ii) the ability of the Borrower and each Guarantor to perform its obligations under the loan documentation or (iii) the ability of the Lender to enforce the loan documentation (any of the foregoing being a

     "Material Adverse Change").

..    There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that (i) could reasonably be expected to result in a Material Adverse Change or, except as disclosed, if adversely determined, could reasonably be expected to result in a Material Adverse Change or (ii) restrains, prevents or imposes or can reasonably be expected to impose materially adverse conditions upon the Credit Facility or the transactions contemplated thereby.

..    All material governmental and third party consents and approvals necessary in connection with the Credit Facility and the transactions contemplated thereby shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Lender) and shall remain in effect; and no law or regulation shall be applicable in the judgment of the Lender that restrains, prevents or imposes materially adverse conditions upon the Credit Facility or the transactions contemplated thereby.

..    The Lender shall be satisfied with the validity and perfection of the lien on and security interest in the collateral referred to above under "Security".

Conditions Precedent to Each Loan:
On the Closing Date and the funding date of each loan (and on the date of issuance of any Letter of Credit) the following conditions precedent shall have been satisfied:

..    There shall exist no default under the loan documentation.

..    The representations and warranties of the Borrower and each Guarantor therein shall be true and correct in all material respects immediately prior to, and after giving effect to, funding.

..    The making of such Loan (or the issuance of such Letter of Credit) shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

..    No Material Adverse Change shall have occurred and be continuing.

..    After giving effect to the incurrence of such loan, the application of proceeds therefrom and any cash and cash equivalents on hand, (i) the Borrower shall hold available cash and cash equivalents on such date in an aggregate amount of less than $10,000,000 and (ii) the Borrower and its subsidiaries shall hold available cash and cash equivalents on such date on a consolidated basis in an aggregate amount of less than $25,000,000, in each case, for purposes of cash and cash equivalents denominated in a currency other than U.S. dollars, taking the U.S. dollar equivalent thereof, and taking into account restrictions on the repatriation of funds to the Borrower.

Representations and Warranties:
The loan documentation will contain representations and warranties customarily found in similar financings and other representations and warranties mutually acceptable to the Lender and the Borrower, including, without limitation, with respect to: valid existence, requisite power, due authorization, no conflict with agreements or applicable law, enforceability of loan documentation, accuracy of financial statements and all other information provided, compliance with law, absence of Material Adverse Change, no default under the loan documentation, absence of material litigation, absence of liens on assets, ownership of properties, no burdensome restrictions, and inapplicability of Investment Company Act or Public Utility Holding Company Act.

Affirmative, Negative and Financial Covenants:
The loan documentation will contain affirmative, negative and financial covenants customarily found in similar financings and other covenants mutually acceptable to the Lender and the Borrower, including, without limitation, the following:

..    Comply in all material respects with applicable laws (including, without limitation, ERISA and environmental laws), pay taxes, maintain all necessary licenses and permits and trade names, trademarks, patents and other intellectual property, preserve corporate existence, maintain appropriate and adequate insurance and permit inspection of properties, books and records.

..    Use all proceeds of the loans in accordance with the terms of the loan documentation.

..    Financial covenants, including, but not limited to, the following:

     (i) minimum rolling Consolidated Revenue in an amount to be agreed on the last day of each quarter through the Termination Date;

     (ii) maximum Leverage Ratio (total funded debt (but net, in any event, of the aggregate amount of cash collateral securing such funded debt)/EBITDA);

     (iii) minimum Interest Coverage Ratio (EBITDA/interest expense); and

     (iv) maximum capital expenditures in an amount to be agreed per year, with a roll-over provision to be agreed.

..    Not incur or assume any additional debt, give any guaranties, create any liens, charges or encumbrances or incur additional lease obligations, in each case, beyond agreed upon limits; not merge or consolidate with any other person, change the nature of business or corporate structure or create new subsidiaries, in each case, beyond agreed upon limits or amend its charter or by-laws; not sell, lease or otherwise dispose of assets (including, without limitation, in connection with a sale leaseback transaction) beyond agreed upon limits; not give a negative pledge on any assets in favor of any person other than the Lender; and not permit to exist any consensual encumbrance on the ability of any subsidiary to pay dividends or other distributions to the Borrower, in each case, subject to certain exceptions to be agreed.

..    Not prepay, redeem, purchase, defease, exchange or repurchase any debt or amend or modify any of the terms of any such debt or other similar agreements entered into by the Borrower or its subsidiaries, subject to certain exceptions to be agreed.

..    Not make any loans, advances, capital contributions or acquisitions, form any joint ventures or partnerships or make any other investments in subsidiaries or any other person, subject to certain exceptions to be agreed.

..    Not make or commit to make any payments in respect of warrants, options, repurchase of stock, dividends or any other distributions to shareholders.

..    Not permit any change in ownership or control of the Borrower or any of the
     Borrower's subsidiaries or any change in accounting treatment or reporting practices, except as required by GAAP, and in each case as permitted by the loan documentation.

..    Limitations on investments, acquisitions and mergers to be determined.

Financial Reporting Requirements:
The Borrower shall provide: (i) quarterly consolidated and consolidating financial statements of the Borrower and its subsidiaries within 45 days of quarter-end, certified by the Borrower's chief financial officer; (ii) annual consolidated and consolidating financial statements of the Borrower and its subsidiaries within 90 days of year-end, certified by the Borrower's chief financial officer; (iii) projections for the balance of the term of the Credit Facility provided annually and annual business and financial plans provided in each case at least 30 days prior to fiscal year-end; and (iv) such other financial information as Lender may reasonably request.

Other Reporting Requirements:
The loan documentation will contain other reporting requirements customarily found in similar financings and other reporting requirements mutually acceptable to the Lender and the Borrower, including, without limitation, with respect to litigation, contingent liabilities, and ERISA or environmental events in form and substance as is satisfactory to the Lender.

Events of Default:
The loan documentation will contain events of default customarily found in similar financings and other events of default mutually acceptable to the Lender and the Borrower (which will be applicable to the Borrower and its subsidiaries), including, without limitation, failure to make payments when due, with certain customary grace periods; noncompliance with covenants; inaccuracy of or breaches of representations and warranties; cross-default to other material agreements or indebtedness; bankruptcy or other insolvency events; failure to satisfy or stay execution of judgments in excess of specified amounts; the existence of certain materially adverse employee benefit or environmental liabilities; actual or asserted impairment of loan documentation or security; change of ownership or control; the taking, or an official announcement by any governmental authority of its intention to take, any action to condemn, seize, nationalize or appropriate any material portion of the assets or licenses of the Borrower or any of its material subsidiaries; the failure of any of the Borrower's material satellites; and the loss of any material license by any material subsidiary of the Borrower.

Indemnification:
The Borrower shall indemnify and hold harmless the Lender and each of its affiliates and each of the respective officers, directors, employees, agents, advisors, attorneys and representatives of each (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense in connection therewith), in each case arising out of or in connection with or by reason of the Credit Facility, the loan documentation or any of the transactions contemplated thereby, or any actual or proposed use of the proceeds of the Credit Facility, except to the extent such claim, damage, loss, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, securityholders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its securityholders or creditors for or in connection with the transactions contemplated hereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

Expenses:
The Borrower shall pay all (i) reasonable costs and expenses of the Lender (including all reasonable fees, expenses and disbursements of outside counsel) in connection with the preparation, execution and delivery of the loan documentation and the funding of all loans under the Credit Facility, the administration of the Credit Facility and any amendment or waiver of any provision of the loan documentation and (ii) costs and expenses of the Lender (including reasonable fees, expenses and disbursements of counsel) in connection with the enforcement or protection of any of its rights and remedies under the loan documentation.

Miscellaneous:
The loan documentation will include standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs and payments free and clear of withholding taxes).

Governing Law and Submission to Jurisdiction:
State of New York.

Counsel to the Lender:
Weil, Gotshal & Manges LLP.